Filed pursuant to Rule 424b(3)
Under the Securities Act of 1933
Registration No. 333-298112

 ENDOVIA HEALTH SCIENCES, INC.

PROSPECTUS

5,000,000 Shares of Common Stock

This Prospectus relates to the potential resale from time to time by C/M Capital Master Fund, LP (the “Selling Stockholder” or “C/M”) of up to 5,000,000 shares of Common Stock, par value $0.001 per share, of Endovia Health Sciences, Inc., formerly known as Splash Beverage Group, Inc. (the “Company,” “Endovia Health,” “we,” “our” or “us”). The shares of Common Stock to which this Prospectus relates consist of shares that have been or may be issued by us to the Selling Stockholder pursuant to a Securities Purchase Agreement, dated September 19, 2025 between us and the Selling Stockholder (the “Purchase Agreement” or the “ELOC Agreement”), establishing an equity line of credit (such transaction, the “ELOC”). Such shares of Common Stock consists of up to 5,000,000 shares of Common Stock, or the “Purchase Shares,” that we may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell to the Selling Stockholder, from time to time from and after the date of satisfaction of the conditions precedent to the Company’s right to effect sales under the Purchase Agreement (the Commencement Date”). See “The Purchase Agreement” at page 26 for a description of the Purchase Agreement and the transactions contemplated thereby.

Our Common Stock is traded on the NYSE American (the “NYSE American”) under the symbol “EDVA.” On August 19, 2026, the last reported sale price of our Common Stock on the NYSE American was $0.41 per share.

We are not selling any securities under this Prospectus and will not receive any of the proceeds from the sale of the shares of our Common Stock by the Selling Stockholder. However, we may receive up to $30,782,793 in aggregate gross proceeds from the sale of the shares of Common Stock to the Selling Stockholder under the Purchase Agreement which represents the total maximum amount under the Purchase Agreement less prior sales, from time to time in our discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, after the date the registration statement that includes this Prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement. The actual proceeds from the Selling Stockholder may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

The Selling Stockholder may sell all or a portion of the shares of our Common Stock acquired under the Purchase Agreement on the NYSE American or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our Common Stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and markdowns, if any, attributable to its sale of shares of our Common Stock. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares of Common Stock being registered pursuant to this Prospectus. The Selling Stockholder is an underwriter under the Securities Act of 1933 (the “Securities Act”) with respect to the resale of shares sold by it on the NYSE American.

All references to shares of Common Stock and per share numbers in this Prospectus give effect to a one-for-four reverse stock split of each of its issued and outstanding and authorized shares of Common Stock. The reverse stock split took effect as of July 24, 2026 at 4:30 pm ET.

You should read this Prospectus and any Prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information”, carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this Prospectus, and under similar headings in any amendment or supplement to this Prospectus or in any other documents incorporated by reference into this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 24, 2026.

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The Selling Stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information other than the information contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus or such other date stated in this Prospectus, regardless of the time of our delivery or of any sale or delivery of our securities and our business, financial condition, results of operations and/or prospects may have changed since those dates. Neither the delivery of this Prospectus nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Prospectus. This Prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Prospectus concerning our business are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Prospectus, unless the context indicates otherwise, references to “Endovia Health”, “we”, the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Endovia Health Sciences, Inc., formerly known as Splash Beverage Group, Inc.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including documents incorporated by reference into this Prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact, including expectations relating to our plans with respect to our legacy beverage business, our plans, goals and projections with respect to our development and commercialization efforts for the newly licensed CannEpil® product, the prospective market for the licensed product for human and veterinary uses, our intended use of proceeds, the development and commercialization of regulated cannabinoid and wellness products and their potential qualities and success, potential acquisitions and strategic transactions, and our ability to raise the necessary working capital. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this Prospectus and the documents incorporated by reference herein. Important factors that could cause actual results to differ from those in the forward-looking statements include the risks and uncertainties arising from our need for additional capital to resume our revenue-generating operations, our ability to raise the capital needed on favorable terms or at all, our ability to meet regulatory requirements including the rules of the New York Stock Exchange (the “NYSE”) and maintain the listing of our Common Stock on the NYSE American and regain compliance and avoid a delisting including with respect to our recently submitted compliance plan or as may arise from recent declines in its stock price or any action the NYSE American may take, including with respect to any new listing application that would be required related to any proposed transaction and related listing requirements, including our ability to meet various quantitative metrics for initial and continued listing, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to negotiate, executive definitive agreement for, and close an acquisition of a business in the cannabinoid or wellness space, the possibility that the license of CannEpil® does not yield the benefits anticipated or sought, the risk that we and the licensor are not able to obtain, maintain or protect intellectual property rights in such product in jurisdictions in which we seek to develop and commercialize such product, our ability to consummate an acquisition or other strategic transactions and the possibility that our expectations and perceived benefits with respect to strategic transactions prove to be incorrect, risks with respect to our ability to negotiate and execute definitive agreements, satisfy closing conditions, obtain required approvals with respect to any such strategic transaction, and the risks and uncertainties disclosed in “Risk Factors” contained herein. We also refer you to the Risk Factors which begin on page 5 of this Prospectus, and the other documents incorporated by reference into this Prospectus for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this Prospectus and the documents that we reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this Prospectus. Each forward-looking statement speaks only as of the date of this Prospectus or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this Prospectus. This summary does not contain all the information you should consider before investing in our Common Stock. You should read this entire Prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included elsewhere in this Prospectus, before making an investment decision.

About Us – Company Overview

Endovia Health is a Nevada corporation that was historically seeking to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. During the current fiscal year beginning January 1, 2026, the Company has moved away from beverages and is focusing on the cannabinoid and wellness economy businesses.

As a result of its lack of meaningful sales in the beverage business, the Company is seeking to transition to the regulated wellness and cannabinoid markets as discussed elsewhere in this Prospectus. See “Business.” In the furtherance of our efforts to capitalize on the evolution of the cannabinoid and wellness economy, on July 6, 2026, the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®, comprising the licensor’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates, for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy (the “License Agreement”).

In addition, the Company entered into an Addendum with Argent Biopharma Limited, the owner of CannEpil® (the “Licensor”), to launch the product for veterinary uses and eventually human uses in the United States. In consideration for the license, the Company issued a lender of the Licensor 5,500 shares of a newly designated series of preferred stock having a stated value of $5,500,000 in satisfaction of amounts that were owed by the Licensor to a lender. The Company and the Licensor subsequently expanded the license agreement to include veterinary uses for oncology and related pain management for dogs and, additionally, the Company subsequently entered into an agreement with a private pharmaceutical and bioscience company to collaborate on the development of CannEpil® to advance CannEpil® toward a marketable new animal drug in the United States. See “Business.”

The Company generated revenue in the first quarter of 2026 from sales of Chispo tequila to a single customer, however that customer has since terminated its contract with us. We are no longer seeking to market Chispo tequila and are pursuing the development and commercialization of CannEpil® and while continuing to explore other potential strategic transactions.

As a result of its lack of meaningful sales in the beverage business, the Company is transitioning to the regulated wellness and cannabinoid markets.

Reverse Stock Split. The Company recently filed a certificate of change to its Articles of Incorporation to effect a one-for-four reverse stock split of each of its issued and outstanding and authorized shares of Common Stock. The reverse stock split took effect at 4:30 pm ET on July 24, 2026. Share and per-share amounts throughout this Prospectus give effect to the reverse stock split. As a result of the Reverse Stock Split, every four shares of Common Stock issued and outstanding were converted into one share of Common Stock. All outstanding securities entitling their holders to purchase or otherwise acquire shares of Common Stock, including stock options, warrants and restricted stock, were adjusted as a result of the Reverse Stock Split, as required by the terms of those securities.

Name Change. The Company filed a name change in Nevada to change its corporate name to Endovia Health Sciences, Inc., which is expected to take effect on the NYSE American on August 24, 2026. The name change reflects the Company’s strategic transformation from a legacy beverage business into a diversified cannabinoid health sciences platform focused on commercializing pharmaceutical assets, advancing FDA-regulated human and veterinary therapeutics, and developing innovative cannabinoid wellness and beverage products.

Corporate Information

We are a Nevada corporation. Prior to November 8, 2021, we were incorporated in Colorado. Our principal offices are located at 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304. Our main telephone number is (954) 648-7238. Our website address is www.endoviasciences.com. We have not incorporated by reference into this Prospectus the information that can be assessed through our website and you should not consider it to be part of this Prospectus.

Available Information

We file annual, quarterly, and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These filings are available to the public through the SEC’s website at http://www.sec.gov. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included unless otherwise specified, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

THE OFFERING

Issuer:	Endovia Health Sciences, Inc.

Shares Offered by the Selling Stockholder:	5,000,000 shares of our Common Stock, consisting of Purchase Shares that may be issued by us to the Selling Stockholder, from time to time at our sole discretion, pursuant to the Purchase Agreement.

Common Stock outstanding immediately prior to this offering	6,412,521 shares

Common Stock outstanding immediately following this offering	11,412,521 shares

Use of Proceeds:	We will not receive any of the proceeds from the sale of shares of our Common Stock offered by the Selling Stockholder. We may receive up to $30,782,793 in aggregate gross proceeds from the Selling Stockholder under the Purchase Agreement in connection with sales of our shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this Prospectus. This amount represents the total maximum amount under the Purchase Agreement less prior sales. However, the actual proceeds may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold. We intend to use the net proceeds that we receive under the Purchase Agreement for working capital, to resolve certain disputes and satisfy certain outstanding amounts payable and other general corporate purposes. However, as of the date of this Prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See “Use of Proceeds” on page 30 of this Prospectus.

NYSE Listing:	Our Common Stock currently trades on NYSE American under the symbols “EDVA”.

Plan of Distribution:	The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly in several different ways. Registration of the Common Stock covered by this Prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

(1)	The number of shares of Common Stock shown above to be outstanding after this Offering is based on 6,412,521 shares of our Common Stock outstanding as of August 19, 2026. Such amounts exclude:

●	1,621,445 shares underlying outstanding options having a weighted-average exercise price of $5.40, per share;

●	1,875,384 shares underlying outstanding warrants having a weighted-average exercise price of $41.20 per share;

●	3,899,658 shares underlying outstanding convertible promissory notes; and

●	10,566,267 shares underlying outstanding convertible preferred stock.

Such amount and the amounts listed above also exclude (i) approximately 1,021,745 shares of Common Stock to be paid to holders to Series A-1 Convertible Redeemable Preferred Stock (“Series A-1”) and Series B Convertible Redeemable Preferred Stock (“Series B”) as dividends, and any future dividend payments on the Series A-1 and Series B which may be made in shares of Common Stock, (ii) shares underlying potential grants of restricted stock units which are subject to prior stockholder approval and vesting terms as described under “Strategic Transformation Restricted Stock Unit (“RSU”) Plan, and (iii) additional shares of Common Stock which may become issuable under derivative securities, including those described above, and pursuant to certain adjustment provisions set forth therein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Investors should carefully consider the following Risk Factors before deciding whether to invest in the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the Common Stock could decline.

Risks Related to our Financial Condition

Our auditors have included an explanatory paragraph in their opinion regarding our ability to continue as a going concern. If we are unable to continue as a going concern, our stockholders will lose all or some of their investments.

Rose, Snyder & Jacobs LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2025, has included an explanatory paragraph in their opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2025, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. This has continued as of the date of this Prospectus.

We have sustained recurring losses and we have had working capital and stockholders’ equity deficits. These prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. In addition, continued operations and our ability to continue as a going concern may be dependent on our ability to obtain additional financing in the near future and thereafter, and there are no assurances that such financing will be available to us at all or will be available in sufficient amounts or on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are unable to generate additional funds in the future through sales of our products, financing or from other sources or transactions, we will exhaust our resources and will be unable to continue operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for the next 12 months.

In order to continue and fund its operations, the Company will be required to obtain additional resources through sales and issuances of equity to successfully execute its business plans and maintain the listing of our Common Stock on the NYSE American. No assurances can be given the Company will be successful in raising additional capital, if needed, or on acceptable terms. Sales of Common Stock or Common Stock equivalents would have the effect of diluting existing stockholders. If we are unable to raise the necessary capital on favorable terms, within the timeframes needed or at all, we could be forced to cease operations, and you could lose all or some of your investment.

Our lack of cash resources has prevented us from carrying on our development and commercialization activities. In addition, our lack of working capital has prevented us from marketing our products. Further, even if we can access the necessary capital, the Company must determine whether and what extent to invest such capital into various aspects of our business, including our pursuit of operations in the regulated wellness and cannabinoid market, and we may be unsuccessful in developing and executing a business plan in this regard. Unless we raise enough money to not only pay our ongoing general and administrative expenses but also market our products and purchase inventory, we will not be able to remain operational.

We may be unable to maintain our listing on NYSE American due to existing or proposed continued listing requirements.

Our Common Stock is listed on the NYSE American. The NYSE American imposes various continued listing standards, the noncompliance with which may result in the delisting of our Common Stock. For example, on April 29, 2026, the Company received notice from NYSE that the Company was not in compliance with the stockholders’ equity requirement of $6 million as of December 31, 2025 as outlined in Section 1003(a)(i), (ii), and (iii) of the NYSE American Company Guide. The NYSE noted that that the Company’s actual stockholders’ equity was ($15,300,828). The Company submitted a compliance plan to the NYSE on May 29, 2026 advising the NYSE of its efforts and actions it plans to take to regain compliance with the continued listing standards by January 29, 2027 (the “Compliance Plan”). The Compliance Plan contemplates completing a merger or acquisition of an operating entity, with a focus on the cannabinoid and wellness industries. The Company again failed to meet this stockholders’ equity requirement as of March 31, 2026 and June 30, 2026, and its search for a business combination to comply with this stockholders’ equity requirement is ongoing as of the date of this Prospectus.

On July 8, 2026, we received notice from NYSE Regulation that the NYSE determined to accept the Compliance Plan, pursuant to which the Company has until January 29, 2027, to regain compliance with the continued listing standards of the NYSE American. The Compliance Plan permits the Company to continue executing its compliance initiatives during the cure period that extends through January 29, 2027. However, there can be no assurance that the Company will ultimately regain compliance with all applicable continued listing standards within the allotted compliance period or that developments and events occurring subsequent to the date of the Compliance Plan or NYSE’s approval thereof will not adversely affect the Company’s ability to make sufficient progress with the Compliance Plan, regain compliance with all applicable continued listing standards, or maintain compliance with other NYSE American continued listing standards. If the Company does not regain compliance by January 29, 2027, or does not make progress consistent with its Compliance Plan during the plan period, the NYSE American may initiate delisting proceedings.

On July 16, 2026, the Company was notified by the Staff of the NYSE that the NYSE had halted trading of the Company’s Common Stock due to its trading below $0.10 per share. At the time trading was halted, the last trading price was $0.0936. The halt was lifted with the effectiveness of the Reverse Stock Split and trading commenced when the market opened on July 27, 2026.

If we are able to identify and negotiate and reach a definitive agreement with a target entity for a merger or acquisition, such a transaction is expected to need stockholder approval from its stockholders and our stockholders in addition to other closing conditions. However, the selection, negotiation, due diligence and approval processes for mergers are time and resource intensive processes and we may be delayed or prevented from adequately completing a reverse merger as necessary to regain compliance within the timeframe required by the NYSE American. Further such a transaction would also require the target entity or the combined company to obtain approval from the NYSE American for the change of control and as of the time of such approval and the stockholder approvals our Common Stock price would have to be a least $4.00 per share.

Section 1003 of the NYSE American also imposes other continued listing requirements that we may be unable to comply with. Notably, the rules provide that if the Company’s stock price trades at a “low price per share,” the NYSE American will delist us without a compliance period or opportunity to cure. The NYSE American presently considers $0.10 per share to be a low stock price resulting in immediate delisting. As of the date of this Prospectus, beginning in late May our stock price traded below $0.20 per share and has declined gradually over the course of the year from $0.741 on January 2. In an effort to avoid falling below $0.10 per share, on July 24, 2026 the Company effected a “proportionate” reverse stock split where both the outstanding shares and the authorized shares of our Common Stock are proportionately reduced by a ratio of one-to-four pursuant to approval of the Board of Directors (“Board”), without the need for stockholder approval under Nevada law. Investors should note that frequently following a reverse stock split, the price and market capitalization fall, and there can be no assurance that the reverse stock split will be successful in maintaining our stock price above the $0.10 minimum for any period of time or preventing our stock price from falling below the $0.10 minimum again in the future, in which event we would be subject to delisting.

Additionally, in 2026 the NYSE American has proposed rule changes which could take effect as early as October 2026 and which would impose more stringent continued listing requirements than those currently in effect. One proposed rule change would subject listed companies to immediate delisting if the average market capitalization over a 30 consecutive trading day period is below $5 million. Our market capitalization has been below $5 million for more than the last 30 trading days. We may therefore become subject to delisting in the future if and when these proposed rule changes take effect.

As part of the new listing process, the NYSE American’s listing and approval processes may delay or prevent us from completing a reverse merger or other strategic transaction as we may be unable to comply or maintain compliance with various quantitative metrics imposed by the NYSE American, including, the $4.00 minimum price; $15 million aggregate market value of unrestricted publicly-held shares (exclusive of officers, directors and 10% holders post transaction); and $5 million stockholders’ equity.

Based on the above and potentially other requirements and factors, some of which are beyond our control, we cannot assure you that our Common Stock will remain listed on the NYSE American. If we are delisted by the NYSE American, the market for and liquidity of our common stock will decline, and you could lose all or part of your investment in us. Further, a delisting would substantially hinder our ability to raise necessary capital, which could have a material adverse effect on us and force us to cease operations.

We have experienced recurring losses from operations and negative cash flows from operating activities and anticipate that we will continue to incur significant operating losses before reaching profitability.

We have experienced recurring losses from operations and negative cash flows from operating activities. We expect to continue to incur significant expenses related to our ongoing operations and generate operating losses for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures, our ability to execute our business plan and our ability to generate revenues. We incurred a net loss from continuing operations of approximately $25.2 million including $14.2 million of non-cash items for the year ended December 31, 2025.

We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our financial condition. Our prior losses and expected future losses have had, and will continue to have, an adverse effect on our financial condition. If our products do not achieve sufficient market acceptance and we do not generate significant revenues, we may never become profitable. Even if we achieve profitability in the future, for which we can provide no assurance, we may not be able to sustain profitability in subsequent periods. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our Company could cause you to lose all or part of your investment.

We may become subject to litigation in connection with our cancellation of the Series C Convertible Preferred Stock that we had previously issued under when we entered into an agreement to acquire certain water assets.

In 2026 we entered into an Asset Purchase Agreement to acquire certain Costa Rican water assets in exchange for issuing the counterparty (the “Seller”) $20 million of Series C Convertible Preferred Stock (the “Series C”). Section 1.04 of the Asset Purchase Agreement required the Seller to deliver the water assets by December 31, 2025 or pay the Company $20 million in cash, and further stated that failure to deliver either the water assets or the $20 million by December 31, 2025 rendered the Series C to be “null, void, and of no further force or effect.” As a result, the Company cancelled the Series C effective December 31, 2025. While the Company believes that it has adequate evidence demonstrating that the Seller failed to comply with either requirement, the Seller may nonetheless seek to sue the Company claiming that the Company was not entitled to cancel the Series C. Any resulting litigation which may arise from the foregoing could require us to incur significant costs and expenses, subject us to uncertainty with respect to our outstanding capital stock and any potential future transactions (including a potential business combination), and divert our limited personnel and resources away from operational matters and strategic initiatives.

Risks Related to our Business

Our strategic initiatives including acquisitions and divestitures may not be successful and may divert our management’s attention away from operations, and could create general customer uncertainty.

In addition to seeking a potential strategic transaction, we have taken steps, including through the License Agreement, to transition to the regulated wellness and cannabinoid markets. Our growth strategy is based in part on growth through strategic initiatives including both acquisitions and divestitures of brands and assets, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, achieving targeted values as part of a disposition, consummating an acquisition or divestiture on satisfactory terms, integrating any newly acquired or expanded business with our current operations, or separating a divested business or commingled operation effectively. We may issue additional equity, incur long-term or short-term indebtedness, spend cash or use a combination of these for all or part of the consideration paid in future acquisitions or expansion of our operations, which may not be available to us on terms we find advantageous or acceptable, if at all. In addition, subject to any requirements in the agreements governing our outstanding indebtedness, we may have significant discretion in how we employ the consideration received in a divestiture and our management may not apply such consideration in a way that is ultimately accretive to our business.

The execution of our strategic initiatives will likely entail incurring goodwill assets or repositioning or similar actions that in turn require us to record impairments, restructuring and other charges. Any such charges would result in additional expense. We cannot guarantee that any future business acquisitions or divestitures will be pursued or that any acquisitions or divestitures that are pursued will be consummated.

The License obtained pursuant to the License Agreement may not succeed in yielding the benefits anticipated or sought and we and the Licensor may not be able to obtain, maintain or protect intellectual property rights in the Licensed Product in jurisdictions in which we seek to develop and commercialize the product which could result in competitors marketing the same or similar products, impacting our ability to raise the capital necessary to develop and commercialize the Licensed Product and otherwise meet our working capital needs.

If we fail to successfully integrate acquired assets or businesses, or if integrated, failure to further the Company’s business strategy, may result in the Company’s inability to realize any benefit from such acquisition or other adverse consequences.

As disclosed above, we are seeking potential strategic transactions, including potential acquisitions synergistic businesses such as businesses operating in the cannabinoid and wellness space and, in the furtherance of our efforts to enter into the cannabinoid and wellness market, have entered into the License Agreement pursuant to which we acquired exclusive world-wide rights to CannEpil®. The Licensor under the License Agreement is based on Australia with marketing efforts of the Licensed Product historically having been focused on foreign countries. Additionally, we may pursue strategic transactions with a target entity which may be based outside of the U.S. On the other hand, the Company and its personnel are based in the U.S. We will therefore face integration risks of attempting to do business with products and personnel located in jurisdictions other than the U.S., as well as the varying laws, markets and cultures among differing countries.

Unidentified liabilities or other issues may arise with respect to the businesses and assets we have acquired or may in the future acquire, which could expose us to litigation, unexpected costs, regulatory actions and other negative events that could materially harm our business and financial condition. Further, we intend for any such acquisitions to be a critical part of our business plan moving forward, subject to accessing the necessary capital, and such acquisitions may not yield the benefits expected or desired for our business.

In addition, even if we can access the necessary capital, we may face challenges in integrating and utilizing any acquired business or assets, particularly given any such undertaking will require the investment of resources to monetize and integrate into our other operations. Even if we can access the necessary capital to further these efforts we may be unable to effectively manage these efforts without incurring extensive additional costs or at all. This would put a further strain on our already limited personnel and resources. Further, the long-term commercial success of any such undertaking will depend on our ability to timely and in a cost-effective manner pursue and develop an infrastructure and network to obtain and distribute products in high quantities and in compliance with applicable regulatory and commercial requirements including, due to regulatory challenges arising from cannabis laws and applicable U.S. Food and Drug Administration (“FDA”) and comparable non-U.S. requirements. If we are unsuccessful in navigating these challenges with respect to any acquired business or assets, including the License, it could fail to result in benefits to our Company, and we could be materially adversely affected by any of the foregoing events.

In general, the consummation and integration of any acquired business or assets into the Company may be complex and time-consuming and, if such businesses and assets are not successfully integrated, the Company may not achieve the anticipated benefits, cost-savings or growth opportunities. Furthermore, these acquisitions and other arrangements, even if successfully integrated, may fail to further the Company’s business strategy as anticipated, expose the Company to increased competition or other challenges with respect to the Company’s products or geographic markets, and expose the Company to additional liabilities associated with an acquired business, technology or other asset or arrangement. There are no guarantees that the Company will successfully consummate such acquisitions, and even if the Company consummates such acquisitions, the procurement of applications for licenses required to sell or distribute related products may never result in the grant of a license by any state or local governmental or regulatory agency and the transfer of any rights to licenses may never be approved by the applicable federal, state and/or local governmental or regulatory agency.

Our future success relies upon our ability to achieve milestones required by the License Agreement to develop, commercialize, distribute and sell CannEpil®, including obtaining the requisite approvals for entry into the United States market.

Under the License Agreement, the Company agreed to use commercially reasonable efforts to achieve the following development milestones with respect to CannEpil®: (a) initiate a Phase I clinical trial within 24 months; (b) initiate a Phase II clinical trial within 48 months; and (c) file a New Drug Application with the FDA within a commercially reasonable time following successful clinical trials.

Before obtaining marketing approval from regulatory authorities for the sale of product candidates, we or our partners must conduct extensive preclinical studies and clinical trials to demonstrate the safety and efficacy of the product candidates in humans. Clinical trials are expensive, difficult to design and implement, can take many years to complete and are uncertain as to outcome. We may encounter substantial delays in clinical studies and may fail to demonstrate safety and efficacy to the satisfaction of the FDA, and/or the regulatory agencies of other jurisdictions in which we may seek to pursue commercialization. We cannot guarantee that a New Drug Application will be filed and, if filed, will be approved. If we do not obtain U.S. regulatory approval of CannEpil® or we are significantly delayed or limited in doing so, we will not be able to market CannEpil® in the U.S., curtailing our ability to generate revenue. CannEpil® is currently sold only in the United Kingdom, Ireland, Germany and Australia. Our need to comply with extensive regulations including clinical testing before we can market the product in applicable jurisdictions including the U.S., our ability to develop, commercialize the product and engage in revenue generating activities with respect thereto with our limited staffing, and the status of evolving regulatory conditions within the cannabinoid and wellness industries may limit or prevent us in our plans and operations relating to the product, and we may not succeed in furthering its development or commercialization or generate material revenue therefrom.

Further, the Company and the Licensor agreed to expand the field of use of the license for CannEpil® to include veterinary uses, for which we intend to initially focus on oncology and related pain management for dogs and potentially other domestic pets, and the Company is negotiating a potential joint venture agreement with an established pharmaceutical operator to collaborate on the development of CannEpil® for veterinary use in the United States. The production, marketing and sale of CannEpil® for veterinary use, and any future animal health products based on the Licensed Product, will require us to obtain regulatory approval from the FDA’s Center for Veterinary Medicine and, depending on the product and its intended use, the USDA and/or certain state regulatory authorities, in addition to the approvals described above with respect to CannEpil®’s human field of use. Any substantial delay or inability to obtain any of these required regulatory approvals for CannEpil® or any future animal health products developed by us could substantially delay or prevent their commercialization, which would materially and adversely affect our business and prospects.

We lack experience in conducting and managing the clinical trials necessary to obtain approvals for marketing CannEpil®, including approval by the FDA.

Our current management team lacks experience initiating and conducting Phase I and Phase II clinical trials and otherwise pursuing development and commercialization of a therapeutic product. We may be unable to progress CannEpil® into and through clinical trials and cannot guarantee that the clinical trials will succeed. If we are unsuccessful in conducting and managing clinical trials or obtaining marketing approvals, we might not be able to commercialize CannEpil® in the U.S. and may be limited to its existing non-U.S. markets for sales and distribution. Management is negotiating a joint venture relationship with an existing U.S. pharmaceutical company to assist with bringing CannEpil® to market in the U.S. and beyond, and we are working with the Licensor to expand the Field of Use under the License Agreement to include veterinary uses for oncology and related pain management for dogs. However, there is no guarantee that these efforts will succeed and our actual results may be materially different than anticipated.

CannEpil® is not approved by the FDA or any other U.S. federal governmental authority, and any challenges, limitations or delays in obtaining the requisite regulatory approvals for the product would materially adversely affect us.

We will need to obtain approval of the FDA in the U.S. and similar regulatory agencies in other jurisdictions in order to market the Licensed Product in those jurisdictions. To our knowledge, the FDA has only approved a limited number of specific plant derived and synthetic cannabinoid medications. To date, the FDA has not approved a marketing application for a cannabis or cannabis-derived product for the treatment of any disease or condition. Any product bearing health claims to treat, cure, or mitigate a disease is regulated as a “new drug,” requiring extensive clinical trials to demonstrate safety and efficacy before lawful marketing. These clinical trials are characterized by high failure rates, significant costs, and long durations. Even after approval, companies may face post-marketing requirements, including further safety studies and potential labeling changes or market withdrawal based on adverse event reports. We can provide no assurance that the Licensed Product will comply with federal regulations, including those enforced by the FDA. Failure to comply with FDA regulations may result in, among other things, warning letters, injunctions, product recalls, product seizures, fines and/or criminal prosecutions.

Given the uncertainties in our ability to fully develop a viable therapeutic product, the substantial amount of time and resources that would be necessary to complete development and obtain regulatory approval, and the potential for a growing number of competitive offerings to be developed before ours, we may ultimately be unable to produce a product that is commercially viable or is able to generate material revenue. Even if we do obtain FDA authorization, the FDA may subsequently rescind or limit such authorization as more information about the product, including its efficacy and side effects, becomes available. Further, one or more competitors’ products may be equally or more effective than ours, resulting in a diminished market for our products. If we are unable to timely advance our development and commercialization efforts, or if we fail to gain or maintain a market share as a result of our competitors developing and successfully commercializing competitive products more quickly than we do, our business and future prospects could be materially and adversely affected.

While the Licensor previously generated revenue from sales of CannEpil® in certain jurisdictions, such sales declined in recent periods, and there can be no assurance that we will be successful in marketing and selling the product in jurisdictions in which it is presently approved for sales or in which we may seek approval in the future.

The Licensor previously obtained regulatory approvals for and marketed and sold CannEpil® only in the United Kingdom, Ireland, Germany and Australia. In 2023, the Licensor sold the product for total sales of $4,262,155, which amount declined to $894,263 in 2024, $121,497 in 2025 and $98,639 year to date in 2026. There is uncertainty as to the extent to which the decline in sales is attributable to the Licensor’s lack of sufficient capital as opposed to other factors such as a decline in market acceptance and demand for CannEpil®. Because the Company’s personnel are located in the U.S., the Company’s plan is to seek approval from the FDA for veterinary purposes initially with human use next for the United States, while relaunching manufacturing and sales in the United Kingdom, Ireland, and Australia. However, we may be unable to obtain regulatory approval in target jurisdictions (including the U.S.), or to market the product in approved jurisdictions, including due to our limited personnel and capital. Prior sales by the Licensor are not necessarily indicative of our future sales of the product, and despite our efforts we may be unable to achieve success in commercializing CannEpil® and achieving material sales in any jurisdiction.

The Licensor has limited intellectual property rights related to CannEpil®, and we and the Licensor may be unsuccessful in protecting the intellectual property and information related to the product or otherwise obtain or maintain a competitive advantage in the product.

If the Licensor cannot obtain or protect intellectual property rights related to CannEpil®, we may not be able to compete effectively. The Licensor relies upon a combination of one patent in Slovenia and trade secret protection in other jurisdictions to protect the intellectual property related to CannEpil®.

The Licensor does not have patents in any jurisdiction in which we propose to market and distribute CannEpil®, including the U.S. and we and the Licensor presently do not have plans to pursue patent protection for the Licensed Product. As such, our ability to obtain, maintain or protect intellectual property rights in the Licensed Product in jurisdictions in which we seek to develop and commercialize the product will be limited, which could result in competitors reverse engineering and/or marketing the same or similar products and/or obtaining patent protection related to such similar products which would materially affect our ability to effectively market the product pursuant to the License Agreement.

The Licensor also relies on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of drug discovery and development processes that involve proprietary know-how, information or technology not covered by a patent. Because such protections are limited to a few non-U.S jurisdictions. Trade secrets and other confidential proprietary information may be disclosed and competitors may otherwise gain access to such trade secrets or independently develop substantially equivalent information and techniques. Additionally, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the U.S. and problems may encountered in protecting and defending intellectual property rights both in the U.S. and abroad and as a result any potential competitive advantage would be lost. If we are unable to prevent material disclosure of the non-patented intellectual property related to CannEpil® there is no guarantee there will be any enforceable trade secret protection, and we may not be able to establish or maintain a competitive advantage, which could materially adversely affect our business, results of operations and financial condition.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively.

We rely on a combination of trademark and trade secrets, as well as confidentiality procedures and contractual provisions to protect our intellectual property rights and interests in our operations, products and processes. Failure to protect or maintain our intellectual property could harm our brand and our reputation and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property and related rights and interests could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success, and we actively pursue the registration of our trademarks in the United States and internationally. However, the steps taken by us and our collaborators to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights, including by reverse engineering, particularly outside of the United States where intellectual property rights may not be fully enforceable. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated costs.

If third-party intellectual property infringement claims are asserted against us, it may prevent or delay our development and commercialization efforts and have a material adverse effect on our business and future prospects.

The commercial success of the License Agreement depends in part on our avoiding infringement on the patents and proprietary rights of third parties. There is substantial litigation, both within and outside the U.S., involving intellectual property rights in the pharmaceutical industry. Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of CannEpil®. Because patent applications can take many years to issue, there may be patent applications currently pending that may later result in patents that CannEpil® may infringe upon. Third parties may obtain patents or other intellectual property rights in the future and claim that our activities infringe on these rights, and the holders of any such rights may be able to block our ability to commercialize CannEpil® in applicable jurisdictions unless we obtained a license under such rights, or until such rights expire. In which case, such a license may not be available on commercially reasonable terms or at all.

Parties making intellectual property claims against us may obtain injunctive or other equitable relief, which could block our ability to further commercialize CannEpil®.

Demand for our products may be adversely affected by changes in consumer preferences, customer acceptance or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations.

We aim to transition to the regulated cannabinoid and wellness industry where others may have unique brands with reputations and consumer demand that have been built over time. Regarding cannabinoid products, we believe the cannabinoid and wellness industry is highly dependent upon consumer perception regarding the safety, efficacy and quality of cannabinoid and wellness industry products, including products for medicinal or therapeutic use distributed to such consumers. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis-based products. There has been limited scientific research on cannabis and there can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the FDA approval process related to the Licensed Product. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, hemp and related products in general, or the Licensed Product specifically, or associating the consumption of cannabis or related products with illness or other negative effects or events, could also have such a material adverse effect even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed. Although we take care in protecting our image and reputation, we do not ultimately have direct control over how it is perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to market and distribute our products.

Furthermore, adverse publicity reports or other media attention could hinder market growth and state legalization of cannabis due to inconsistent public opinion and perception of the medical and adult-use cannabis industry. While public opinion and support appears to be rising for legalizing the use of cannabis for medical and adult use, especially in the U.S., it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, decriminalizing cannabis as opposed to full legalization). If we do not obtain the requisite approvals for CannEpil®’s entry onto the U.S. market, our ability to generate revenues could be reduced as we will be limited to sales and distribution in CannEpil®’s existing markets. Additionally, failure to introduce new brands, products or product extensions into the marketplace as current ones mature and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary, and consumer preferences and loyalties change over time. Although we try to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand images, and our sales may be adversely affected.

Vendor challenges and volatility in the price or availability of the inputs we depend on, including raw materials, packaging, energy and labor, could adversely impact our financial results.

With respect to CannEpil®, under the License Agreement the Licensor has the right to serve as our exclusive manufacturer, subject to the terms and conditions set forth therein including our right to seek an alternative manufacturer in certain circumstances. As such, we will be reliant on the Licensor and/or one or more other third parties to manufacture and provide the product for our development and commercialization efforts. If we are unable to obtain delivery of the product in sufficient quantities and within timeframes that are necessary and cost-effective, including potentially due to supply shortages, inability to meet product specifications or financial challenges faced by manufacturers or suppliers, it could have a material adverse effect on our ability to develop and commercialize the product.

If the Licensor is unable to secure sufficient ingredients or raw materials at acceptable prices, within a reasonable timeframe, at the locations needed or in general, we might not be able to complete research and development efforts or obtain regulatory approvals for our products, establish or satisfy demand for our products or otherwise achieve our objectives and generate material revenue from product sales.

International trade developments, including tariffs and geopolitical conflicts, could adversely impact our business.

International trade developments, including heightened tariffs imposed by the United States under the Trump Administration on goods imported from various countries, tariffs imposed by foreign countries in retaliation, and litigation and uncertainties surrounding these developments, could adversely impact our business. Further, geopolitical conflicts such as the war with Iran and its proxies have had and are expected to continue to have an adverse impact on supply chains and the costs of purchasing and transporting goods. We and third parties on which we depend source various supplies used in our products from foreign countries, and tariffs and other international trade developments could therefore result in inflationary pressures that directly impact our costs for manufacturing and marketing products. These developments could also adversely impact global supply chains which could further increase costs for us and/or delay delivery of key inventories and supplies.

Significant new or increased tariffs, import and excise duties, or other taxes on or impacting our products, including raw and packaging materials, such as on imports from and exports to countries in which we plan to sell our products, and any additional retaliatory tariffs imposed by those governments on products imported into the U.S., could have a material adverse effect on our business, liquidity, financial condition, and results of operations. These developments continue to pose a significant risk to our business as well as the U.S. and global economies, including by shifting consumer behaviors, inhibiting sales, increasing costs, causing further economic and supply chain disruptions and inflationary pressures, and reducing economic activity. For example, if the costs of our products increase, we and our collaborators may be forced to increase the prices at which such products are sold, which could in turn reduce demand for and sales of those products, thereby negatively impacting our operating results. Alternatively, the heightened production costs would also have a negative impact on operating results even absent a decline in sales. Further, increases in the cost of oil and other resources used in the production and transportation of products could have a material adverse effect on the acquisition and use of such resources and gross margins.

The extent and duration of the tariffs and the resulting impact on our business and general economic conditions are uncertain and depend on various factors, including negotiations between the United States and affected countries, the outcome of the United States tariff litigation, the responses of other countries or regions, exemptions or exclusions that may be granted, availability and cost of alternative sources of supply, and demand for our products in affected markets. To the extent we need to locate new sources of raw materials and products as a result of tariffs, we may be unable to locate alternative sources on favorable terms or in the timeframes needed, and actions we may take to adapt to new tariffs or trade restrictions may force us to modify our operations or forgo business opportunities. Likewise, tariffs and import and export regulations could also limit the availability of our products, prompt consumers to seek alternative products, and provide an opportunity for competitors not subject to such tariffs to more effectively compete with us in markets where we conduct our business.

Our business, operations, financial position and timelines, could be materially adversely affected by government action and geopolitical conflicts.

Following President Trump’s inauguration in January 2025, certain trends and events have unfolded and continue to evolve and develop which are affecting and have the potential to further affect the global and United States capital markets and economies, including the inflation caused by the conflict with Iran, the continued high central bank interest rates, the imposition and threat of tariffs as well as subsequent developments and uncertainties surrounding tariffs, trade wars among nations and ongoing wars and geopolitical conflicts, and uncertain capital markets with significant volatility thus far in 2026. The duration and scope of these events and their impact are at best uncertain, and their continuation may result in negative consequences on the U.S. or global economies.

The impositions of tariffs by the U.S. and any retaliatory actions by foreign countries, as well as refunds on tariffs following the U.S. Supreme Court’s ruling to strike down certain tariffs, could contribute to higher inflation and reduced economic activity for a prolonged period of time, thereby delaying any rate reductions or potentially resulting in rate increases in the future, as well as reduced demand for mortgages. Similarly, the wars in the Middle East and the Ukraine could also contribute to increased and prolonged inflation including by increasing the price of oil and causing adverse impacts on supply chains. These uncertainties and developments could result in supply chain issues, higher prices for goods and services or other adverse consequences on us and our vendors. In addition, these events come with an increased probability for an economic downturn or recession by making it more difficult for businesses to borrow money and individuals to maintain employment.

These developments follow the increase in interest rates that began in 2022 as the Federal Reserve in U.S. and central banks in other jurisdictions have sought to combat inflation. Due to the war in Iran, inflation has increased fueled by high gasoline and commodities prices and escalating shipping costs. Further the jobs report on June 5th exceeded expectations and caused a sharp decline in the stock market in part due to fears of an interest rate increase. The stock markets in general have been under stress. Uncertainty surrounding rising or elevated prices and concerning the state and prospects for the U.S. and global economies and capital markets in the near term remains and has amplified due to the factors described above. If inflation does not fall low enough and/or the Federal Reserve increases interest rates in the near term, or tariffs and related developments adversely impact the economy, the result could be tipping the U.S. economy into a recession. In the wake of these events, the U.S. and global capital markets have demonstrated substantial volatility in 2026, as many investors consider economic outlooks to be uncertain and consider the risk of a recession and a decline in the marketplace to be increasingly probable or imminent. Ultimately the economy may turn into a recession with uncertain and potentially severe impacts upon the public capital markets and us. Among the potential consequences could be a substantial decline in stock prices including ours, a reduction in demand for securities of public companies (which may be more prevalent for smaller companies such as us) and more difficulty for us to raise capital we need and accessing capital on favorable terms or at all as a result.

As our ability to continue to operate will be dependent on raising capital, any adverse impact to markets as a result of these developments, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, results of operations, cash flows, financial condition, and/or prospects. The extent of any potential impact is not yet determinable, however.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business will be dependent upon awareness and market acceptance of our products and brands by our target markets. In addition, our business will depend on acceptance by our independent distributors and retailers of our brands as brands that have the potential to provide incremental sales growth. If we are not successful in the revitalization and growth of our business and the development and commercialization of competitive product offerings, or in maintaining and expanding upon the products we plan to offer, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our products to maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brands and brand images are keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations.

Our success will depend on our ability to develop brand images for our planned products and effectively build up brand images for those products. We cannot predict whether any advertising, marketing and promotional programs we undertake will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and images of the affected brands and could cause consumers to choose other products. Our brand images may also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed regulated cannabinoid manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets.

The cannabinoid and wellness industry is highly competitive. We compete and expect to compete with other companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by distributors, all of whom also distribute other brands. Our products will compete with a broad range similar products, many of which are marketed by companies with substantially greater financial and marketing resources than ours.

Increased competitor consolidations, market-place competition, particularly among branded cannabinoid products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

Because of our lack of working capital, we will be limited in our ability to achieve the development and commercialization with respect to CannEpil®.

From February 2025 we did not generate any revenue until the first quarter of 2026 we did not generate any revenue. In the first quarter of 2026 we generated minimal revenue from the sale of our tequila to a single customer, which customer has since terminated its contract with us. Our lack of and minimal revenue since February 2025 resulted from our lack of working capital. Further, due to our lack of capital we presently only have three full-time employees, our Interim Chief Executive Officer, our Interim Chief Financial Officer and our Interim Chief Operating Officer, and no employees or personnel dedicated to sales and marketing efforts. We will therefore be dependent on our management team led by our Interim Chief Executive Officer to pursue our development and commercialization efforts for CannEpil® and to secure new customer contracts and generate sales as well as the success of the License Agreement.

In connection with the License Agreement, C/M Capital Partners, LP, an affiliate of C/M, the Company’s equity line investor, committed to invest at least $1 million in securities of the Company, as may be determined between the parties, within 60 days to support the Company’s development and commercialization efforts with respect to the Licensed Product. In addition, the Company agreed to pay C/M a sales bonus of $1 million upon the Company achieving $5 million in cumulative net revenue, in the form of preferred equity, cash, or a combination thereof, as mutually agreed in good faith between C/M and the Company, within 30 days of such achievement. Under the License Agreement, the Company agreed to use commercially reasonable efforts to achieve development milestones within certain timeframes and our ability to achieve these milestones is not guaranteed and may require additional capital to obtain regulatory approval for, and to commercialize CannEpil®. Additionally, pursuant to the License Agreement as amended, the Company granted to the Licensor a 15% royalty on net revenue generated from the Company’s sales of CannEpil® attributable to the human field of use, and 10% on net revenue generated from sales of CannEpil® attributable to the veterinary field of use. The Licensor was also granted the right to act as the manufacturer for the Company’s sale of the Licensed Product, subject to the terms and conditions set forth in the License Agreement and to a detailed supply agreement and quality agreement which the parties agreed to negotiate in good faith and execute within 120 days following our receipt of certain required information from the Licensor. Given our limited resources and personnel, as well as certain uncertainties inherent in the License Agreement, our ability to generate revenue from the Licensed Product and the intended uses and benefits of the License, and the potential prospects and demand for CannEpil®, are not guaranteed and may materially differ from those contemplated. We may incur substantial expenses and divert management from other elements of our business in pursuit of our efforts related to the Licensed Product without resulting in a material benefit to our business, in which case our operating results and your investment in us could be materially adversely affected. Further, our initial focus for the Licensed Product is on veterinary uses, and our limited capital resources and staffing may hinder us in our efforts or our ability to further the development of the product for either veterinary or human uses.

In addition to our lack of working capital we have no sales and marketing employees. Further, we estimate we need at least $2,000,000 to develop and commercialize the Licensed Product, and for working capital and general corporate purposes for the next 12 months. These developments and challenges may prevent us from re-establishing or maintaining material revenue, and our business plan and efforts may fail as a result of these or other factors, in which case we may be forced to cease operations and you could use some or all of your investment.

If we experience disruption within our supply chain, manufacturing or distribution channels, it could have an adverse effect on our business, financial condition and results of operations.

If we are able to generate sales from CannEpil®, our ability, through our suppliers, business partners, manufacturers, independent distributors and retailers, to make, move and sell products is critical to our success. Damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics, labor strikes, tariffs, geopolitical events or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain key personnel, our efficiency and operations would be adversely affected; in addition, management turnover causes uncertainties and could harm our business.

Our success depends on our ability to attract and retain highly qualified employees in such areas as finance, sales, marketing and product development in addition to raising sufficient working capital. We compete to hire new employees, and, in some cases, must train them and develop their skills and competencies. We may not be able to provide our employees with competitive salaries, and our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. We are dependent on our core management team whose knowledge, experience and connections in the industry are critical to our operations and business plan. The loss of these individuals or any other key personnel would therefore have a material adverse effect on our business and ability to operate and compete effectively.

Our previous management has recently been replaced and all employees have resigned. We are relying upon our interim management, particularly Brady Cobb’s and Michael Bondurant’s experience in the cannabis field, to grow our business and complete an acquisition.

Changes to operations, policies and procedures, which can often occur with the appointment of new personnel, can create uncertainty, may negatively impact our ability to execute quickly and effectively, and may ultimately be unsuccessful. In addition, management transition periods are often difficult as the new employees gain detailed knowledge of our operations, and friction can result from changes in strategy and management style. Management turnover inherently causes some loss of institutional knowledge, which can negatively affect strategy and execution.

If we are unable to attract and retain qualified sales and marketing personnel, our business could suffer.

If we encounter product recalls or other product quality issues, our business may suffer.

Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect brand image.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products are designed for medicinal and ingestible use and contain combinations of ingredients, and in some cases there is little experience with or knowledge of the long-term effects of these combinations. In addition, interactions of these ingredients and products with other products, prescription medications and over-the-counter treatments have not been fully explored or understood and may have unintended consequences. Future research or results may lead to the discovery of unknown adverse side effects from our products, which would harm our business and materially and adversely affect our financial condition. Any instance of illness or negative side effects of use of our products could have a material adverse effect on our business and operations by, among other things, exposing us to the risk of costly litigation and/or governmental sanctions and dramatically reducing the demand for some or all of our products.

While we intend to obtain and maintain product liability insurance, there can be no assurance that such insurance will be adequate to fully cover any future losses related to product liability or related issues that may arise. Any product liability claim or related developments from our products or similar products in the market in general may increase our costs and adversely affect our revenue, product demand and operating results. Moreover, liability claims arising from product issues such as a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages. Finally, we may sustain a judgment in excess of our insurance coverage.

Because our business is subject to many regulations, noncompliance is costly.

The production, marketing and sale of medicinal and ingestible products, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, foreign, state and local health and other agencies. The regulations to which we are subject impose requirements on production, distribution, marketing, advertising and labelling of products. We are required to comply with these regulations and to maintain various permits and licenses. We will be required to conduct business only with holders of licenses to import, warehouse, transport, distribute and sell our products. We cannot assure you that these and other governmental regulations applicable to our industry will not change or become more stringent. Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when and to what extent liability may arise. Additionally, due to increasing public concern over cannabinoid-related societal problems, including driving while intoxicated and substance abuse, various levels of government may seek to impose additional restrictions or limits on advertising or other marketing activities promoting these products. Failure to comply with any of the current or future regulations and requirements relating to our industry and products could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we could find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and increase our losses.

Cannabinoid products are heavily regulated both within and outside of the United States. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined, forced to recall products, or production may be stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. Furthermore, the rules and regulations are subject to change from time-to-time, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

To the extent of any planned or future operations in the cannabinoid space, including if we complete a strategic transaction, such a business will face substantial and challenging regulations. Government regulation of cannabinoids remains dynamic, multi-layered, and complex. The sale of cannabinoid products are influenced by federal law, state legislation, and international regulatory frameworks, each of which shapes the permissible scope of manufacturing, marketing, labeling, distribution, and sale of such products. With respect to our planned cannabinoid business, we will therefore be required to devote significant resources to monitoring regulatory developments and adjusting operations accordingly and may not be able to achieve the benefits anticipated or sought from such acquisition due to any adjustments to an acquisition target entity’s operations or other adverse developments which may arise from the foregoing.

Government regulations, any changes thereto and/or any failure by us to comply with these regulations, could adversely affect our business, financial condition and results of operations.

Our business and properties are subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of cannabinoid. Further, we are subject to licensing and permitting requirements in the various jurisdictions in which we conduct business. Changes in existing laws or regulations or any failure by us to fully comply with these varying and evolving requirements could require us to incur material expenses and negatively affect our financial results, including through lower sales, higher costs negative publicity and other adverse consequences.

Moreover, because these laws and regulations are subject to interpretation, we may not be able to predict when, and to what extent, liability may arise. Failure to comply with any of the current or future regulations and requirements relating to our industry and products, could result in monetary penalties, suspension or even revocation of our licenses and permits. Costs of compliance with changes in regulations could be significant and could harm our business, as we may find it necessary to raise our prices in order to maintain profit margins, which could lower the demand for our products and reduce our sales and profit potential.

In addition, the distribution of cannabinoid products is subject to extensive taxation. . An increase in taxation could also significantly harm our revenue and margins, both through the reduction of overall consumption and by encouraging consumers to switch using any cannabinoid products we may distribute.

We will be exposed to product liability or other related liabilities which could have significant negative financial repercussions on our solvency.

Although we maintain general liability insurance and take certain other measures in an effort to reduce the risk of liabilities, these measures may not be sufficient for us to successfully avoid or limit product liability or other related liabilities. The Company has not generated any revenue since March 2025 (except for very limited revenue in March 2026), and it does not currently carry product liability insurance. The Company intends to acquire product liability insurance prior to its sale of any products, there can be no assurance that such insurance will be adequate to fully cover any future losses related to product liability or related issues that may arise. Further, any contractual indemnification and insurance coverage we have in the future from parties supplying our products is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by these suppliers. Extensive product liability claims could be costly to defend and/or costly to resolve and could harm our reputation or business, and we may face uninsured or underinsured claims and liabilities due to the factors described above.

We could face issues including the risk of contamination of our products and/or counterfeit or confusingly similar products.

The success of our brands depends upon the positive image that consumers have of them. Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for our brands, could affect the demand for our products. Contaminants in raw materials purchased from third parties and used in the production of our products or defects in the production processes, including third party manufacturers on which we rely and over which we lack control, could lead to low quality, as well as illness among, or injury to, consumers of our products and could result in reduced sales of the affected brand or all of our brands and potentially serious damage to our reputation for product quality, as well as product liability claims. Also, to the extent that third parties sell products that are either counterfeit versions of our brands or brands that look like our brands, consumers of our brands could confuse our products with products that they consider inferior. This could cause them to refrain from purchasing our brands in the future and in turn could impair our brand equity and adversely affect our sales and operations. Contamination of any of our products could force us to destroy inventory we hold and could cause the need for a product recall, which could significantly damage our reputation for product quality.

Significant additional labeling or warning requirements may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain products. These types of requirements, if they become applicable to one or more of our products under current or future environmental or health laws or regulations, may inhibit sales of such products. For example, in California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our products produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

As and to the extent we are subject to litigation, we may incur significant liabilities and litigation expenses.

We are currently defending and may in the future become party to litigation. See “Legal Proceedings.” Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation that could result in civil, administrative or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Additionally, there has been public attention directed at the cannabinoid industries, which we believe is due to concern over problems related to harmful use of cannabis, including driving while under the influence, and health consequences from the misuse of cannabinoid products. We could be exposed to lawsuits relating to product liability or marketing or sales practices with respect to our products. Adverse developments in lawsuits concerning these types of matters or a significant decline in the social acceptability of cannabinoid products that may result from lawsuits could have a material adverse effect on our business, financial condition and results of operations.

Our industry faces the possibility of litigation including class actions alleging that the continued excessive use or abuse of cannabis has caused death or serious health problems or that we failed to adequately warn consumers of the risks of consumption of such products. It is also possible that governments could assert that the use of cannabis has significantly increased government-funded healthcare costs. Litigation or assertions of this type have adversely affected companies in the tobacco industry, and it is possible that we, as well as our suppliers, could be named in litigation of this type.

We are subject to risks inherent in sales of products in international markets.

Certain of our contemplated operations are outside of the United States, and there can be no assurance that these products that we sell will be accepted or be successful in any particular foreign market, due to local or global competition, product price, cultural differences, and consumer preferences or otherwise. Further, if we complete a strategic transaction with a foreign entity, we will be required to comply with the laws of that country. There are many factors that could adversely affect demand for our products in foreign markets, including our inability to attract and maintain key distributors in these markets; volatility in the economic growth of certain of these markets; changes in economic, political or social conditions, requirements to obtain and maintain applicable regulatory approvals, tariffs including retaliatory tariffs, the status and renegotiations of the North American Free Trade Agreement, imposition of new or increased labeling, product or production requirements, or other legal restrictions; restrictions on the import or export of our products or ingredients or substances used in our products; currency fluctuations, and increased costs of doing business due to compliance with complex foreign laws and regulations. If we are unable to effectively operate or manage the risks associated with operating in international markets, our business, financial condition or results of operations could be adversely affected.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack.

The proper functioning of our own information technology (“IT”) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems.

For example, in early 2026 we experienced a hacking incident wherein a malicious third party attempted to impersonate our President to divert funds. While the Company ultimately avoided losses from this incident, this event or similar events in the future could cause substantial financial, reputational and/or operational harm on us or third parties with whom we conduct business. It also delayed us several days from receiving funds we were owed under ELOC Agreement at a time when we had a need for the funds.

This incident reminded us of the need to adopt and maintain appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, as well as our limited resources and personnel, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results.

In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals (“personal data”), primarily employees, former employees and consumers with whom we interact. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data, including the European Union’s General Data Protection Regulations and Australian data privacy laws. As we engage in sales of CannEpil® in foreign countries and if we complete a strategic transaction we will have to comply with the laws of each country where we operate following such a transaction including the laws aimed at protecting personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties and fines for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject the Company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

Material weaknesses in our internal control over financial reporting may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our consolidated financial statements.

A material weakness exists over our financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. In our Form 10-Q for the quarter ended June 30, 2026, we identified material weaknesses in the Company’s internal controls related to a limited segregation of duties due to our limited resources and insufficient accounting employees, resulting in a lack of controls to ensure maintenance of documentation supporting transactions recorded in the Company’s accounting records. Management has determined that these material weaknesses which result in material misstatements of significant accounts and disclosures that could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected. In addition, due to limited staffing, we are not always able to detect minor errors or omissions in reporting. Once we obtain sufficient working capital, we intend to remediate the material weaknesses. It is possible that the material weaknesses over our financial reporting or the discovery of additional material weaknesses and their possible effect on our financial and operating results, could have material and adverse effect on our stock price and investor confidence.

Risks Related to our Securities and Other Risks

Future sales of Common Stock, or the perception of such future sales, by some of our existing stockholders could cause our stock price to decline.

The market price of our Common Stock could decline as a result of sales of a large number of shares of our Common Stock in the market or the perception that these sales may occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares in the future at a time and at a price that we deem appropriate.

On September 19, 2025 the Company entered into the ELOC Agreement with C/M pursuant to which, subject to certain terms and conditions set forth therein, the Company may sell and issue to C/M shares of Common Stock for total gross proceeds of up to $35 million. Of that amount, the Company received gross proceeds of $4,217,207 from the sale of a total of 4,924,459 shares of Common Stock pursuant to the ELOC Agreement. These shares were sold under registration statements which became effective in December 2025 and June 2026 under which we registered the sale of up to 5,000,000 shares. In addition, pursuant to Registration Rights Agreements entered into in connection with our sale of Series A-1 and accompanying Warrants, Series B, as well as subsequent convertible promissory notes, we have registered the resale of an additional up to 1,941,310 shares of Common Stock issuable to holders of those securities. See also the Risk Factor titled “We have issued multiple classes of preferred stock and other securities of the Company that will result in dilution to existing stockholders upon their conversion and exercise.”

Due to the passage of time many shares of our Common Stock outstanding or issuable upon conversion or exercise of derivative securities, including securities that were issued in 2025 and 2026, are or may become sellable under Rule 144 under the Securities Act. In general, from time to time, certain of our stockholders may be eligible to sell all or some of their common shares by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement. Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), and current public information and notice requirements.

Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when selling stockholders may sell such shares in the public market.

We have issued multiple classes of preferred stock and other securities of the Company that will result in dilution to existing stockholders upon their conversion and exercise.

The issuance of Common Stock upon conversion of our outstanding convertible preferred stock and other securities will result in immediate and substantial dilution to the interests of other stockholders. We recently approved grants of RSUs equal to a total of 20% of our outstanding Common Stock on a fully diluted basis, which represents approximately 2,093, 250 shares as of August 5, 2026. These grants are subject to stockholder approval and certain other vesting requirements. See “Executive and Director Compensation - Strategic Transaction RSU Plan.” These series of preferred stock are convertible into approximately 11,316,267 shares of Common Stock, subject to beneficial ownership limitations and certain adjustments. Further, the Series A-1 and Series B each allow the holders to convert at a reduced conversion price equal to 80% of the average of the five trading day volume weighted average price calculated as of the date an applicable conversion notice, subject to a floor price of $5.00. The Series A-1 and Series B each entitle the holders thereof to quarterly dividends which may be paid in Common Stock in lieu of cash. Although conversions are subject to stockholder approval and thereafter holders may not receive shares of Common Stock exceeding 4.99% of our outstanding shares of Common Stock immediately after affecting such conversion, this restriction does not prevent holders from receiving shares up to the 4.99% limit, selling those shares, and then receiving the rest of the shares it is due, in one or more tranches, while still staying below the 4.99% limit. In addition, outstanding Warrants issued in connection with the sales of Series A-1 since June 2025 entitle the holders thereof to receive additional shares of Common Stock upon exercises thereof. If holders choose to do this, it will cause substantial dilution to the then holders of our Common Stock.

Additionally, on July 6, 2026, in connection with the License Agreement the Company issued 5,500 shares of Series D to an affiliate of C/M, with each share of Series D having a stated value of $1,000. Beginning on the later of (i) December 31, 2026, (ii) the date on which the NYSE American has approved and authorized the issuance of the shares of Common Stock pursuant to the rules and regulations thereof, and (iii) the date on which the Company’s stockholders have approved the issuance of shares of Common Stock as and to the extent required by the rules and regulations of NYSE American, the Series D is convertible into shares of the Company’s Common Stock in an amount determined by dividing the stated value of the shares of Series D being converted by the conversion price of $1.00 per share, subject to potential downward adjustment in the event of a lower-priced sale or issuance of Common Stock or derivative securities, subject to a floor price of $0.60 per share. The conversion price and the floor price are subject to customary adjustments for reverse stock splits, forward stock splits, stock combinations, stock dividends and similar corporate events. Conversions of the Series D are also subject to a 4.99% beneficial ownership limitation.

The continued sale of shares issuable upon successive conversions will likely create significant downward pressure on the price of our Common Stock as holders sell material amounts of our Common Stock over time and/or in a short period of time. This could place further downward pressure on the price of our Common Stock and in turn result in holders receiving an ever-increasing number of additional shares of Common Stock upon conversion of its securities, and adjustments thereof, which in turn will likely lead to further dilution, reductions in the exercise/conversion price of holders securities and even more downward pressure on our Common Stock, which could lead to our Common Stock becoming devalued or worthless.

Further, these series of preferred stock contain dividend rights and liquidation preferences in favor of the holders thereof that may operate to limit or reduce the rights of holders of our Common Stock, including with respect to dividends or liquidation events that may occur in the future. For example, the dividend rights of the preferred stock would reduce the Company’s ability to declare dividends while the preferred stock is outstanding. Further, the senior ranking in liquidation preference for the preferred stockholders would operate to reduce or eliminate any amounts which may otherwise have been available to Common Stockholders upon a dissolution or winding up of the Company. These terms could have a material adverse effect on the holders of our Common Stock.

The market price and trading volume of our Common Stock has been volatile and may continue to be volatile.

The market price and trading volume of our Common Stock has been volatile in recent periods, and it may continue to be volatile. For example, thus far in 2026 through July 2026, our Common Stock has traded as low as $0.29 and as high as $3.92 per share (as adjusted for the recent one-for-four reverse split), and our trading volume varies dramatically. For example, there were a limited number of trading days with abnormally high volumes occurring in early June 2026. We cannot predict the price at which our Common Stock will trade in the future, and the price of our Common Stock may decline. Further, the volume of trades in our Common Stock on a given trading day and our average daily trading volume may not be indicative of future ability to sell shares of our Common Stock. The price and volume at which our Common Stock trades may fluctuate significantly and may be influenced by many factors, including our financial results, developments generally affecting the regulated cannabinoid and wellness industry, general economic, industry and market conditions, the depth and liquidity of the market for our Common Stock, fluctuations in prices and costs, investor perceptions of our business, reports by industry analysts, negative announcements by our customers, competitors or suppliers regarding their own performances, and the impact of other Risk Factors discussed herein.

Our Common Stock could be further diluted as the result of the issuance of additional Common Stock, convertible securities, warrants or options.

We expect to need to issue additional shares of Common Stock and/or Common Stock equivalents in the near term in order to meet our capital requirements and to pursue a strategic transaction for which we will have to issue the target stockholders a substantial number of shares of our Common Stock. Our issuance of additional Common Stock, convertible securities, options and warrants could affect the rights of our stockholders, result in a reduction in the overall percentage holdings of our stockholders, could put downward pressure on the market price of our Common Stock, could result in adjustments to conversion and exercise prices of outstanding notes and warrants, and could obligate us to issue additional Common Stock to certain of our stockholders.

We incur significant additional costs as a result of being a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

We incur increased costs associated with corporate governance requirements that are become applicable to us as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of the NYSE American. These rules and regulations significantly increase our accounting, legal and financial compliance costs and make some activities more time-consuming, including due to increased training of our current employees, additional hiring of new employees, and increased assistance from consultants. These rules and regulations also make it more expensive for us to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board or as executive officers. Furthermore, these rules and regulations increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management team must devote substantial attention to interacting with the investment community and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of our business, including operational, research and development and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our Board may issue and fix the terms of shares of our preferred stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 5,000,000 shares of “blank check” preferred stock, with par value $0.001 per share, with such designation rights and preferences as may be determined from time-to-time by the Board. Our Board is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

Risks Related to this Offering, the ELOC and Sales under the Purchase Agreement

It is not possible to predict the actual number of shares of our Common Stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to $30,782,793 of shares of Common Stock, which does not include $4,217,207 we previously received from C/M under prior registration statements on Form S-1 (File No. 333-292243) and (File No. 333-296755) (the “Prior S-1s”). The registration statement of which this Prospectus forms a part registers 5,000,000 shares for issuance under the Purchase Agreement and resale pursuant to this Prospectus. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the Commencement Date (as defined below) until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, and (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

We do not have a right to commence any sales of Common Stock to the Selling Stockholder under the Purchase Agreement until the time when all of the conditions to our right to commence sales of Common Stock to the Selling Stockholder set forth in the Purchase Agreement have been satisfied, or the Commencement Date, including the effectiveness of the registration statement of which this Prospectus forms a part. Over the 36-month period from and after the Commencement Date, we will generally have the right to control the timing and amount of any sales of our Common Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the ELOC Agreement, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of Common Stock to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, it is not possible for us to predict, as of the date of this Prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares of Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases the Selling Stockholder under the Purchase Agreement.

We are registering 5,000,000 shares of our Common Stock under this Prospectus which we may sell for total gross proceeds of up to $30,782,793, representing the total maximum amount under the Purchase Agreement less prior sales. The actual number of shares of our Common Stock issuable under the Purchase Agreement will vary depending on the then current market price of shares of our Common Stock sold to the Selling Stockholder in this offering and the number of shares of our Common Stock we ultimately elect to sell to the Selling Stockholder under the Purchase Agreement. If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more than the amount of Purchase Shares being registered for resale under this Prospectus in order to receive aggregate gross proceeds equal to $35,000,000 under the Purchase Agreement (including sales under the Prior S-1s), we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Stock under the Purchase Agreement.

In addition, the Selling Stockholder is not obligated to buy any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock, or the Beneficial Ownership Limitation; provided, however, the Selling Stockholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

Investors who buy shares of Common Stock from the Selling Stockholder at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of Common Stock we sell to the Selling Stockholder. If and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On September 19, 2025, we entered into the Purchase Agreement, pursuant to which the Selling Stockholder shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to an aggregate of $35,000,000 of shares of Common Stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement. As of the date of this Prospectus, the Company has previously sold a total of 4,924,459 shares of Common Stock for total gross proceeds of $4,217,207 under the Prior S-1s.

The shares of our Common Stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to the Selling Stockholder at our discretion from time to time from the date of effectiveness of the registration statement of which this Prospectus forms a part until the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which the Selling Stockholder shall have purchased the Commitment Amount, or (iii) the Purchase Agreement is otherwise terminated in accordance with its terms.

The purchase price for shares of our Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the trading price of shares of our Common Stock. Depending on market liquidity at the time, sales of shares of our Common Stock may cause the trading price of shares of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our Common Stock to the Selling Stockholder. Additional sales of shares of our Common Stock, if any, to the Selling Stockholder will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our Common Stock to the Selling Stockholder, after the Selling Stockholder has acquired shares of our Common Stock, the Selling Stockholder may resell all, some, or none of such shares of our Common Stock at any time or from time to time in its discretion and at different prices. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of shares of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the shares held by the Selling Stockholder will represent a significant portion of our public float and may result in substantial decreases to the price of our Common Stock. The actual sales of shares of our Common Stock or the mere existence of our arrangement with the Selling Stockholder may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to affect such sales.

In addition, shares of our Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Common Stock reserved for future issuance under our incentive plan may become available for sale in future.

We may use proceeds from sales of our Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

THE PURCHASE AGREEMENT

Overview

On September 19, 2025, we entered into the Purchase Agreement with the Selling Stockholder. Sales of our Common Stock to the Selling Stockholder under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the ELOC will depend on the frequency with, and prices at which, the shares of Common Stock are sold to the Selling Stockholder. To the extent we sell shares under the Purchase Agreement, we currently plan to use the net proceeds for working capital and other general corporate purposes. The Company previously sold a total of 4,924,459 shares to the Selling Stockholder under the Purchase Agreement for $4,217,207 pursuant to the Prior S-1s which became effective in December 2025 and June 2026, respectively.

The Company sold all the shares registered on the Prior S-1s to the Selling Stockholder and the Selling Stockholder indicated to the Company that they had sold substantially all of the shares under the Prior S-1s.

In accordance with our obligations under the Purchase Agreement, or the Registration Rights Agreement, pursuant to which we agreed to provide the Selling Stockholder with customary registration rights related to the shares issued under the Purchase Agreement, we have filed a registration statement of which this Prospectus forms a part in order to register the resale of up to 5,000,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time after the Commencement Date upon the terms and subject to the conditions and limitations of the Purchase Agreement, subject to applicable stock exchange rules.

Under applicable NYSE rules, in no event may we issue to the Selling Stockholder shares of our Common Stock representing more than 19.99% of the total number of shares of Common Stock outstanding immediately prior to the date of the Purchase Agreement (the “Exchange Cap”), unless we obtain prior stockholder approval or if such approval is not required in accordance with the applicable NYSE American rules. We held a stockholders’ meeting on October 31, 2025, at which, among other things, our stockholders voted to approve the issuance of shares of Common Stock under the Purchase Agreement in excess of the Exchange Cap.

In addition, the Selling Stockholder is not obligated to purchase any Common Stock under the Purchase Agreement if such shares, when aggregated with all other Common Stock then beneficially owned by the Selling Stockholder and its respective affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the Selling Stockholder beneficially owning Common Stock in excess of 4.99% of the then-outstanding shares of Common Stock, or the “Beneficial Ownership Limitation”; provided, however, the Selling Stockholder may increase the Beneficial Ownership Limitation up to 9.99% at its sole discretion upon 61 days’ prior written notice to us. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

The Purchase Agreement and Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

Purchases of Shares of Common Stock under the Purchase Agreement

The Purchase Agreement provides that, upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company may issue and sell to C/M, and C/M shall purchase from the Company, up to $35,000,000 of the Company’s Common Stock, subject to the Exchange Cap of 19.99% of the outstanding Common Stock prior to the Company obtaining stockholder approval.

The Purchase Agreement essentially gives us the right to put (or offer to sell) Common Stock to C/M as described below. Specifically, the purchase and sale terms provided for by the Purchase Agreement are as follows:

(i) Fixed Purchase. On any business day, the Company has the right to direct C/M to purchase shares of Common Stock at a purchase price equal to 95% of the lower of (A) the daily volume weighted average price (“VWAP”) of the Company’s Common Stock for the five trading days immediately preceding the applicable purchase date for such Fixed Purchase and (B) the lowest trading price of a share of Common Stock on such date; provided that if the closing price of the Common Stock on such date is lower than such purchase price, then the purchase price shall be reduced to equal such closing price, and provided further that such purchases shall be subject to an individual transaction limitation of $500,000, a daily limitation of $10,000,000 and to a floor price of $3.60; and

(ii) VWAP Purchase. On any business day, the Company has the right to direct C/M to purchase Common Stock at a purchase price equal to 95% of the lower of (A) the closing sale price on such date and (B) the VWAP during a period specified in the Purchase Agreement, provided that such purchases shall be subject to a daily limitation of $10,000,000 and to a floor price of $3.40.

The foregoing purchase terms are subject to certain additional conditions and limitations, including the Beneficial Ownership Limitation with respect to C/M’s ownership of the Company’s Common Stock. In addition, these conditions may be waived by C/M in its discretion.

The Company agreed to comply with certain covenants and conditions under the Purchase Agreement, which are set forth therein.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with C/M pursuant to which the Company agreed to register C/M’s resale of the shares of Common Stock issuable under the Purchase Agreement (such shares, the “ELOC Shares”) on a registration statement on Form S-1 filed with the SEC within 30 days and use commercially reasonable efforts to cause such registration statement to be declared effective.

Commitment Shares and Fees

In connection with entering into the Purchase Agreement, the Company agreed to issue to the Selling Stockholder shares of Common Stock representing 1.5% of the Commitment Amount as Commitment Shares and, thereafter agreed to issue an amount of shares equal to 0.5% of the Commitment Amount, which shall be issued in a pro-rated fashion simultaneously with the delivery of any and all Purchase Shares purchased under the Purchase Agreement. On January 26, 2026, the Company entered into an agreement (the “Letter Agreement”) with C/M pursuant to which the Company in lieu of issuing C/M the “Commitment Shares”, as such term is defined and described in the ELOC Agreement, the Company instead issued to C/M a promissory note with an initial principal amount of $525,000, which is subject to increase up to $700,000 in connection with sales made under the ELOC Agreement which increase, if applicable, would reflect the additional 0.5% of Commitment Shares which C/M was previously entitled to receive under the ELOC Agreement. The note bears no interest unless an event of default occurs whereupon interest accrues at a rate of 10% per annum and matures on January 26, 2028. As of the date of this Prospectus, this note has an outstanding balance of $536,961.

We have paid the Selling Stockholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation and the preparation, negotiation and execution of the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Purchase Notices under the Purchase Agreement and the Selling Stockholder’s obligation to accept such Purchase Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	the registration statement of which this Prospectus forms a part shall have been declared effective by the SEC;

●	the Common Stock not having been suspended by the SEC (or the principal market, which is currently, the NYSE American) which suspension is continuing;

●	customary compliance with laws;

●	no bankruptcy-proceeding is pending; and

●	the receipt by the Selling Stockholder of a customary legal opinion, as required under the Purchase Agreement.

The initial date on which all conditions precedent to the Company’s right to effect sales under the Purchase Agreement is referred to as the “Commencement Date.”

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month immediately following the 36-month anniversary of the Commencement Date;

●	the date on which the Selling Stockholder shall have purchased the Commitment Amount;

●	the 90th day after the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any person commences a proceeding against us, in each case that is not discharged or dismissed prior to such ninetieth day; and

●	the date on which, pursuant to or within the meaning of any bankruptcy law, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one business day’s prior written notice to the Selling Stockholder, provided that we have satisfied all outstanding payment and delivery obligations related to any Purchase Shares issued to the Selling Stockholder prior to the effective date of such termination. We or the Selling Stockholder may also terminate the Purchase Agreement at the close of business on the one-year anniversary of the signing of the Purchase Agreement or thereafter, in the event the Commencement Date shall not have occurred prior to such one-year anniversary due to our failure to satisfy the conditions precedent to commencement. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent. No termination of the Purchase Agreement by us or by the Selling Stockholder will affect any of our respective rights and obligations under (i) the Purchase Agreement with respect to any pending Purchase, and both we and the Selling Stockholder have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement, and (ii) the Registration Rights Agreement, which shall survive any termination of the Purchase Agreement. Further, no termination of the Purchase Agreement will be deemed to release us or the Selling Stockholder from any liability for intentional misrepresentation or willful breach of the Purchase Agreement, the Registration Rights Agreement or any other related transaction documents.

Dilutive Issuances and Purchase Price Adjustment

For as long as the Selling Stockholder owns any of our Common Stock, if within three business days immediately following a Purchase Date, we issue securities at prices (the “New Issuance Price”) less than the prices to be paid by the Selling Stockholder in such Fixed Purchase or VWAP Purchase, the purchase price for such applicable Fixed Purchase or VWAP Purchase would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the Purchase Agreement.

No Short-Selling or Hedging

The Selling Stockholder has agreed that neither it nor any entity managed or controlled by it will engage in, directly or indirectly, any (A) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or (B) hedging transaction, which, with respect to items (A) and (B), establishes a net short position with respect to the Common Stock, during the term of the Purchase Agreement.

Effects of Sales of our Common Stock under the Purchase Agreement on Our Stockholders

The Common Stock being registered for resale in this offering may be issued and sold by us to the Selling Stockholder from time to time at our discretion, during the terms described above. The resale by the Selling Stockholder of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to the Selling Stockholder under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement and will depend upon market conditions and other factors. We may ultimately decide to sell to the Selling Stockholder all, some or none of the Common Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. If we elect to sell Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors- Risks Related to this Offering, the ELOC and Sales under the Purchase Agreement.”

Investors may experience a decline in the value of the Common Stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Stockholder for the Common Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we make such election, as of the date of this Prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any.

The number of shares of Common Stock ultimately offered for sale by the Selling Stockholder for resale under this Prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some, or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of Common Stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of Common Stock that our existing stockholders own will not decrease, the shares of Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of Common Stock after any such issuance.

The estimated maximum number of shares of Common Stock issuable in connection with the ELOC is 43,750,000 shares, based on the original floor price for Fixed Purchases of $0.80, although the actual amount will depend on sales pursuant to the provisions set forth in the Purchase Agreement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Common Stock offered by the Selling Stockholder. We may receive up to $30,782,793 in aggregate gross proceeds from sales of shares of our Common Stock to the Selling Stockholder pursuant to the Purchase Agreement after the date of this Prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our Common Stock sold and the price at which the shares of our Common Stock are sold.

We intend to use the proceeds for working capital and other general corporate purposes in line with our planned strategic pivot into the cannabinoid wellness marketplace, the closing of an accretive transaction and achieving compliance with the NYSE, and to resolve certain litigation and outstanding amounts payable. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. In addition, pursuant to the Original Issue Discount Secured Promissory Notes in the total principal amount of $2,200,000 issued to C/M and an affiliated entity on September 19, 2025, while any portion of such Notes is outstanding, and after the Company has effected an aggregate of $3,000,000 of purchases from C/M under the Purchase Agreement, if the Company receives further gross proceeds under the Purchase Agreement, the Company shall apply 30% of the proceeds to repay the outstanding amounts owed under the Notes, until the Notes are paid in full. As of the date of this Prospectus, the Company has not repaid any amounts under these Notes pursuant to a waiver obtained from the holders

As of the date of this Prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this Prospectus are being offered by the Selling Stockholder. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Common Stock offered by this Prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Common Stock offered by this Prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this Prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of our Common Stock sold by the Selling Stockholder.

We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Common Stock offered by this Prospectus.

We may from time to time file with the SEC one or more supplements to this Prospectus or amendments to the registration statement of which this Prospectus forms a part to amend, supplement or update information contained in this Prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this Prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Common Stock covered by this Prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we agreed to issue the Selling Stockholder Commitment Shares and agreed to issue to the Selling Stockholder additional Commitment Shares equal to 0.5% of the shares of Common Stock issued in each Fixed Purchase or VWAP Purchase, as the case may be. These obligations to issue Commitment Shares were subsequently replaced with a promissory note pursuant to a subsequent Letter Agreement between us and C/M. See “The Purchase Agreement.” We have also agreed to pay to the Selling Stockholder $25,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement. See “The Purchase Agreement” for more information.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this Prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Selling Stockholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this Prospectus.

This offering will terminate on the date that all of our Common Stock offered by this Prospectus have been sold by the Selling Stockholder.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

We are obligated to pay dividends on our Series A-1 and Series B Convertible Redeemable Preferred Stock. See “Description of Our Securities.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Audited Consolidated Financial Statements and Notes to Audited Consolidated Financial Statements and the Condensed Consolidated Financial Statements and Notes to Condensed Consolidated Financial Statements filed herewith. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risk, uncertainties, and other factors. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” and similar expressions or variations. Actual results could differ materially because of the factors discussed in “Risk Factors” elsewhere in this Prospectus, and other factors that we may not know.

Business Overview

Endovia Health is a Nevada corporation which historically sought to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Due to its lack of working capital and unsuccessful efforts at commercializing its beverage business, the Company currently had one beverage product line – Chispo tequila. The Company generated revenue in the first quarter of 2026 from sales to a single customer, however that customer has since terminated its contract with us. We have not generated any revenue in the second quarter of 2026. As a result of its lack of meaningful sales in the beverage business, the Company is transitioning to the regulated wellness and cannabinoid markets and, on July 6, 2026, a step toward our transition into the regulated wellness and cannabinoid markets, we entered into the License Agreement pursuant to which the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®.

RESULTS OF OPERATIONS

Results of Operations for the Three Months Ended June 30, 2026 compared to Three Months Ended June 30, 2025. Results of Operations for the Six Months Ended June 30, 2026 compared to Six Months Ended June 30, 2025.

Revenue

There were no revenues for the three months ended June 30, 2026 and June 30, 2025. Revenues for the six months ended June 30, 2026 were less than $0.01 million compared to revenues of approximately $0.05 million for the six months ended June 30, 2025. The $0.04 million decrease in sales is due to a decrease in our beverage sales of $0.04 million. In fact, we did not generate any revenue in fiscal year 2025 after the three months ended March of 2025 due to a lack of operating capital which has hindered the Company’s ability to generate sales since that time. This revenue came from sales of Chispo tequila to one customer which has since terminated its contract with us. We are no longer seeking to market Chispo, and have instead shifted our focus to pursuing the development and commercialization of CannEpil® and other potential strategic transactions.

Cost of Goods Sold

There were no cost for the three months ended June 30, 2026 and June 30, 2025. Cost of goods sold for the six months ended June 30, 2026 were less than $0.01 million compared to cost of goods sold for the six months ended June 30, 2025 of approximately $0.05 million. The $0.05 million decrease in cost of goods sold for the six-month period ended June 30, 2026 is primarily due to our decreased sales.

Operating Expenses

Operating expenses for the three months ended June 30, 2026 were $2.0 million compared to $1.5 million for the three months ended June 30, 2025 an increase of $0.5 million. The increase of non-cash share-based compensation $1.1, reduced contract services $0.2. million and reduced salary and wages of $0.6 million and increased operational and general and administrative expenses of $0.3 million related to new line of business activities in 2026. Operating expenses for the six months ended, 2026 were $3.0 million compared to $3.2 million for the six months ended June 30, 2025 a decrease of $0.2 million. The reduced contract services $0.2. million and reduced salary and wages of $0.6.million were partially offset by increased operational and general and administrative expenses and sales and marketing of $0.3 million related to new line of business activities in 2026 and increased non-cash share-based compensation $1.1 million.

Gain on Extinguishment of debt

During the three months ended June 30, 2025 the Company recognized a Gain on Extinguishment of debt of $5.6 million compared to nil for the three months ending June 30, 2026. During the six months ending June 30, 2025, the Company recognized a Gain on Extinguishment of debt of $5.6 million compared to nil for the three months ended June 30, 2026.

Net Other Income and Expense

Interest expenses for the three months ended June 30, 2026 was $0.23 million compared to $0.6 million for the three months ended June 30, 2025. The $0.37 million decrease in interest expense is due to notes were converted to preferred stocks after June 30, 2025. Interest expenses for the six months ended June 30, 2026 was $1.12 million compared to $1.26 million for the six months ended June 30, 2025.

Other income was $0.01 and $0 million for the three months ended June 30, 2026 and June 30, 2025 respectively.

Amortization of debt discount for the three months ended June 30, 2026 was approximately $0.01 million compared to $0.6 million for three months ended June 30, 2025. Amortization of debt discount for the six months ended June 30, 2026 was approximately $0.03 million compared to $1.7 million for six months ended June 30, 2025.

Discontinued Operations

Due to the lack of working capital to fund operations, the Company formed a license agreement with a 3rd party to allow the continued production and flow of product to the customers so that it could later be recovered as the funding challenges were then deemed as only temporary. As the lack of funding persisted through the full year of 2025 the company subsequently determined it no longer intends to relaunch the Copa Di Vino (“CdV”) product line. As a result, accordingly, the Company has classified the related assets and liabilities associated with its CdV product line as discontinued operations in its consolidated balance sheets and the results of its logistics and transportation services business has been presented as discontinued operations in its consolidated statements of operations for all periods presented as the discontinuation of its business had a major effect on its operations and financial results. Unless otherwise noted, discussion in the other notes to consolidated financial statements refers to the Company’s continuing operations.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue our operation. Our results of operations reflect our continuing operations and reflect losses from discontinued operations related to the discontinuation of our Copa Di Vino businesses. All financial information has been restated to reflect our discontinued operations for all periods presented.

The following table summarizes the results of operations of discontinued operations:

	3 months ended		6 months ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues	$—	$(23,406)	—	$393,072
Cost of revenues, excluding depreciation and amortization	—	(321)	—	(416,913)
Gross loss	—	(23,727)	—	(23,841)
Operating expenses	—	(106,872)	—	(480,995)
Other expenses	(46,393)	—	(46,393)	—
Loss from discontinued operations	$(46,393)	$(130,599)	$(46,393)	$(504,836)

 Results of Operations for the Year Ended December 31, 2025, compared to Year Ended December 31, 2024.

The following table sets forth our revenues, expenses and net loss for the years ended December 31, 2025 and 2024.

	For the Year Ended December 31,
	2025	2024
Revenues	$73,066	$801,273
Cost of goods sold	(56,168)	(921,070)
Operating expenses	(14,203,118)	(9,780,643)
Loss from operations	(14,186,220)	(9,900,440)
Other income (expenses), net	(10,163,051)	(7,708,634)
Income (loss) from continuing operations	(24,349,271)	(2,105,961)
Loss from discontinued operations	(885,563)	(17,609,074)
Net income (loss)	(25,234,834)	(17,609,074)
Foreign currency translation gain (loss)	(47,532)	(6,147,477)
Comprehensive loss	$(25,282,186)	$(23,756,551)

Revenue

Revenues for the year ended December 31, 2025 were $0.07 million compared to revenues of $0.8 million for the year ended December 31, 2024. The $0.73 million decrease in sales primarily due to a shortage of operating capital which hindered our ability to obtain inventory and generate sales. The Company did not make any sales in the 2025 calendar year after March 2025 due to its lack of capital resources. The Company is seeking to raise at least $2,000,000 in the fiscal year ending December 31, 2026 in order to pursue development of CannEpil® under the License Agreement entered into in July 2026 and to support its general corporate and working capital needs.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2025 were $0.06 million compared to cost of goods sold for the year ended December 31, 2024 of $0.29 million. The $0.23 million decrease in cost of goods sold was due to our decreased sales. The Company did not make any sales in the 2025 calendar year after March 2025 due to its lack of capital resources.

Operating Expenses

Operating expenses for the year ended December 31, 2025 were $14.2 million compared to $9.8 million for the year ended December 31, 2024. The increase in operating expenses was primarily due to an increase of approximately $8.6 million of Non-cash share-based compensation partially offset by decreased by a reduced contract services of $0.17 million and reduced salary and wages of $0.32 million and reduced sales and marketing of $0.4 million. The reductions in operational and general and administrative expenses related to our lack of sales activities in 2025 due to the lack of adequate capital.

Other Income/(Expense)

Other expenses for the year ended December 31, 2025 were $10.2 million compared to $7.7 million for the year ended December 31, 2024. The other expense increased of $2.5 million for the year ended December 31, 2025 compared to the year ended December 31, 2024.

During 2025, the Company recognized a $5.6 million loss on extinguishment of debt in connection with the exchange of certain outstanding loans, including principal and accrued interest totaling approximately $12.6 million, for preferred stock. This non-cash expense significantly contributed to the increase in other expense. Interest expense for the year ended December 31, 2025 was $2.6 million compared to $3.7 million for the year ended December 31, 2024, representing a decrease of approximately $1.8 million. The decrease was primarily attributable to the debt exchange transaction described above, which reduced outstanding borrowings and related interest obligations.

Amortization of debt discount decreased from $3.7 million in 2024 to $1.9 million in 2025 due to the reduction in debt balances following the exchange transactions. In addition, the Company recorded a $0.5 million inventory write-off during 2025. These increases in expense were partially offset by the absence of a $0.3 million legal settlement reserve recorded in 2024 that did not recur in 2025.

Discontinued Operations

Due to the lack of working capital to fund operations, it formed a license agreement with a 3rd party to allow the continued production and flow of product to the customers so that it could later be recovered as the funding challenges were then deemed as only temporary. As the lack of funding persisted through the full year of 2025 the company subsequently determined it no longer intends to relaunch the product line. As a result, accordingly, the Company has classified the related assets and liabilities associated with its CdV product line as discontinued operations in its consolidated balance sheets and the results of its logistics and transportation services business has been presented as discontinued operations in its consolidated statements of operations for all periods presented as the discontinuation of its business had a major effect on its operations and financial results. Unless otherwise noted, discussion in the other notes to consolidated financial statements refers to the Company’s continuing operations.

LIQUIDITY, GOING CONCERN CONSIDERATIONS AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of June 30, 2026, the Company had total cash and cash equivalents of $242,702 as compared with $281,435 at December 31, 2025. As of August 6, 2026, the Company had $330,200 in cash and cash equivalents. The Company does not have sufficient capital to meet its working capital needs for the 12 months following the filing of this Prospectus. We are dependent upon receipt of funding from our equity line of credit. That facility can only provide material capital when our Common Stock is liquid. Its lack of liquidity has adversely affected us. In any event, we need to raise substantial capital in order to pursue the development and commercialization of CannEpil®. In addition, in order to close a strategic transaction, we except will need to raise additional capital. We cannot assure you we will be successful in raising the necessary capital or identifying, negotiating an completing a strategic transaction as planned.

Net cash used for operating activities during the six months ended June 30, 2026 was $2.0 million as compared to the net cash used by operating activities for the six months ended June 30, 2025 of $1.4 million. The primary reasons for the change in net cash used are decreases in inventory, accrued expenses and accounts receivable partially offset by increases in account payable.

Net cash used for investing activities for the period ending June 30, 2026 we sold a company-owned vehicle and invested $0.2 million in Avicanna and for the period of June 30, 2025 had no capital asset transactions.

Net cash provided by financing activities during the six months ended June 30, 2026 was $2.2 million compared to $1.45 million provided from financing activities for the six months ended June 30, 2025. During the six months ended June 30, 2026, the Company received $2.9 million for selling shares under ELOC Agreement, which was offset by repayments to debt holders of $0.74 million.

Net cash used for continuing operating activities during the year ended December 31, 2025, was $4.8 million as compared to the net cash used by continuing operating activities for the year ended December 31, 2024, of $7.3 million. In 2025, we had a loss on debt extinguishment of $5.6 million arising from debt-to-equity exchanges, and non-cash share based compensation of $8.6 million related to warrants issued to our directors, officers and certain employees.

Net cash provided by financing activities during the year ended December 31, 2025 was $5.1 million compared to $7.5 million provided from financing activities for the year ended December 31, 2024. The Company received $4.3 and $9.5 million in proceeds from the issuance of debt in years ending December 31, 2025 and 2024, respectively. The Company received $1,300,000 and $0 in proceeds from the issuance of equity securities in years ending December 31, 2025 and 2024, respectively.

As was disclosed in a press release and 8-K filed by the Company on June 3, 2026, the Company reported a going concern disclosure. Specifically, pursuant to Section 610(b) of the NYSE American Company Guide, the Company reports that its audited consolidated financial statements for the fiscal year ended December 31, 2025, included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2026, contain an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Revenue

The Company faces significant judgment in revenue recognition due to the complexities of the cannabinoid and wellness industry’s competitive landscape and diverse distribution channels. Determining the timing of revenue recognition involves assessing factors such as control transfer, returns, allowances, trade promotions, and distributor sell-through data. Historical analysis, market trends assessment, and contractual term evaluations inform revenue recognition judgments. However, inherent uncertainties persist, underscoring the critical nature of revenue recognition as it significantly impacts financial statements and performance evaluation.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is established based on historical experience, current economic conditions, and specific customer collection issues. Management evaluates the collectability of accounts receivable on an ongoing basis and adjusts the allowance as necessary. Changes in economic conditions or customer creditworthiness could result in adjustments to the allowance for doubtful accounts, impacting our reported financial results.

Inventory Valuation

We value inventory at the lower of cost or net realizable value. Estimating the net realizable value of inventory involves significant judgment, particularly when market conditions change rapidly or when excess or obsolete inventory exists. Management regularly assesses inventory quantities on hand, future demand forecasts, and market conditions to determine whether write-downs to inventory are necessary.

Fair Value Measurements

We measure certain financial assets and liabilities at fair value on a recurring basis. Fair value measurements involve significant judgment and estimation, particularly when observable inputs are limited or not available. Management utilizes valuation techniques such as discounted cash flow models, market comparables, and third-party appraisals to determine fair values.

BUSINESS

Company Overview

Historically, the Company was a portfolio company seeking to manage brands across viable growth segments within the consumer beverage industry. As a result of our lack of capital, we did not generate revenue from February 2025 until March 2026 when we delivered tequila as described below. Our beverage operations have historically not been profitable. Because of our lack of capital to generate revenue, our management reviewed strategic alternatives inside and outside of the beverage industry. As a result of this review, the Company is transitioning to the regulated wellness and cannabinoid markets. An overview of our recent efforts and developments with respect to these strategic alternatives is included below.

Strategic Transaction Efforts and Developments

Prior Medterra Letter

As was disclosed in our Quarterly Report on Form 10-Q filed with the SEC on May 18, 2026, March 4, 2026, the Company entered into a non-binding letter of intent with a target company, Medterra, a manufacturer and multi-brand operator of federally compliant cannabinoid wellness products. The Medterra letter expired on May 4, 2026, and the proposed transaction was not completed.

The Company has been active in pursuing potential strategic alternatives in a quickly evolving cannabinoid marketplace. Management, led by experienced cannabinoid markets operators Brady Cobb, Interim Chief Executive Officer and Michael Bondurant, newly appointed Interim Chief Operating Officer, have been pursuing potential alternative transactions in the wellness and cannabinoid sectors. Management is seeking to position the Company to capitalize on the ongoing evolution of the cannabinoid and wellness economy by attempting to identify, partner with, and support established brands across the hemp-derived CBD and, subject to applicable regulatory and exchange approvals, medical cannabis marketplaces. As a recent example of an NYSE-approved cannabis company listing, on June 5, 2026 it was announced that medical cannabis operator Trulieve was approved to list its shares on the New York Stock Exchange effective June 10, 2026, representing the first cannabis company to be approved for listing on a major U.S. stock exchange. However, there can be no assurance that we can achieve our goals in terms of a strategic transaction in the CBD and wellness space, and the selection, negotiation, due diligence and approval processes for mergers and acquisitions are time and resource intensive processes and we may be delayed or prevented from adequately completing a reverse merger as necessary to regain compliance within the timeframe required by the NYSE American. See “Risk Factors.”

Strategic Investment

On June 9, 2026, the Company invested $217,479.24 and purchased 2,000,000 common shares and 1,000,000 warrants of Avicanna Inc. (TSX:AVCN) in a private placement transaction. Avicanna is a commercial-stage cannabinoid-based biopharmaceutical company focused on clinical research, patient care, and developing pharmaceutical products. The investment represents a strategic capital allocation aligned with the Company’s previously announced plans to pivot into a cannabinoid-based health, wellness, and healthcare-focused platform company.

CannEpil® License Agreement

On July 6, 2026, the Company entered into the License Agreement with the Licensor pursuant to which the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®, comprising the Licensor’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates in a liquid solution, manufactured by the Licensor, for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy. On July 27, 2026, the Company and the Licensor entered into an Addendum to the License Agreement (the “Addendum”) pursuant to which, among other things, the field of use under the License Agreement was expanded to include veterinary applications in addition to human applications.

Pursuant to the License Agreement as amended, the Company granted to the Licensor a 15% royalty on net revenue generated from the Company’s sales of the Licensed Product attributable to the human field of use, and 10% royalty on net revenue generate from the Company’s sales of the Licensed Product attributable to the veterinary field of use, until the longer of: (a) 10 years following the first commercial sale in each country; or (b) the expiration of the last-to-expire patent claiming the Licensed Product in each country. The Licensor was also granted the right to act as the manufacturer for the Company’s sale of the Licensed Product, subject to the terms and conditions set forth in the License Agreement and to a detailed supply agreement and quality agreement which the parties agreed to negotiate in good faith and execute a within 120 days following the Company’s receipt of certain required information.

Under the License Agreement, the Company agreed to use commercially reasonable efforts to achieve the following development milestones: (a) initiate a Phase I clinical trial within 24 months; (b) initiate a Phase II clinical trial within 48 months; and (c) file an New Drug Application with the U.S. Food and Drug Administration within a commercially reasonable time following successful clinical trials.

The initial term of the License Agreement is 20 years, unless earlier terminated in accordance with the termination provisions set forth therein. Following the initial term, the License Agreement will automatically renew for successive five-year periods unless either party provides written notice of non-renewal at least 12 months prior to the expiration of the then-current term. The Company may terminate the License Agreement for convenience upon 180 days’ prior written notice to the Licensor, subject to payment of all accrued royalties and other amounts owed through the effective date of termination. Either party may terminate the License Agreement in connection with a material breach by the other party, upon the other party becoming insolvent, and upon a change of control of the other party, subject in each case to the applicable terms and conditions set forth in the License Agreement with respect thereto. In addition, the Licensor may terminate the License Agreement if (i) the Company fails to achieve an enumerated development milestones or provide a reasonable remediation plan with 60 days of receiving a notice from the Licensor specifying such failure, provided that if within 180 days of providing such a remediation plan the Company achieves the applicable milestone, such termination shall not take effect, and (ii) with 180 days’ notice if the Company fails to obtain regulatory approval to commercialize the Licensed Product in the United States within five years.

In connection with the License Agreement, the Company also entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”) with the Licensor and a noteholder of the Licensor pursuant to which the Company agreed to issue to the noteholder 5,500 shares of a newly designated Series D Convertible Preferred Stock (the “Series D”) having a total combined stated value of $5,500,000 as part of the consideration for entering into the License Agreement, and the noteholder and the Licensor agreed to the cancellation of the Licensor’s promissory notes held by the noteholder in the amount of approximately $5,500,000.

In connection with the License Agreement, C/M Capital Partners, LP, an affiliate of C/M Capital Master Fund, LP, the Company’s equity line of credit provider (“C/M”), committed to invest at least $1 million in securities of the Company, as may be determined between the parties, within 60 days to support the Company’s commercialization efforts with respect to the Licensed Product. In addition, the Company agreed to pay C/M a sales bonus of $1 million upon the Company achieving $5 million in cumulative net revenue, in the form of preferred equity, cash, or a combination thereof, as mutually agreed in good faith between C/M and the Company, within 30 days of such achievement.

The License Agreement also contains customary representations and warranties, covenants, indemnifications and other terms and conditions which are customary for a transaction of its type.

CannEpil® Collaboration Agreement – Veterinary Use

On July 31, 2026, the Company entered into a Development and Collaboration Agreement (the “Collaboration Agreement”) with Lupvindol Biosciences Ltd. (“Lupvindol”), pursuant to which Lupvindol has agreed to lead the development of, and all FDA regulatory activities for, a new animal drug to be developed from the Company’s pharmaceutical product marketed under the brand name CannEpil® (the “Product”), which the Company licenses pursuant to the License Agreement. The Collaboration Agreement provides that Lupvindol will advance the Product as a cannabinoid-based Investigational Veterinary Product through the FDA Center for Veterinary Medicine Investigational New Animal Drug (“INAD”) and conditional approval pursuant to Section 571 of the Federal Food, Drug, and Cosmetic Act (the “Conditional Approval”), including by working to (a) obtain and maintain an INAD with the FDA Center for Veterinary Medicine; (b) develop and execute a comprehensive plan for the development of the Product acceptable to the FDA (the “Product Development Plan”); (c) conduct all preclinical and clinical studies required for Conditional Approval of the Product; (d) file for and obtain Conditional Approval of the Product; and (e) support the commercialization and licensing efforts for the Product.

In consideration of Lupvindol’s services, the Company has agreed to provide milestone funding and commercial and capital markets support to Lupvindol. The milestone funding is set forth as follows: (a) $95,000 upon execution of the Collaboration Agreement; (b) $75,000 upon the opening of the INAD with the FDA; (c) $65,000 upon completion of the Product Development Plan; (d) $125,000 upon the submission to the FDA representing the inflection point of the program; (e) $250,000 upon the filing of the submission for Conditional Approval of the Product; and (f) $500,000, plus an ongoing royalty equal to 4% of net sales of the Product (which terminates on the 10th anniversary of the first commercial sale of the Product), upon the grant of Conditional Approval of the Product or an earlier licensing transaction. In lieu of the royalty, Lupvindol may elect to receive shares of the Company’s common stock on the terms set forth in the Collaboration Agreement, which contemplates any such payment in shares valued based on the greater of (i) the volume-weighted average trading price of the Company’s common stock on the NYSE American for the five trading days immediately preceding the date of Lupvindol’s election notice and (ii) the minimum price at which a share of common stock may be issued in accordance with the rules of the NYSE American, subject to the conditions set forth in the Collaboration Agreement.

 The initial term of the Collaboration Agreement is five years, unless terminated in accordance with the termination provisions set forth therein. Following the initial term, the Collaboration Agreement will automatically renew for successive one-year periods unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. The Company may terminate the Collaboration Agreement for convenience upon 90 days’ prior written notice to Lupvindol, subject to payment of all accrued and unpaid milestone payments and payment of a wind-down fee equal to 100% of the next milestone payment not yet earned. The Company may also terminate the Collaboration Agreement (a) if the FDA issues a formal communication indicating that the Product Development Plan is unlikely to result in Conditional Approval without material changes that would require additional investment exceeding the amounts contemplated by the Collaboration Agreement; (b) if Lupvindol fails to achieve any milestones set forth in the Collaboration Agreement within 12 months of the respective target date; or (c) upon a change of control of Lupvindol. Lupvindol may terminate the Collaboration Agreement if the Company fails to materially perform its obligations and fails to cure such default within 30 days after receipt of written notice from Lupvindol. Either party may terminate the Collaboration Agreement upon the other party becoming insolvent or upon any governmental authority restraining the development, manufacture, sale, or introduction into interstate commerce of the Product.

The Collaboration Agreement also contains customary representations and warranties, covenants, indemnifications and other terms and conditions which are customary for a transaction of its type.

The foregoing description of the License Agreement, the Addendum, the Exchange Agreement and the Collaboration Agreement and the transactions contemplated thereby does not purport to be complete, as is qualified in its entirety by the full text of such documents, forms of which are incorporated by reference as Exhibits 10.32 through 10.35, respectively.

Our Strategy

Our primary focus is on the development, commercialization, distribution and sales of CannEpil® pursuant to the License Agreement, and continued exploration of potential strategic transactions with synergistic businesses. The Company estimates that it will initially require at least $2,000,000 for further developments and commercialization of the License as well as general and administrative expenses for the next 12 months. These estimates do not include anticipated additional capital which we expect will be needed in connection with any potential strategic transaction.

CannEpil®

Veterinary Field of Use

Following execution of the Addendum and Collaboration Agreement, the Company intends to initially evaluate CannEpil® for veterinary applications in companion-animal oncology and chronic pain management, with canine indications expected to represent the initial development focus. The Company intends to pursue U.S. regulatory approval through the FDA Center for Veterinary Medicine’s Investigational New Animal Drug (“INAD”) and Conditional Approval pathways. The Company’s veterinary expansion aims to position CannEpil® within two significant and growing areas of companion-animal medicine.

According to Grand View Research, the global veterinary pain management market was valued at approximately $2.6 billion in 2024 and is projected to reach approximately $3.8 billion by 2030, driven by increasing pet ownership, longer lifespans and growing demand for advanced veterinary care.

Companion-animal oncology represents another meaningful opportunity. Independent industry estimates place the global veterinary oncology market between approximately $900 million and $1.7 billion, depending on the products and services included, with continued long-term growth expected.

The prospective patient population is substantial. According to the Veterinary Cancer Society, one in four dogs will develop cancer during their lifetime, while approximately half of dogs over the age of ten will develop cancer. The U.S. National Cancer Institute estimates that approximately six million dogs are diagnosed with cancer each year in the United States.

Human Field of Use

Pursuant to the License Agreement with the Licensor, the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®, comprising the Licensor’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates in a liquid solution, manufactured by the Licensor under European Union Good Manufacturing Practice standards, for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy. CannEpil® is intended as an adjunctive therapy for drug-resistant epilepsy (also known as refractory epilepsy), a condition that affects approximately 30% of all epilepsy patients and represents a major unmet medical need.

CannEpil® is currently accessible for prescription in Ireland, the United Kingdom, Germany, and other markets worldwide. In 2024, CannEpil® was assigned an Investigational New Drug (“IND”) number by the FDA, providing a potential foundation for future U.S. clinical development. We intend to pursue seeking development, testing and regulatory authorization for CannEpil® for potential entry into the U.S. market, which is intended to be achieved through the License Agreement.

The Company intends to deploy proceeds from the strategic investment toward advancing FDA-related activities, expanding the existing clinical and real-world evidence package, engaging leading U.S. epilepsy investigators and identifying a strategic pharmaceutical development partner capable of supporting future U.S.-based clinical trials.

Chispo Tequila

Chispo is a tequila brand which in the first quarter of 2026 we distributed to one customer. We have lost the customer and ceased marketing Chispo given our focus on cannabinoid and wellness products. Specifically, in January 2026, the Company announced that Senor Frog’s had selected Chispo Tequila as its house tequila across an initial group of locations in Florida, the Bahamas, and Mexico. In March 2026, we shipped initial inventory to a distributor which resulted in revenue for the three months ended March 31, 2026. Senor Frogs subsequently notified us that it would not be moving forward with us as its house tequila and terminated its contract with us.

Government Regulations - CannEpil®

Government authorities extensively regulate the research, development, testing, manufacturing and commercialization of therapeutic products. Any product candidates we develop for commercialization in the U.S. must be approved by the FDA before they may be legally marketed in the U.S., and by the appropriate foreign regulatory agencies before they may be legally marketed in other countries. The clinical testing of product candidates to establish their safety and efficacy in humans and animals is subject to substantial statutory and regulatory requirements with which we must comply in order to market CannEpil® in target jurisdictions.

The regulatory requirements applicable to CannEpil® differ depending on whether the product is being developed and marketed for human use or veterinary use. Products intended for human use are regulated by the FDA’s Center for Drug Evaluation and Research, and generally require the filing of an Investigational New Drug application to support human clinical trials, followed by a New Drug Application demonstrating safety and efficacy before the product may be marketed in the United States. Products intended for veterinary use are regulated by the FDA’s Center for Veterinary Medicine under a separate statutory and regulatory framework, which generally requires the filing of an INAD to support target animal safety and effectiveness studies, followed by approval of a New Animal Drug Application or, where available, conditional approval, before the product may be marketed for animal use in the United States. These two regulatory pathways involve different data requirements, review standards and timelines, and satisfaction of one pathway does not satisfy, or necessarily expedite, approval under the other. In addition to these U.S. requirements, we must also comply with applicable laws and regulations of any foreign jurisdictions in which we operate, which similarly distinguish between the regulation of human pharmaceutical products and veterinary or animal health products and are often administered by separate regulatory authorities.

To support the development, approval and sale of animal health products, including the veterinary field of use for CannEpil®, in each country where we intend to seek approval to market and sell our prescription drug and any non-drug animal health products, we intend to establish processes and resources to provide oversight of the development and approval process for, and the launch of, our veterinary products in order to position those products to gain market share in each respective market.

Certain U.S. federal regulatory agencies are charged with oversight and regulatory authority over animal health products in the United States, including the FDA, the U.S. Department of Agriculture and the U.S. Environmental Protection Agency, depending on the product and its intended use. In addition, the Drug Enforcement Administration regulates animal therapeutics that are classified as controlled substances, and, in the case of non-drug animal health products, the Federal Trade Commission may regulate the marketing and advertising claims made with respect to such products.

In addition to the U.S. requirements such as those enforced by the FDA with respect to safety and efficacy of research, testing, development and production, we also must comply with applicable laws and regulations of any foreign jurisdictions in which we operate. To the extent we pursue our research and development efforts in foreign jurisdictions, such activities will subject us to the laws and regulations of those jurisdictions pertaining to the research and development, including clinical testing on human subjects, of therapeutic product candidates. Similarly, the laws and regulations relating to the marketing and sale of therapeutic products varies among jurisdictions of other countries.

Intellectual Property

Our principal intellectual property consists of our License rights to CannEpil®, which is important to our current business and prospects. The Licensor has limited intellectual property rights related to CannEpil®, and we and the Licensor may be unsuccessful in protecting the intellectual property and proprietary information related to the Licensed Product or otherwise obtain or maintain a competitive advantage in the Licensed Product. See the disclosure above concerning the License Agreement, CannEpil® and related agreements and transactions, as well as “Risk Factors.”

Employees

We have three full-time employees: Brady Cobb, Interim Chief Operating Officer, Martin Scott, Interim Chief Financial Officer, and Michael Bondurant, Interim Chief Operating Officer.

Listing on the NYSE American

Our Common Stock is listed on the NYSE American exchange under the ticker symbol “EDVA.”

Properties

The Company leases office space in Fort Lauderdale pursuant to a sublease arrangement with Northswell Consulting, LLC, an entity owned and controlled by Brady Cobb, the Company’s Interim Chief Executive Officer and a director, for $4,750 per month. See “Related Party Transactions.”

Corporate Information

We are a Nevada corporation. Our principal offices are located at 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304. Our website address is www.endoviasciences.com. We have not incorporated by reference into the registration statement of which this Prospectus forms a part the information that can be assessed through our website and you should not consider it to be part of the registration statement of which this Prospectus forms a part.

MARKET FOR COMMON STOCK

Market Information

Our Common Stock trades on NYSE American under the symbol “EDVA”. The closing sales price for our Common Stock on NYSE American as of August 19, 2026, was $0.41.

Holders of Common Stock

As of August 19, 2026, there were 6,412,521 shares of Common Stock issued and outstanding. As of August 19, 2026, approximately 547 holders of record of our Common Stock in addition to beneficial owners who hold their shares at accounts with broker-dealers.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s) with the Company.

Name	Age	Position

Brady Cobb	45	Interim Chief Executive Officer and Director

Martin Scott	58	Interim Chief Financial Officer

Michael Bondurant	56	Interim Chief Operating Officer

Frederick William (“Bill”) Caple	67	Chairman of the Board

Thomas Fore	59	Director

Francis Knuettel II	60	Director

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board and serve at the discretion of the Board.

Brady Cobb has been a director of the Company since February 2, 2026. On May 9, 2026, the Company appointed Mr. Cobb as the Company’s Interim Chief Executive Officer. By virtue of this appointment, Mr. Cobb became the principal executive officer of the Company. Mr. Cobb is an experienced cannabinoid markets operator who has been leading the Company’s pursuit of potential alternative transactions in the wellness and cannabinoid sectors. He is also a lawyer in Florida.

Martin Scott has been the Interim Chief Financial Officer of the Company since December 15, 2025. Mr. Scott has served as founder and executive officer of Martin Scott CFO Consulting Services Inc. since 2002. From September 1, 2023 to January 15, 2024 Mr. Scott served as chief financial officer of LUVU Brands, Inc. [OTCQB: LUVU]. From March 2022 to January 2023, Mr. Scott served as chief financial officer of MGO Global, Inc, [Nasdaq:MGOL]. Subsequently that company was acquired by Heidmar Maritime Holdings Corp [Nasdaq:HMR].

Michael Bondurant was appointed as Interim Chief Operating Officer on June 8, 2026. Mr. Bondurant is an experienced operator and entrepreneur with a track record of building, scaling, and fixing businesses across banking, technology, and cannabis. From May 2019 through June 2021, Mr. Bondurant was the Chief Operating Officer of Bluma Wellness Corp (BWELL:CSE) d/b/a One Plant Cannabis, and successfully served on the management team that guided the company to a merger transaction with leading multistate operator Cresco Labs in an all stock transaction valued at $213,000,000. Next, he served as a founder and the Chief Operating Officer of Green Sentry Holdings, LLC, d/b/a Sunburn Cannabis from August 2022 through December 2023, and has been engaged as a consultant specializing in operational turn arounds and strategic guidance from December 2023 through present.

Frederick William (“Bill”) Caple has served as a director of the Company since May 3, 2023 and as Chairman since November 2025. Mr. Caple also currently serves on the board of directors of Oligomerix, Inc., a clinical stage biotech company focused on therapeutics for neuro-degenerative diseases such as Alzheimer’s and dementia. Since 2003, Mr. Caple has been a consultant at Caple Advisory and an international management consulting practice.

Thomas Fore has been a director since March 20, 2025. Previously, he served as the CEO and director of Tiderock Companies, Inc. from January 2021 to October 2025. From January 2024 to July 2025, Mr. Fore served as Chief Strategy Officer of My Pebble Inc. Since January 2025, Mr. Fore has served as a director of Sora Ventures LLC. Mr. Fore served as a director of mPhase Technologies, Inc. from March 2023 to January 2024.

Francis Knuettel II was appointed to the Board on April 27, 2026. Board of Directors on May 14, 2025. Mr. Knuettel has spent most of his career as a CXO in early-stage public companies – specializing in dynamic technology and life sciences companies – with a strong track record in growing organizations. Mr. Knuettel served as Chief Financial Officer of Pelthos Therapeutics Inc. [NYSE American: PTHS] from June 2022 to April 2026, as Chief Executive Officer of Pelthos from July 2023 to July 2025, and as a director of Pelthos from August 2024 to July 2025. Prior to that, from December 2020 to March 2022, he served as Chief Executive Officer and director of Unrivaled Brands.

Term of Office

Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Composition of our Board of Directors

Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our Board has determined that all of our present directors are independent, in accordance with standards under the NYSE Listing Rules, other than Mr. Cobb. Our Board determined that, under the NYSE Listing Rules, Mr. Cobb is not an independent director because he serves as the Interim Chief Executive Officer of the Company.

Our Board has determined that Messrs. Caple, Fore and Knuettel are independent under the NYSE Listing Rules’ independence standards for Audit Committee members. Our Board has also determined that they are independent under the NYSE Listing Rules independence standards for Compensation Committee members and for Governance and Nominating committee members.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the transactions and series of similar transactions, since January 1, 2023, that we were a participant or will be a participant in, which:

●	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years; and

●	any of our directors, executive officers, holders of more than 5% of our capital stock (which we refer to as “5% stockholders”) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers.

On June 8, 2026, the Company entered into an oral agreement to sublet office space in Fort Lauderdale from Northswell Consulting, LLC, an entity owned and controlled by Brady Cobb, the Company’s Interim Chief Executive Officer and a director, which is the lessee under a lease with Mr. Cobb’s father-in-law. The monthly rent is a total of $9,500 per month inclusive of all utilities, and the Company agreed via a vote of the Board of Directors (with Mr. Cobb recusing himself from any deliberations or the Board vote) after approval by the Audit Committee to pay $4,750 per month. A written sublease agreement is being negotiated and is expected to include a right of termination in favor of the Company upon 30 days’ notice. No security deposit or advanced rent was collected.

For information on June 2026 equity grants to related parties, see “Executive and Director Compensation – Subsequent Equity Grants.”

In connection with William Meissner’s resignation as President, on May 12, 2026, the Company entered into a consulting agreement with Mr. Meissner pursuant to which, beginning on June 1, 2026, Mr. Meissner will provide consulting services to the Company for an initial term of six months for a consulting fee of $5,000 per month. The Company also agreed to grant Mr. Meissner a stock option to purchase 250,000 shares of the Company’s Common Stock under the Company’s 2025 Equity Incentive Plan, which is subject to future vesting: (1) 125,000 options vest immediately, and (2) 125,000 options will vest on at the end of the initial term of the consulting agreement, subject to continued services as of each applicable vesting date. The consulting agreement provides that if Mr. Meissner is terminated for cause, he will not be entitled to any unearned or unvested compensation.

In connection with Robert Nistico’s resignation as a director, in April 2026 the Company entered into a consulting agreement with Mr. Nistico pursuant to which Mr. Nistico agreed to provide consulting services to the Company for an initial term of six months for a consulting fee of $5,000 per month. The Company also agreed to grant Mr. Nistico a stock option to purchase 250,000 shares of the Company’s Common Stock under the Company’s 2025 Equity Incentive Plan, which is subject to future vesting requirements. The consulting agreement provides that if Mr. Nistico is terminated for cause, he will not be entitled to any unearned or unvested compensation. Pursuant to the consulting agreement, the Company also agreed to pay Mr. Nistico $31,000 in expenses previously payable to him by June 30, 2026. The Company has not paid the amount as of date of this filing.

During the normal course of business, the Company incurred expenses related to services provided by its then Chief Executive Officer or Company expenses paid by its then Chief Executive Officer, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, its then Chief Executive Officer and director, as an additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable to Decathlon with a balance of $2,325,544 at December 31, 2025 and $1,995,950 at December 31, 2024. On April 20, 2026, the Company received a demand letter from the Lender. The Company disputes the demand and default, and has initiated discussions with the Lender prior to engaging in the legal process to defend its rights. The letter follows prior notices of default delivered by the Lender to the Company on March 18, 2025 and April 8, 2025. The letter demands immediate payment of obligations under the Loan and Security Agreement which according to the letter totaled $2,833,395.98 as of June 30, 2026 and continue to bear interest and are subject to other fees as set forth in the Loan and Security Agreement. The Company’s obligations under the Loan and Security Agreement are secured by the assets of the Company and its subsidiaries. The Loan and Security Agreement was previously disclosed and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 31, 2020.

On July 10, 2026, the Company entered into a letter agreement with the Lender pursuant to which the parties agreed that the Company may satisfy its outstanding obligations under the Loan and Security Agreement totaling $2,834,689 by paying to the lender $301,800.55 on or before August 31, 2026. Under the letter agreement, upon the lender’s receipt of such payment on or before such date, the Company will be forever irrevocably and unconditionally released and discharged from any and all of its obligations under the Loan Agreement, including any claims, charges, demands, fees, liabilities, obligations, indebtedness (including the outstanding balance remaining), damages, costs and expenses arising out of the Loan and Security Agreement. Payment was made by the Company on July 14, 2026.

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, as an additional Guarantor and each of the subsidiary Guarantors from time-to-time party thereto, and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $172,250 and $173,400 respectively with the Lender (the “Credit Facility”). There was $497,188 and $311,713 respectively outstanding under this agreement as of December 31, 2025.

There were related party advances from our then Chief Executive Officer, Robert Nistico, in the amount of approximately $0.4 million outstanding as of December 31, 2025 and approximately $0.4 million as of December 31, 2024. The advances bear interest at rates ranging from 4% to 7% per annum, and interest expense was accrued in accordance with the terms of the arrangements.

On April 2024, the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Cobalt Funding Solutions (the “Lender”). The Loan and Security Agreement provided a loan of $815,000, with the gross and interest amount of $326,028 with the Lender (the “Credit Facility”). There was $343,563 outstanding under this agreement as of June 30, 2026.

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $172,250 and $173,400 respectively with the Lender (the “Credit Facility”). There was $399,188 outstanding under this Credit Facility as of June 30, 2026.

There were related party advances from our then Chief Executive Officer and former director, Robert Nistico, in the amount of $400,000 outstanding as of December 31, 2024 and 2023. The $400,000 payable to Robert Nistico remains outstanding as of September 30, 2025. Mr. Nistico has asserted that interest is owed on these advances; however, the Company and Mr. Nistico have not yet reached agreement on the applicable interest rate or the amount of any interest that may be due, and the balances noted above do not include any interest.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Mr. Nistico. Series A is super voting preferred stock, which not convertible into Common Stock. Mr. Nistico was the sole holder of Series A.

On September 29, 2023, the Company also entered into a Purchase and Sales Future Receivables Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Knightsbridge Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $165,000, with the gross and interest amount of $241,725 with the Lender (the “Credit Facility”). There was $99,185 outstanding under this agreement as of December 31, 2023. This amount was repaid during the first quarter of 2024.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information for our two most recently completed fiscal years ending December 31, 2025 and December 31, 2024 concerning all of the compensation awarded to, earned by the “named executive officers” as such term is defined under Item 402(m) of Regulation S-K promulgated under the Securities Act.

Name and Principal Position	Year	Salary	Bonus	Other	Stock Awards	Option Awards	Total

Robert Nistico, Former CEO and Director(1)	2025	$312,378	—	$13,200	—	$1,284,899	$1,610,477
	2024	$324,819	—	$13,800	—	$396,000	$734,619

William Meissner, Former President and CMO (2)	2025	$319,477	—	$9,600	—	$1,284,899	$1,613,976
	2024	$324,819	—	$9,200	—	$247,500	$581,519

William Devereux, Former CFO (3)	2025	$281,267	$80,000	$9,000	—	$1,808,570	$2,178,837
	2024	—	—	—	—	—	—

(1) Robert Nistico served as our Chief Executive Officer from 2020 until his resignation on November 14, 2025. He also resigned as director on April 24, 2026. “Other” consisted of automobile allowance for 2025 and automobile allowance for 2024. “Option Awards” for 2025 consisted of 187,500 Warrants which were subsequently cancelled in 2026 (see “2025 Warrants”) and 7,500 options from the Company’s Employee Stock Option Program that grants Company stock options to employees of the Company that vest over time and have a strike price established when the grant is made for 2024.

(2) William Meissner, former President, became our principal executive officer on November 14, 2025 upon Mr. Nistico’s resignation as Chief Executive Officer. Mr. Meissner subsequently resigned as President and from all other positions effective June 1, 2026. “Other” consisted of automobile allowance for 2025 and automobile allowance for 2024. “Option Awards” for 2025 consisted of 187,500 Warrants which were subsequently cancelled in 2026 (see “2025 Warrants”) and 4,687 options from the Company’s Employee Stock Option Program that grants Company stock options to employees of the Company that vest over time and have a strike price established when the grant is made for 2024.

(3) Mr. Devereux served as our Chief Financial Officer from March 20, 2025 until his resignation effective November 30, 2025. “Other” consisted of automobile allowance for 2025. “Option Awards” for 2025 consisted of 250,000 Warrants (see “2025 Warrants” concerning these Warrants and 3,750 employee stock options grant in 2025. The Warrants have an exercise price of $3.20 per share. The Company in 2026 cancelled these Warrants, which Mr. Devereux has not agreed to.

Employment Agreements

Except as described below, the Company does not have any employment agreements in place with any of its executive officers. The Board reserves the right to increase the salary of our executive officers, and/or to grant them equity awards, including stock, options or other equity securities, from time to time, as additional compensation or bonuses.

Brady Cobb - Interim Chief Executive Officer

Brady Cobb presently serves as our Interim Chief Executive Officer pursuant to an employment agreement under which he is entitled to an annual base salary of $300,000 and a performance bonus of $50,000 upon the Company’s increase in market capitalization of $5,000,000 by October 30, 2026. Further, if the Company increases market capitalization to over $10,000,000 by December 31, 2026, Mr. Cobb is eligible to receive an additional one-time performance bonus of $50,000. For any additional market capitalization above $10 million in 2026, Mr. Cobb will be eligible for a 3% bonus on all additional market capitalization above $10 million in 2026, up to a maximum of an additional $300,000 potential bonus. After 2026, he will be eligible to receive performance bonuses subject to the Company achieving revenue targets and profit goals mutually set by the management team and the Board or Compensation Committee. In the event that the Company completes a merger, the sale of more than 50.1% of its equity and/or assets or other transaction pursuant to which 50.1% or more of the outstanding common stock or voting power of the Company changes hands (a “Material Transaction”), all bonuses due to Mr. Cobb shall become due and payable upon the closing of a Material Transaction and all option awards and RSUs granted, as the case may be, shall vest upon the closing of a Material Transaction. Upon termination of Mr. Cobb’s employment without cause, all unvested options and/or RSUs that were issued to Mr. Cobb shall vest upon the date of termination.

In addition, subsequently in 2026 Mr. Cobb was granted certain equity grants. See “Subsequent Equity Grants” below.

Martin Scott - Interim Chief Financial Officer

Martin Scott serves as our Interim Chief Financial Officer pursuant to an employment agreement dated December 15, 2025, under which he is entitled to an annual base salary of $300,000 and discretionary bonuses of $20,000 upon filing of the Company’s Form 10-K and $30,000 upon the closing of any merger or change of control. The $20,000 bonus was paid following April 15, 2026 when the Company filed its Form 10-K for the year ended December 31, 2025.

In addition, subsequently in 2026 Mr. Scott was granted certain equity grants. See “Subsequent Equity Grants” below.

Michael Bondurant – Interim Chief Operating Officer.

Michael Bondurant presently serves as our Interim Chief Operating Officer pursuant to an employment agreement under which he is entitled to an annual base salary of $275,000 and a performance bonus of $50,000 upon the Company’s increase in market capitalization of $5,000,000 by October 30, 2026. Further, if the Company increases market capitalization to over $10,000,000 by December 31, 2026, Mr. Bondurant is eligible to receive an additional one-time performance bonus of $50,000. For any additional market capitalization above $10 million in 2026, Mr. Bondurant will be eligible for a 3% bonus on all additional market capitalization above $10 million in 2026, up to a maximum of an additional $300,000 potential bonus. After 2026, he will be eligible to receive performance bonuses subject to the Company achieving revenue targets and profit goals mutually set by the management team and the Board or Compensation Committee. In the event that the Company completes a Material Transaction, all bonuses due to Mr. Bondurant shall become due and payable upon, the closing of the Material Transaction and all option awards and RSUs granted, as the case may be, shall vest upon the closing of the Material Transaction. Upon termination of Mr. Bondurant’s employment without cause, all unvested options and/or RSUs that were issued to Mr. Bondurant shall vest upon the date of termination.

In addition, subsequently in 2026 Mr. Bondurant was granted certain equity grants. See “Subsequent Equity Grants” below.

Directors Compensation

During the fiscal year ended December 31, 2025, our directors were paid compensation in cash and options for serving as directors of the Company.

Name	Year	Fees Earned or Paid in Cash	Option Awards(1)	Total Compensation

Thomas Fore	2025	$22,500	$1,287,168	$1,309,668

Justin Yorke(2)	2025	$15,000	$1,287,168	$1,302,168

Bill Caple	2025	$56,250	$1,287,168	$1,343,418

(1)	Represents Warrants granted in July 2025 that were subsequently cancelled in 2026. See “2025 Warrants.”
(2)	Mr. Yorke resigned as director on April 21, 2026.

(1)	Represents Warrants granted in July 2025 that were subsequently cancelled in 2026. See “2025 Warrants.”
(2)	Mr. Yorke resigned as director on April 21, 2026.

Subsequent Equity Grants

June Option Grants

On June 8, 2026, on the recommendation of the Compensation Committee of the Board, the Board approved the following grants of 10-year stock options to purchase shares of the Company’s Common Stock under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), each with an exercise price of $1.00 per share, to certain officers, directors, employees and consultants. These option grants are summarized below, and except as otherwise indicated are fully vested. These option grants constitute all of the shares of Common Stock reserved for issuance under the 2025 Plan as of the date of this Prospectus.

●	Brady Cobb, Interim Chief Executive Officer and director: 231,250 options

●	Michael Bondurant, Interim Chief Operating Officer: 200,000 options,

●	Martin Scott, Chief Financial Officer: 175,000 options

●	Francis Knuettel II, director: 125,000 options

●	William Caple, director: 125,000 options

●	Thomas Fore, director: 125,000 options

●	Chrisopher Polaszek, acting general counsel: 85,1950 options

●	Peter Lipinski, Finance: 12,500 options

●	Justin Yorke, consultant/former director: 125,000 options with vesting pursuant to his consulting agreement as follows: (i) 62,500 options are vested upon grant, and (ii) 62,500 options will vest on at the end of the initial term of the consulting agreement, subject to continued services as of each applicable vesting date. The consulting agreement provides that if he is terminated for cause, he will not be entitled to any unearned or unvested compensation.

●	William Meissner, consultant/former President: 62,500 options with vesting pursuant to his consulting agreement as follows: (i) 31,250 options are vested upon grant, and (ii) 31,250 options will vest on at the end of the initial term of the consulting agreement, subject to continued services as of each applicable vesting date. The consulting agreement provides that if he is terminated for cause, he will not be entitled to any unearned or unvested compensation.

Options Repricing

On August 4, 2026, the Board approved, subject to stockholder approval as required by the rules of NYSE American, amendments to the above option grants to adjust the exercise price thereof to $0.3551, the closing price of Company’s common stock on August 3, 2026.

Strategic Transformation RSU Plan

On June 8, 2026 the Company’s Board of Directors voted to approve and adopt in principle a Strategic Transformation RSU Plan designed to align management, directors, and key advisors with the successful execution of the Company’s strategic transition into the cannabinoid wellness and pharmaceutical sectors. This RSU Plan is not designed to reward a transaction; but rather is designed to reward the successful transformation of the Company and the creation of sustainable stockholder value.

The Company has publicly communicated its intention to pursue strategic alternatives that may result in a merger, acquisition, business combination, or other transformational transaction that positions the Company for long-term growth and stockholder value creation.

The Board approved the RSU Plan recognizing that successfully identifying, negotiating, financing, closing, and integrating such a transaction, while simultaneously restoring and maintaining compliance with applicable NYSE listing standards, will require extraordinary efforts from management, directors, and key advisors.

The RSU Plan, which is subject to stockholder approval in accordance with NYSE American rules, is summarized as follows.

Plan Structure

The RSU Plan will represent 20% of the Company’s fully diluted shares outstanding, which is presently approximately 2,093,250 shares.

Adoption of the RSU Plan requires and will not be effective prior to the Company obtaining stockholder approval.

Stockholder approval of the RSU Plan is expected to be an express closing condition to any merger, business combination, change of control transaction, or other strategic transaction approved by the Board.

Awards under the RSU Plan will be determined by the Compensation Committee and Board of Directors based upon contributions to the successful execution of the Company’s strategic transformation.

Vesting Framework

Subject to stockholder approval, the RSU Plan is expected to have the following performance-based vesting structure:

● 50% of awarded RSUs vest upon closing of the strategic transaction (inclusive of stockholder approval of the RSU Plan);

● 25% of awarded RSUs vest upon achievement of NYSE listing compliance including with respect to the recent notice of stockholders’ equity deficiency received by the Company;

● 25% of awarded RSUs vest six months following achievement of the NYSE compliance referred to above, subject to continued service and/or a consulting role.

The foregoing is subject to accelerated vesting in certain events as outlined below under “RSU Plan Grants.”

Strategic Rationale

The proposed RSU Plan is intended to directly align the interests of management, directors, and key advisors with those of stockholders. Unlike traditional equity compensation programs, the proposed awards will be tied to the successful completion of a transformational transaction and the achievement of critical post-closing milestones that are expected to drive long-term stockholder value.

The Board believes this structure will appropriately reward performance, promotes retention through a critical transition period, and ensures that participants realize value only upon the successful execution of the Company’s strategic objectives. Management and the Board are effectively committing a significant portion of their future compensation opportunity to the successful completion of the Company’s transformation strategy, including the achievement of NYSE compliance and the delivery of a transaction designed to maximize shareholder value.

RSU Plan Grants

On August 4, 2026 the Board approved the following allocations of RSU grants, represented as a percentage of the 20% of the Company’s fully diluted shares outstanding as described above under “Plan Structure,” subject to stockholder approval:

●	Brady Cobb: 7.0%
●	Michael Bondurant: 7.0%
●	Martin Scott: 1.5%
●	Christopher Polaszek: 1.25%
●	Peter Lipinski: 0.25%
●	William Caple: 1.25%
●	Thomas Fore: 0.875%
●	Francis Knuettel: II 0.875%

In addition, the Board approved accelerated full vesting of RSU grants for all RSU recipients in the event of a corporate change of control of the ownership of the Company, and for any individual recipient of RSUs in the event he is discharged from his respective service to the Company, unless such discharge is for cause.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board or a committee thereof.

Equity Compensation Plan Information

On September 25, 2025, the Board adopted the 2025 Plan covering 1,328,945 shares of Common Stock of which have been or may be issued or issuable to employees, non-employee directors, officers, consultants and advisors of the Company and its subsidiaries. The 2025 Plan has a term ending September 25, 2035. The Company’s stockholders approved the 2025 Plan on October 31, 2025.

The 2025 Plan also contains an “evergreen provision,” pursuant to which the shares available for grants thereunder will automatically increase on January 1st of each year, for a period of seven years commencing on January 1, 2026 and ending on January 1, 2032. The yearly increases shall equal an amount equal to 5% of the total number of shares of Common Stock outstanding as of December 31 of the preceding calendar year, on a fully diluted basis.

On May 21, 2020, the Board adopted the 2020 Plan, which provides for the grant of options, restricted stock awards, stock appreciation rights, performance units and performance bonuses to consultants and other eligible recipients. The 2020 Plan has a term ending on May 21, 2030.

The 2020 Plan, as amended contains an “evergreen provision” which provides for an automatic annual increase in the number of shares under the Plan of 7.5% of the total number of shares of Common Stock outstanding as of December 31st of the preceding fiscal year.

 The following table gives information as of December 31, 2025 about shares of Common Stock that have been issued under the 2020 Plan.

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by the stockholders	54,053	$118,.40	1,3450,079
Equity compensation plans not approved by the stockholders

Total	54,053	$118.40	1,340,079

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2025, for each named executive officer:

Name*	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-Exercisable	Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Robert Nistico	9/16/2021	3,313	—	—	$179,20	9/16/2031
Robert Nistico	4/18/2024	7,500	—	—	$52.80	4/18/2034
William Meissner	9/16/2021	7,813	—	—	$179,20	9/16/2031
William Meissner	9/16/2021	625,	—	—	$179.20	9/16/2031
William Meissner	4/18/2024	4,688	—	—	$52.80	4/18/2034
William Devereux	3/3/2025	1,250	2,500	—	$25.60	3/3/2035
William Devereux	7/31/2025	250,000			$3.20	7/31/2030

*Does not include the 2025 Warrants that were subsequently cancelled.

2025 Warrants

Effective July 31, 2025, the Company issued 1,262,500 Warrants to its officers, directors and certain employees. In April 2026, our Board cancelled the Warrants. The Company’s officers and directors who received Warrants agreed to cancel them. As of the date of this Prospectus, 337,500 Warrants held by former employees, including William Devereux, the Company’s former Chief Financial Officer, remain outstanding and all other Warrants have been cancelled. The Company intends to pursue its remedies with respect to the remaining Warrants.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of August 5, 2026, for:

●	each of our current directors and executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of our Common Stock.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially, subject to applicable community property laws. Unless otherwise specified, the address for each of the persons named in the table is 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304.

Our calculation of the percentage of beneficial ownership is based on 6,412,521 shares of Common Stock outstanding as of August 19, 2026. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person or persons, the number of shares outstanding is deemed to include the number of shares beneficially owned by such person or persons (and only such person or persons) by reason of these acquisition rights.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock
Executive Officers and Directors
Brady Cobb, Interim Chief Executive Officer and Director (1)	231,250	3.5%

Martin Scott, Interim Chief Financial Officer (2)	175,000	2.7%

Michael Bondurant, Interim Chief Operating Officer (3)	200,000	3.0%

Thomas Fore, Director (4)	125,000	1.9%

Frederick William (“Bill”) Caple, Director (5)	130,000	2.0%

Francis Knuettel II, Director (6)	125,000	1.9%

William Meissner, Former President and CMO (7)	31,875	*

Robert Nistico, Former CEO and Director (8)	3,313	*

William Devereux, Former CFO (9)	251,250	3.8%

Officers and Directors as a Group (6 individuals) (10)	986,250	13.3%

*Less than 1%.

(1) Represents 231,250 vested stock options received on June 8, 2026. See “Executive and Director Compensation – Subsequent Equity Grants.”

(2) Represents 175,000 vested stock options received on June 8, 2026. See “Executive and Director Compensation – Subsequent Equity Grants.”

(3) Represents 200,000 vested stock options received on June 8, 2026. See “Executive and Director Compensation – Subsequent Equity Grants.”

(4) Represents 125,000 vested stock options received on June 8, 2026. See “Executive and Director Compensation – Subsequent Equity Grants.”

(5) Includes (i) 125,000 vested stock options received on June 8, 2026, and (ii) options to purchase 4,531 shares of Common Stock, which are held by SNS Universal Solutions LLC, an entity which Mr. Caple controls. See “Executive and Director Compensation – Subsequent Equity Grants.”

(6) Represents 125,000 vested stock options received on June 8, 2026. See “Executive and Director Compensation – Subsequent Equity Grants.”

(7) Represents (i) 625 vested stock options and (ii) 31,250 vested stock options. Does not include an additional 31,250 stock options which are subject to vesting terms. See “Executive and Director Compensation – Subsequent Equity Grants.”

(8) Includes (i) 3,313 vested stock options and (ii) 31,250 vested stock options. Does not include an additional 31,250 stock options which are subject to vesting terms. See “Executive and Director Compensation – Subsequent Equity Grants.”

(9) Mr. Devereux is our former Chief Financial Officer who resigned effective November 30, 2025. Includes Warrants to purchase 250,000 shares of Common Stock, and options to purchase 1,250 shares of Common Stock. Although our Board cancelled the Warrants on April 14, 2026, Mr. Devereux did not agree to the cancellation. In reporting the Warrants, the Company does not concede he is legally entitled to the Warrants which were not approved by disinterested directors or our stockholders, represented a large percentage of our then outstanding common stock and were never reported to the SEC as required by the Exchange Act.

(10) This amount represents beneficial ownership by all current directors and executive officers of the Company. Does not include anticipated RSU Plan grants which are subject to stockholder approval. See “Executive and Director Compensation – Subsequent Equity Grants.” Also does not include beneficial ownership of former officers and directors as indicated in the table above.

DESCRIPTION OF OUR SECURITIES

The following summarizes the material terms of the Company’s capital stock. The Company is a corporation incorporated under the laws of the State of Nevada, and accordingly its internal corporate affairs are governed by Nevada Revised Statutes (“NRS”) and by its Articles of Incorporation and its Bylaws, which are incorporated by reference as exhibits to the registration statement of which this Prospectus forms a part. The following summary is qualified in its entirety by reference to the applicable provisions of Nevada law and our Articles Of Incorporation and Bylaws, which are subject to future amendment in accordance with the provisions thereof. Our Common Stock is the only class of our securities registered under Section 12 of the Exchange Act.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Each class of our preferred stock’s outstanding share numbers are included in their corresponding section below.

Common Stock

Voting Rights. Each outstanding share is entitled to one vote upon each matter submitted to a vote at a meeting of stockholders. Cumulative voting of shares of stock of the Company is not allowed or authorized in the election of the Board of Directors of the Company.

Dividends. Dividends in cash, property or shares may be paid upon the stock, as and when declared by our Board, out of funds of the Company to the extent and in the manner permitted by law.

Other Rights. The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and our Common Stock is not subject to any redemption or sinking fund provisions.

Preferred Stock

Under our Articles of Incorporation and subject to the limitations prescribed by law, our Board may have such classes and preference of shares of preferred stock as the Board may determine from time to time.

When and if we issue additional shares of preferred stock, we will establish the applicable preemptive rights, dividend rights, voting rights, conversion privileges, redemption rights, sinking fund rights, rights upon voluntary or involuntary liquidation, dissolution or winding up and any other relative rights, preferences and limitations for the particular preferred stock series.

Series A-1 Preferred Stock

Each share of Series A-1 Preferred Stock, par value $0.001 has a stated value of $1,000. Beginning on the date on which (i) the Company’s stockholders approve and the Company amends its Articles of Incorporation to increase in authorized Common Stock of the Company as and to the extent necessary to permit full issuance of the shares underlying the securities together with other Common Stock equivalents, and (ii) the Company’s stockholders approve the issuance of the securities as may be required by the rules of the NYSE American (such date, “Stockholder Approval Date”) and for a period ending two years thereafter, each share of Series A-1 will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series A-1 divided by the Series A-1 conversion price equal to the lower of (i) $16.00 per share and (ii) 80% of the of the average of the five trading day volume weighted average prices of the Company’s Common Stock as of the applicable conversion date, subject to a floor price of $5.00. Conversions of Series A-1 are subject to beneficial ownership limitations. The Stockholder Approval Date occurred on October 31, 2025.

Holders of Series A-1 are entitled to vote on an as-converted basis.

The holders of the Series A-1 are entitled to receive annual dividends equal to 12% of the stated value per share payable quarterly in arrears in cash or in shares of Common Stock at the election of the Company.

Two years after the issuance of the Series A-1, the Company shall have the option to redeem all or any portion of the Series A-1 then outstanding, at a price per share equal to the stated value plus any unpaid dividends, subject to the holders’ right to convert prior to such a redemption.

As of the date of this Prospectus, there were 1,300 shares of Series A-1 outstanding.

Series B Preferred Stock

Each share of Series B Preferred Stock, par value $0.001 has a stated value of $100. Beginning on the Stockholder Approval Date and for a period ending two years thereafter, each share of Series B will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series B share divided by the Series B conversion price conversion price equal to the lower of (i) $6.00 per share and (ii) 80% of the of the average of the five trading day volume weighted average prices of the Company’s Common Stock as of the applicable conversion date, subject to a floor price of $5.00, and subject further to beneficial ownership limitations.

Except as otherwise required by applicable law, the Series B shall not have any voting rights and shall not be entitled to vote on any matters brought before the stockholders of the Company.

The holders of the Series B are entitled to receive annual dividends equal to 12% of the stated value per share payable quarterly in arrears in cash or in shares of Common Stock at the election of the Company.

Two years after the issuance of the Series B, the Company shall have the option to redeem all or any portion of the Series B then outstanding, at a price per share equal to the stated value plus any unpaid dividends, subject to the holders’ right to convert prior to such a redemption.

As of the date of this Prospectus, there were 87,999 shares of Series B outstanding.

Series D Convertible Preferred Stock

The Certificate of Designations for the Series D, as amended and restated, authorizes the issuance of up to 5,500 shares of Series D, with each share of Series D having a stated value of $1,000. Beginning on the later of (i) December 31, 2026, (ii) the date on which the NYSE American LLC or such other exchange or trading market on which the Company’s common stock is then listed or quoted (the “Principal Market”) has approved and authorized the issuance of the shares of common stock pursuant to the rules and regulations thereof, and (iii) the date on which the Company’s stockholders have approved the issuance of shares of common stock as and to the extent required by the rules and regulations of Principal Market (such date, the “Initial Conversion Date”), the Series D is convertible into shares of the Company’s common stock in an amount determined by dividing the stated value of the shares of Series D being converted by the conversion price of $1.00 per share. The conversion price is subject to potential downward adjustment in the event of a lower-priced sale or issuance of common stock or derivative securities, subject to a floor price of $0.60 per share. The conversion price and the floor price are subject to customary adjustments for reverse stock splits, forward stock splits, stock combinations, stock dividends and similar corporate events. Conversions of the Series D are also subject to a 4.99% beneficial ownership limitation which may be increased to up to 9.99% upon 61 days’ notice.

Beginning on the Initial Conversion Date, the Series D are entitled to vote with the Company’s common stock on an as-converted basis, subject to the beneficial ownership limitation. The Series D ranks on parity with the Company’s common stock with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company. In the event of a liquidation, dissolution or winding up of the Company, subject to the rights of any senior securities, the holders of the Series D are entitled to receive, on a pro rata basis with holders of any parity securities, an amount per share of Series D equal to the stated value plus any accrued but unpaid dividends thereon.

As of the date of this Prospectus, there were 5,500 shares of Series D outstanding.

Anti-Takeover Effects of Provisions of Nevada Law, Our Articles of Incorporation and By-Laws

Nevada law includes certain provisions, which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Options and Warrants

As of the date of this Prospectus, the Company had 1,379,037 options outstanding and 1,722,168 Warrants outstanding.

Listing

Our Common Stock trades on the NYSE American under the symbol “EDVA”.

Transfer Agent and Registrar

VStock Transfer is serving as our transfer agent and registrar. They are located at 18 Lafayette Pl, Woodmere, NY 11598.

THE SELLING STOCKHOLDER

This Prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all shares of our Common Stock that have been or may be issued by us to the Selling Stockholder under the Purchase Agreement. Such shares of our Common Stock consists of up to 5,000,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement.

As used in this Prospectus, the term “Selling Stockholder” includes the Selling Stockholder listed in the table below, and its permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Stockholder’s interest in the shares of Common Stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This Prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

For additional information regarding the issuance of Common Stock covered by this Prospectus, the Purchase Agreement and related transactions, see the section entitled “The Purchase Agreement” above. We are registering the shares of Common Stock pursuant to the provisions of the Purchase Agreement and the Registration Rights Agreement in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth below under “Material Relationships with the Selling Stockholder”, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of Common Stock that it may offer from time to time under this Prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of June 10, 2026. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock that the Selling Stockholder may offer under this Prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholder has voting and investment power. The percentage of Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 6,412,521 shares of our Common Stock outstanding on August 5, 2026. Because the purchase price of the Common Stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase, and on the applicable VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by us to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this Prospectus.

We may amend or supplement this Prospectus from time to time in the future to update or change the Selling Stockholder list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these securities.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent (2)		Number (3)	Percent (4)
C/M Capital Master Fund, LP (5)	336,783	4.99%	5,000,000	861,991	4.99%

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including the registration statement that includes this Prospectus becoming and remaining effective. Furthermore, the Fixed Purchases or VWAP Purchases, as applicable, of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our Common Stock to the Selling Stockholder to the extent such shares, when aggregated with all other Common Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder beneficial ownership of our Common Stock to exceed the Beneficial Ownership Limitation (as defined in the Purchase Agreement).

(2)	Applicable percentage ownership is based on 6,412,521 shares of our Common Stock outstanding as of August 19, 2026.

(3)	Assumes the sale of all shares being offered pursuant to this Prospectus. The shares owned after the Offering are reflected in the chart below. All of the notes and preferred stock contain 4.99% beneficial ownership limitations.

(4)	The number of shares outstanding after the Offering assumes the sale of all 5,000,000 shares.

(5)	Represents shares of Common Stock issuable upon conversion and exercise of convertible notes, convertible preferred stock and warrants, as applicable held by the following entities: (i) C/M, (ii) Cavalry Fund I LP, (iii) WVP Emerging Manager Onshore Fund, LLC – C/M Capital Series, (iv) AW Jones Company and (v) Mercer Street Global Opportunity Fund, LLC, subject in each case to a 4.99% beneficial ownership limitation. Thomas Walsh, a control person of C/M, has the power to acquire and dispose of the securities held by each of the entities referred to above. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M. Mr. Walsh and Mr. Juchno separately have the power to control the other entities listed in this paragraph. Each of Messrs. Walsh and Juchno disclaim any beneficial ownership of these shares. The business address of C/M is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131.

Material Relationships with the Selling Stockholder

In addition to the transactions described elsewhere in this Prospectus including under “The Purchase Agreement” which description is incorporated herein by reference, C/M and its affiliates have entered into a number of investments in the Company’s securities over the past three years, as reflected in the chart below.

9/29/2023 Issuance	Cavalry Fund I LP(1)	Number of Shares	WVP Emerging Manager Onshore Fund LLC – Structured Small Cap Lending Series (“WVP”) (1)	Number of Shares	A.W. Jones Company (1)	Number of Shares
Senior Convertible Note	$800,000	—	$250,000	—	$200,000	—
Common Stock	400,000	2,500	125,000	781	100,000	625
Warrant	400,000	2,500	125,000	781	100,000	625

5/1/2024 Issuance	Cavalry Fund I LP		WVP		AW Jones Company
Senior Convertible Note	$800,000	—	$250,000	—	$800,000	—
Common Stock	400,000	2,500	125,000	781	400,000	2,500
Warrant	2,000,000	12,500	625,000	3,906	2,000,000	12,500

8/22/2024 Issuance	Cavalry Fund I LP		WVP		AW Jones Company
Senior Convertible Note	$525,000	—	$75,000	—	—	—
Common Stock	262,500	—	37,500	—	—	—
÷40	6,562.50		937.50		—

6/10/2025 Issuance	C/M
Series A-1 Preferred Stock	75,000	—	—	—	—	—

6/25/2025 Exchange	Cavalry Fund I LP		WVP		AW Jones Company
Series B Preferred Stock	14,952	373.125	3,693	92.325	9,178	229.45

9/19/2025 Issuance	C/M		WVP
Issuance of Secured Original Issuance Discount Convertible Note	$1,250,000	—	$750,000	—	—	—

(1) Thomas Walsh, a control person of C/M, had and has the power to acquire and dispose of the securities held by each of the other entities referred to above.

On November 12, 2025, the Company borrowed a total of $500,000 from C/M and WVP and issued to such investors senior promissory notes in the total combined original principal amount of $588,235.30, representing a 15% original issue discount. These notes mature on February 12, 2026, and accrue interest at a rate of 6% beginning on the 30-day anniversary of the issuance date. The notes contain customary events of default, the occurrence of which would result in acceleration of the maturity date thereof.

The notes also provide that if the Company completes any public offering or private placement of its equity, equity-linked or debt securities, the holder may, in its sole discretion, elect to apply as purchase consideration for such transaction: (i) all, or any portion, of the then outstanding principal amount of the note and any accrued but unpaid interest, and (ii) any securities of the Company then held by the holder, at their fair value.

On July 6, 2026, in connection with the License Agreement, the Company also entered into an Exchange Agreement with the Licensor and Mercer Street Global Opportunity Fund, LLC (“Mercer”), a noteholder of the Licensor and an affiliate of C/M, pursuant to which the Company agreed to issue to Mercer 5,500 shares of a newly designated Series D having a total combined stated value of $5,500,000 as part of the consideration for entering into the License Agreement, and Mercer and the Licensor agreed to the cancellation of the Licensor’s promissory notes held by Mercer in the amount of approximately $5,500,000.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL PROCEEDINGS

From time to time, we may become involved in various claims, demands, lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except for the litigation disclosed below, we are not currently a party to any legal or arbitration proceeding the outcome of which, if ‘determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows, or financial condition.

On August 14, 2024, TapouT, LLC, (“TapouT”), filed a Complaint against the Company in the Supreme Count of New York for New York County (the “Court”). The Complaint pertains to breach of a certain Licensing Agreement dated December 8, 2011, under which the Company became a successor in interest on July 1, 2013, pursuant to an amendment to the Licensing Agreement.

TapouT alleges that as a result of an unpaid invoice they had exercised their right pursuant to section 22 of the Licensing Agreement to terminate the Licensing Agreement. TapouT alleges that as a result of the aforementioned termination, pursuant to the Licensing Agreement, they are owed all unpaid fees and other amounts payable become immediately due. As a result, TapouT have brought two causes of action, the first being breach of contract for the unpaid invoice and the second for accounts stated for all unpaid fees and other amounts payable. TapouT, LLC is seeking approximately $1,700,000 for termination of the Licensing Agreement. The Company does not view this as a reasonable amount given that the Company believes TapOut LLC did not fulfill their obligations pursuant the Licensing Agreement. The Company believes the case will be settled for a lower amount and has booked a legal reserve of $330,000 as the estimate for the potential liability. The parties have reached agreed upon settlement terms for an amount less than the booked legal reserve and are working towards finalizing the settlement agreement.

The Company is in the process of resolving alleged and potential claims from investors that are referred to as the “Uptime Investor Claims.” There is a chance that the subsequent revised agreements are not finalized and litigation could ensue, however the Company will exhaust all efforts to finalize the revised agreements as quickly as possible.

On April 14, 2026, the Company was served with a Notice of Claim for Wages made by Miguel Ramirez, a former employee of the Company, demanding back wages in the amount of $32,155 and asserting that additional penalties of $12,480 and other remedies of $5,000 are payable in connection with the claim. The claim was filed with the State of Nevada’s Department of Business and Industry, Office of the Labor Commissioner. The Company has reached a settlement with Mr. Ramirez.

On April 20, 2026, the Company received a demand for payment from and on behalf of Decathlon Alpha IV, L.P., seeking $2,833,395.98 in connection with a Revenue and Loan Security Agreement dated December 24, 2020, as amended. The Company intends to take all necessary steps to vigorously defend the allegations, claims, and demands. The parties have met on this matter in an attempt to discuss a possible amicable resolution, but to date no agreement has been reached. On July 10, 2026, the Company entered into a letter agreement with the Lender pursuant to which the parties agreed that the Company may satisfy its outstanding obligations under the Loan Security Agreement totaling $2,834,689 by paying to the lender $301,800.55 on or before August 31, 2026. Under the letter agreement, upon the lender’s receipt of such payment on or before such date, the Company will be forever irrevocably and unconditionally released and discharged from any and all of its obligations under the Loan Agreement, including any claims, charges, demands, fees, liabilities, obligations, indebtedness (including the outstanding balance remaining), damages, costs and expenses arising out of the Loan Security Agreement. Payment was made by the Company on July 14, 2026.

On April 20, 2026, a complaint was filed against the Company by Premium Merchant Funding 26, LLC alleging breach of contract and seeking damages of approximately $166,516.35. The Company understands that a default judgment in the amount of $168,777.94 was entered against it. The parties met on this matter in an attempt to discuss a possible amicable resolution, and on July 28, 2026, the parties entered into a Stipulation of Settlement (the “Stipulation”), pursuant to which their dispute will be settled upon the Company’s payment of $75,000.00 in three separate payments of $25,000 each concluding with the last payment to be made on or before September 29, 2026, as set forth in the Stipulation. Upon the Company’s satisfaction with the terms of the Stipulation, including making the payments referenced above, the Company will be forever released from all claims related to this matter.

On April 23, 2026, the Company was served with a Demand for Payment on behalf of Jeremy Reichman, Albert Reichman, Seth Yanofsky, and Daniel Braun for alleged failure to pay compensation owed under Consulting Agreements, along with other allegations of wrongdoing, seeking $2,000,000. The Company intends to take all necessary steps to vigorously defend the allegations, claims, and demands. The parties have met on this matter in an attempt to discuss a possible amicable resolution, but to date no agreement has been reached.

On April 29, 2026, the Company was contacted by representatives for Learfield Communications, LLC and Mainfreight, Inc., seeking payment of obligations in the amounts of $56,677.00 and $15,401.14. The parties met and conferred on these disputed matters and amounts and settlement agreements were negotiated, drafted, and executed.

On or about April 29, 2026, the Company received a demand for payment from representatives of Cobalt Funding Solutions (“Cobalt”), seeking payment in the approximate amount of $170,815.79. The Company intends to meet and confer with Cobalt regarding this contested amount.

On June 1, 2026, the Company began settlement discussions and negotiations with Euler Hermes North American Insurance Company, assignee of Wild Leaf Holdings US LLC regarding a contested claim and disputed amount of $53,569.49 plus interest and costs. The Company intends to continue to meet and confer regarding this contested amount.

On June 1, 2026, the Company received a notice of default from Copa Di Vino Corporation (“CDVC”) in regards to a Settlement Agreement dated April 4, 2025, which memorialized a Settlement Amount of $673,007.13 required the Company to tender monthly payments commencing on November 4, 2025, in the amount of $62,726.25. The Settlement Agreement provides the Company with an opportunity to cure, and the Company intends to meet and confer with CDVC regarding this contested amount.

On July 7, 2026, Copa Di Vino Corporation filed a complaint against the Company and Copa Di Vino Wine Group, Inc. in the Circuit Court for the Seventeenth Judicial Circuit, Broward County, Florida, alleging breach of a settlement agreement entered into in April 2025, and a related extension agreement executed in February 2026. The complaint alleges that the Company failed to make certain scheduled settlement payments, as modified by the extension agreement, and seeks to accelerate all remaining amounts allegedly due under the settlement agreement. The plaintiff seeks monetary damages, including the unpaid settlement balance, accrued interest, amounts allegedly due under the extension agreement, court costs, and other relief deemed appropriate by the court. As of July 1, 2026, the complaint alleges aggregate amounts due of approximately $788,000, exclusive of continuing interest and costs.

The Company is reviewing the claims with counsel and evaluating its rights, defenses, and other available options, including the possibility of counterclaims. The litigation remains in its early stages, no determination on the merits has been made, and the Company cannot reasonably predict the ultimate outcome or estimate any additional loss, if any, beyond amounts that may ultimately be determined through the litigation or otherwise resolved.

On June 9, 2026, the Company received a demand for payment from counsel for Thrive Ideas, Inc. in the amount of $6,688.00.

On July 14, 2026, the Company announced it successfully negotiated settlements with multiple legacy creditors representing approximately $3.3 million of accounts payable and accrued liabilities for aggregate cash consideration of approximately $550,000. As a result, the Company expects to recognize an approximate $2.75 million gain from the extinguishment of indebtedness, subject to final accounting review. The liability settlements are expected to eliminate approximately 84% of the negotiated obligations while requiring only approximately 17% of their face value to satisfy those claims.

The Company is party to various other agreements, credit facilities, loan agreements, notes, leases, guarantees, settlement arrangements and other financing and contractual obligations (collectively, the “Obligations”), certain of which contain affirmative and negative covenants, financial maintenance requirements, performance obligations, cross-default provisions and other restrictions customary for obligations of this type. From time to time, the Company may be in default, or may be deemed to be in default, under one or more of its Obligations, including as a result of covenant breaches, payment defaults, failures to satisfy performance or reporting requirements, breaches of contractual terms, non-compliance with settlement obligations, cross-default triggers, or other events of default. There can be no assurance that the Company will be able to comply with all such covenants and obligations in the future or that any such defaults will not occur.

While any such defaults or breaches may arise under individual Obligations, the aggregate principal amount and associated liabilities of such Obligations, taken together, may be material to the Company. The existence of any actual or alleged default or breach could permit lenders, counterparties or other stakeholders to accelerate repayment, terminate commitments, enforce settlement terms, exercise remedies against collateral, pursue damages or other contractual remedies, or otherwise initiate enforcement or legal proceedings, including pursuant to cross-default or cross-acceleration provisions in other agreements. There can be no assurance that any such counterparties would not exercise such rights or that the Company would be able to cure any such defaults, obtain waivers, or otherwise avoid the exercise of remedies.

Any such events, whether individually or in the aggregate, could have a material adverse effect on the Company’s business, financial condition, liquidity, results of operations and ability to continue as a going concern. In addition, the Company may be required to seek waivers, amendments, forbearance arrangements, refinancings or other accommodations from its creditors or counterparties, which may not be available on favorable terms, or at all, and there can be no assurance that the Company will be able to obtain any such relief on acceptable terms or within required timeframes.

The Company owes an estimated $4.7 million to certain creditors for past due amounts. The Company is in discussions with these creditors and is seeking to negotiate an acceptable resolution and settlement of these balances. However, no assurances can be made that a resolution will be met, in which case we may face litigation from these creditors.

LEGAL MATTERS

The validity of the issuance of the securities offered by this Prospectus will be passed upon for us by Nason, Yeager, Gerson, Harris, & Fumero, P.A., Palm Beach Gardens, Florida.

EXPERTS

Rose, Snyder & Jacobs LLP, independent registered public accounting firm, has audited the consolidated financial statements of Endovia Health Sciences, formerly Splash Beverage Group, Inc. (the “Company”) as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024, as set forth in their report included herein. The report of Rose, Snyder & Jacobs LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern. The consolidated financial statements of the Company are included in this Prospectus and elsewhere in this registration statement in reliance of Rose, Snyder & Jacobs LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information, with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Statements contained in or incorporated by reference into this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s Internet site. We make available, free of charge, on our website at www.endoviasciences.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The contents of our website are not part of this Prospectus, and the reference to our website does not constitute incorporation by reference into this Prospectus of the information contained on or through that site, other than documents we file with the SEC that are specifically incorporated by reference into this Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC’s rules allow us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus or previously incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the registration statement of which this Prospectus forms a part and prior to effectiveness of such registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with the Prospectus.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Endovia Health at www.sec.gov/EDGAR. You may also access our reports and proxy statements free of charge at our website, www.endoviasciences.com, which website is not incorporated into this Prospectus.

You may obtain a copy of any of our filings, at no cost, by contacting us at:

Brady Cobb, Endovia Health Sciences, Inc., 1112 N. Flagler Drive, Fort Lauderdale, Florida 33304; Telephone number (954) 648-7238.

 Report of Independent Registered Public Accounting Firm (PCAOB ID: 468)

To the Board of Directors and Stockholders

Splash Beverage Group, Inc.

Fort Lauderdale, Florida

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Splash Beverage Group, Inc. at December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit and a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Rose, Snyder & Jacobs LLP

We have served as the Company’s auditor since 2024

Encino, CA

April 15, 2026

Splash Beverage Group, Inc.
Consolidated Balance Sheets
December 31, 2025 and December 31, 2024

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$281,435	$13,789
Accounts receivable, net	15,748	191,991
Prepaid expenses	208,051	271,791
Inventory	33,538	319,104
Other receivables	93,221	234,770
Assets of discontinued operations	—	872,674
Total current assets	631,993	1,904,119

Non-current assets:
Deposit	22,734	48,922
Investment in Salt Tequila USA, LLC	250,000	250,000
Right of use assets	48,041	351,336
Property and equipment, net	12,926	22,210
Assets of discounted operations	—	182,598
Total non-current assets	333,701	855,066

Total assets	$965,694	$2,759,185

Liabilities and Stockholders’ Deficit

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$4,810,061	$3,592,037
Derivative liability	189,582	—
Dividends payable	831,944	—
Right of use liability, current portion	50,720	58,840
Related party notes payable	389,000	389,000
Notes payable, net of discounts	6,225,581	9,632,505
Stockholder advances	—	200,000
Accrued interest payable	2,282,528	3,610,329
Liabilities of discontinued operations	1,480,712	1,886,531
Total current liabilities	16,260,128	19,369,242

Long-term liabilities:
Notes payable, net of discounts	3,418	1,971,095
Right of use liability, net of current portion	2,976	53,697
Total long-term liabilities	6,394	2,024,792

Total liabilities	$16,266,522	$21,394,034

Stockholders’ deficit:
Preferred stock, Series A $0.001 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Preferred stock, Series A-1 $0.001 par value, 1,500 shares authorized, 1,300 shares issued and outstanding	1	—
Preferred stock Series B, $0.001 par value, 12% cumulative, 150,000 shares authorized, 123,731 shares issued and outstanding	122	—
Preferred stock Series C, $0.001 par value, 500,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock, $0.001 par, 100,000,000 shares authorized, 749,700 and 417,459 shares issued and outstanding, at December 31, 2025 and December 31, 2024, respectively	750	417
Additional paid in capital	166,563,526	137,115,831,
Accumulated other comprehensive income	33,828	81,180
Accumulated deficit	(181,899,055)	(155,832,277)
Total stockholders’ deficit	(15,300,828)	(18,634,849)

Total liabilities and stockholders’ deficit	$965,694	$2,759,185

 Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2025 and December 31, 2024

	2025	2024
Net revenues	$73,066	$801,273
Cost of goods sold	(56,168)	921,070
Gross margin	16,898	(119,797)

Operating expenses:
Contracted services	760,446	928,377
Salary and wages	2,593,355	2,912,594
Non-cash share-based compensation	8,623,545	2,356,684
Other general and administrative	2,146,758	3,099,473
Sales and marketing	79,014	483,515
Total operating expenses	14,203,118	9,780,643

Loss from continuing operations	(14,186,220)	(9,900,440)

Other income/(expense):
Other Income/expense	234,996	(871)
Interest income	—	1,991
Interest expense	(2,523,260)	(3,702,611)
Legal reserve	—	(330,000)
Amortization of debt discount	(1,844,694)	(3,677,143)
Loss on inventory write off	(449,205)	—
Loss on Extinguishment of debt	(5,560,482)	—
Change in FV derivative	(20,406)	—
Total other expense	(10,163,051)	(7,708,634)

Provision for income taxes	—	—

Net (loss) from continuing operations, net of tax	(24,349,271)	(17,609,074)

Discontinued operations:
Loss from discontinued operations, net of tax	(885,563)	(6,147,477)
Net (loss) from discontinued operations	(885,563)	(6,147,477)
Net loss	$(25,234,834)	$(23,756,551)
Preferred Stock Dividends	(831,944)	—
Net loss available to common stockholders	$(26,066,778)	$(23,756,551)
Other comprehensive loss
Foreign currency translation gain (loss)	$(47,352)	$97,763

Total comprehensive loss	$(25,282,186)	$(23,658,788)

Loss per share - continuing operations – Basic and Diluted	(46.24)	(52.63)
Loss per share - discontinued operations Basic and Diluted	(1.64)	(18.37)
Net income (loss) per share - Basic and Diluted	(47.88)	(71.00)

Weighted average number of common shares outstanding - continuing operations
Basic and Diluted	544,599	334,607

 Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years ended December 31, 2025 and 2024

	Common Stock			Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Additional	Subscription	Accumulated Other		Total Stockholders’
	Shares	Amount		Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Comprehensive	Accumulated	Equity

Balances at December 31, 2023	277,063		$277	—	$—	—	$—	—	$—	—	$—	$127,745,763	$—	$(16,583)	$(133,334,783)	$(5,605,326)
Adoption of ASU 2020-06	—		—	—	—	—	—	—	—	—	—	(2,191,103)	—	—	1,259,057	(932,046)
Stock based compensation	—		—	—	—	—	—	—	—	—	—	1,424,745	—	—	—	1,424,745
Issuance of common stock for convertible note	11,906		12	—	—	—	—	—	—	—	—	641,238	—	—	—	641,250
Issuance of warrants on convertible instruments	—		—	—	—	—	—	—	—	—	—	4,327,247	—	—	—	4,327,247
Issuance of common stock for services	13,865		14	—	—	—	—	—	—	—	—	721,675	—	—	—	721,689
Conversion of notes payable to common stock	114,625		115	—	—	—	—	—	—	—	—	4,446,265	—	—	—	4,446,380
Accumulated Comprehensive Income - Translation	—		—	—	—	—	—	—	—	—	—	—	—	97,763	—	97,763
Net loss	—		—	—	—	—	—	—	—	—	—	—	—	—	(23,756,551)	(23,756,551)

Balances at December 31, 2024	417,459		$417	—	$—	—	$—	—	$—	—	$—	$137,115,831	$—	$81,180	$(155,832,277)	$(18,634,849)

Share based compensation	—		—	—	—	—	—	—	—	—	—	8,456,951	—	—	—	8,456,951
Issuance of Preferred stock A	—		—	1,000	1	—	—	—	—	—	—	999	—	—	—	1,000
Redemption of Preferred stock A	—		—	(1,000)	(1)	—	—	—	—	—	—	(999)	—	—	—	(1,000)
Issuance of Preferred stock A-1 for cash	—		—	—	—	1,300	1	—	—	—	—	1,299,999	—	—	—	1,300,000
Exchange of Notes Payable to Preferred Stock B	—		—	—	—	—	—	126,710	126	—	—	16,387,277	—	—	—	16,387,403
Issuance of Preferred stock C for acquisition of Water Rights	—		—	—	—	—	—	—	—	20,000	20	19,999,980	(20,000,000)	—	—	—
Cancellation of Preferred stock C										(20,000)	(20)	(19,999,980)	20,000,000			—
Issuance of warrants on convertible instruments	—		—	—	—	—	—	—	—	—	—	659,958	—	—	—	659,958
Conversion of Preferred stock B to common stock	82,195		82	—	—	—	—	(3,979)	(4)	—	—	(78)	—	—	—	0
Conversion of notes payable to common stock	236,171		236	—	—	—	—	—	—	—	—	2,502,010	—	—	—	2,502,246
Issuance of common stocks on convertible instruments	10,000		10	—	—	—	—	—	—	—	—	87,590	—	—	—	87,600
Issuance of common stock for services	3,875		4	—	—	—	—	—	—	—	—	53,9990	—	—	—	53,994
Accumulated Comprehensive loss - Translation, net	—		—	—	—	—	—	—	—	—	—	—	—	(47,352)	—	(47,352)
Dividends payable	—		—	—	—	—	—	—	—	—	—	—	—	—	(831,944)	(831,944)
Net loss	—		—	—	—	—	—	—	—	—	—	—	—	—	(25,234,834)	(25,234,834)
Balances at December 31, 2025	749,700	$	750,	—	—	1,300	$1	122,731	$122	—	$—	$166,563,526	$—	$33,828	$(181,899,055)	$(15,300,828)

 Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements

Splash Beverage Group, Inc.
Consolidated Statements Cash Flows
For the Year Ended December 31, 2025 and 2024

	2025	2024

Net loss	$(25,234,834)	$(23,756,551)
(Income) loss from discontinued operations	885,564	1,823,413

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,284	401,602
Amortization of debt discount	2,450,178	3,677,143
ROU assets, net	(24,093)	5,900
Loss from intangible impairment	—	4,324,064
Non-cash share-based compensation	8,510,946	2,350,482
Change in FV of derivative liability	20,406	—
Loss on extinguishment of debt	5,560,482	—

Changes in working capital items:
Accounts receivable, net	176,244	334,579
Inventory, net	285,566	595,649
Prepaid expenses and other current assets	205,287	(53,542)
Deposits	26,188	524
Accounts payable and accrued expenses	728,690	640,806
Accrued interest payable	1,580,074	2,352,787
Liability to issue shares	—	—
Net cash used in operating activities - continuing operations	(4,820,018)	(7,303,145)

Cash flows from investing activities - continuing operations
Capital expenditures	—	—
Net cash used in investing activities - continuing operations	—	—

Cash flows from financing activities - continuing operations:
Cash advance (repayment) from related party	—	9,000
Proceeds from issuance of debt	4,384,445	9,545,300
Proceeds from sale of preferred stock	1,300,000	—
Principal repayment of debt	(580,308)	(2,009,541)
Net cash provided by financing activities - continuing operations	5,104,137	7,544,759

Cash flows from discontinued operations
Operating cash flows	30,879	(492,756)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash provided by (used in) discontinued operations	30,879	(492,756)

Net cash effect of exchange rates on cash	(47,352)	97,763

Net change in cash and cash equivalents	267,646	(153,379)

Cash and cash equivalents, beginning of year	13,789	167,168

Cash and cash equivalents, end of period	$281,435	$13,789
Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$132,863	$795,022

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Notes payable and accrued interest converted to Common Stock (236,171 shares in 2025 & 42,884 shares in 2024,)	$2,502,246	$1,769,656
Non-cash debt discount in the form of issuance of equity instruments in conjunction with convertible notes	$747,558	$2,815,743
Series-B Convertible Preferred Stock Issued 126,710 shares exchanged for notes payable and accrued interest	$12,670,435	$—

Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

Shares and per share amounts are reflective of the 1 for 40 reverse split that occurred on March 27, 2025.

The accompanying notes are an integral part of these consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group (“the Company” or “Splash”), is a Nevada corporation originally incorporated in the State of Ohio in 1992.

Splash specialized in the manufacturing process, distribution, and sales and marketing of various beverages across multiple channels. Splash operated in both the non-alcoholic and alcoholic beverage segments. Additionally, Splash operates its own vertically integrated B-to-B and B-to-C E-commerce distribution platform called Qplash.

On December 24, 2020, the Company consummated an Asset Purchase Agreement (the “Copa APA”) with Copa DI Vino® Corporation (“CdV”), to purchase certain assets and assume certain liabilities that comprise the Copa DI Vino® business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash (“Cash Consideration”), $2,000,000 convertible promissory note (the “Convertible Note”) to Seller and a variable number of shares of the Company’s Common Stock based on a attainment of revenue hurdles. CdV is one of the leading producers of premium wine by the glass in the United States with its primary offices and facilities in The Dalles, Oregon.

On February 2021, Management initiated a plan to divest its CMS business. As a result, the assets and operations of CMS have been retrospectively reflected as discontinued operations. On November 12, 2021 the Company changed its state of Domicile from Colorado to Nevada.

In coordination with up listing to the NYSE on June 11, 2021 the Company consummated a 1.0 for 3.0 reverse stock split. All Common Stock shares stated herein have been adjusted to reflect the split.

Splash Beverage Group, Inc. historical mission was to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system. Splash’s distribution system was comprehensive in the US and is also seeking to expand to select attractive international markets. Through its division Qplash, Splash’s distribution reach included e-commerce access to both business-to-business (B2B) and business-to-consumer (B2C) customers. Prior to pausing its operations in February 2025, Qplash marketed well known beverage brands to customers throughout the US that prefer delivery direct to their office, facilities, and or homes.

On July 24, 2026, the Company implemented a 1.0 for 4.0 reverse stock split. All Common Stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. All Common Stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American.

On June 25, 2025, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with a third party (the “Seller”) under which the Seller sold certain water assets located in Costa Rica to the Company in exchange for $20 million of Series C Convertible Preferred Stock (the “Series C”). The Company issued the Series C to the Seller. Section 1.04 of the Asset Purchase Agreement required the Seller to deliver the water assets by December 31, 2025 or pay the Company $20 million in cash. Section 1.04 of the Asset Purchase Agreement further stated that failure to deliver either the water assets or the $20 million by December 31, 2025 rendered the Series C to be “null, void, and of no further force or effect.” The Seller failed to comply with either requirement. As a result, on April 14, 2026, the Board of Directors of the Company terminated the Asset Purchase Agreement and cancelled the Series C, effective December 31, 2025.

Due to a lack of working capital, the Company has not generated revenue since February 2025. Currently, the Company’s operations are being conducted by its President, a full-time employee, its Chief Financial Officer, a part-time employee, and its controller, a consultant. Periodically, the President communicates with beverage industry people including former customers, distributors and suppliers. Due to its lack of adequate capital to acquire inventory , the Company has not generated revenue since February 2025. The Company purchased a small amount of inventory in December 2025 in advance of the selection of the Company’s tequila as the house tequila for Senor Frog in certain markets. The Company intends to further its commercialization of its beverage business upon its receipt of sufficient capital. In the interim, beyond the Senor Frog opportunity, the Company intends to focus its efforts on distribution of the Chispo brand tequila, and re-launching its Qplash platform primarily to provide an online supplement to sales of these products.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

 Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries, Holdings and Splash Mex, and CdV. All intercompany balances have been eliminated in consolidation.

Our investment in Salt Tequila USA, LLC is accounted for at cost, as the company does not have the ability to exercise significant influence.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

Certain reclassifications have been made to the prior period financial statements to conform to the current period classifications. These reclassifications had no impact on net loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CORRECTION OF PRIOR PERIOD ERROR

The Company identified a material prior period error in the Consolidated Balance Sheet and Statement of Stockholders Equity recognition of water rights. On June 25, 2025, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with a third party (the “Seller”) under which the Seller sold certain water assets located in Costa Rica to the Company in exchange for $20 million of Series C Convertible Preferred Stock (the “Series C”). The Company issued the Series C to the Seller. Section 1.04 of the Asset Purchase Agreement required the Seller to deliver the water assets by December 31, 2025 or pay the Company $20 million in cash. Section 1.04 of the Asset Purchase Agreement further stated that failure to deliver either the water assets or the $20 million by December 31, 2025 rendered the Series C to be “null, void, and of no further force or effect.” The Seller failed to comply with either requirement. As a result, on April 14, 2026, the Board of Directors of the Company terminated the Asset Purchase Agreement and cancelled the Series C effective December 31, 2025.

The Company assessed the materiality of this change in presentation on prior period consolidated financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that these error corrections in its Consolidated Statements of Cash Flows are to the previously presented consolidated financial statements. The corrections had an impact on the Consolidated Balance Sheet sand Consolidated Statements of Changes in Stockholders’ Equity, and notes to these consolidated financial statements, for any previously presented interim periods ended June 30, 2025 and September 30, 2025. Accordingly, the Company corrected the previously reported errors in the annual report for the years ended December 31, 2025 and 2024 in this Annual Report on Form 10-K.

The financial reporting periods affected by this error include the Company’s previously reported unaudited consolidated financial statements for the periods ended June 30, 2025 and September 30, 2025. In addition, the Company expects to present the corrected interim 2025 amounts in its 2026 consolidated interim financial statements upon the filing of each of its Quarterly Reports on Form 10-Q on a year-to-date basis as a correction to applicable 2025 periods. A summary of the immaterial corrections to the Company’s previously reported audited consolidated financial statements follows.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Corrected Consolidated Balance Sheet and Statement of Stockholder equity for the periods listed below:

	June 30, 2025
	As Reported	Correction	As Corrected
Water rights	$20,000,000	$(20,000,000)	$—
Subscriptions receivable	$—	$20,000,000	$20,000,000

	September 30, 2025
	As Reported	Correction	As Corrected
Water rights	$20,000,000	$(20,000,000)	$—
Subscriptions receivable	$—	$20,000,000	$20,000,000

Cash Equivalents and Concentration of Cash Balance

We consider all highly liquid securities with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2025 or December 31, 2024.

At December 31, 2025 and December 31, 2024, the Company’s cash on deposit with financial institutions had not exceeded federally insured limits of $250,000.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are carried at their estimated collectible amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. We establish provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At December 31, 2025 and December 31, 2024, our accounts receivable amounts are reflected net of allowances of $15,748 and $396,855, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. During the year ended December 31, 2025, the Company wrote off approximately $0.5 million of inventory due to product expiration, as the inventory was determined to be unsaleable and had no recoverable value. The inventory balances at December 31, 2025 and December 31, 2024 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. We establish provisions for excess or inventory near expiration based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. We manage inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $0 and $621,178 at December 31, 2025 and December 31, 2024, respectively.

Property and Equipment

We record property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-20 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The Company disposed of Copa Di Vino fixed assets during the year ended December 31, 2025 and recognized a loss of approximately $43,812 on the disposal.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Depreciation expense totaled $148,070 and $148,229 for the years ended December 31, 2025 and 2024 respectively. Property and equipment consisted of the following:

	2025	2024
Auto	45,420	45,420
Machinery & equipment	—	—
Buildings & Tanks	—	—
Leasehold improvements	—	—
Computer Software	5,979	5,979
Office furniture & equipment	1,500	1,500
Total cost	52,899	52,899
Accumulated depreciation	(39,973)	(30,689)
Property, plant & equipment, net	12,926	22,210

Excise taxes

The following taxes are paid when we sell tequila or other alcoholic beverages.

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The Company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the consolidated financial statements approximate fair values at December 31, 2025 and December 31, 2024, consistent with recent negotiations of notes payable and due to the short duration of maturities.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The following table presents the derivative financial instruments, the Company’s only financial liabilities, measured and recorded at fair value on the Company’s consolidated balance sheet on a recurring basis, and their level within the fair value hierarchy as of December 31, 2025 and December 31, 2024:

Balance December 31, 2024	$—
Creation of derivative liability	554,258
Change in value	20,406
Reclassification to equity	(385,082)
Balance December 31, 2025	$189,582

December 31, 2025

	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$	$—	$—	$189,582
Total	$	$—	$—	$189,582

 December 31, 2024

	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$—	$—	$—	$—
Total	$—	$—	$—	$—

The table below shows the option-pricing model inputs used by the Company to value the derivative liability at each measurement date:

	Year ended December 31, 2025	Year ended December 31, 2024
Expected term	.50 years	—
Expected average volatility	109% - 122	—
Expected dividend yield	—	—
Risk-free interest rate	4.43%	—

Revenue Recognition

We recognize revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what we expect to receive in exchange for the transfer of goods or services to customers.

We recognize revenue when our performance obligations under the terms of a contract with the customer are satisfied. Product sales occur once control of our products is transferred upon delivery to the customer. Revenue is measured as the amount of consideration that we expect to receive in exchange for transferring goods and is presented net of provisions for customer returns and allowances. The amount of consideration we receive and revenue we recognize varies with changes in customer incentives we offer to our customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses include Amazon selling fees, cost of transportation from production site to other 3rd party warehouses or customers, insurance cost, consulting cost, legal and audit fees, investor relations expenses, travel & entertainment expenses, occupancy cost and other cost.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718,”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. We use the Black-Scholes option pricing model to determine the fair value of stock options. We early adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which aligns accounting treatment for such awards to non-employees with the existing guidance on employee share-based compensation in ASC 718.

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our Common Stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740,”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. We record a valuation allowance when it is not more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at December 31, 2025 and December 31, 2024. See note 13.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and Common Stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive Common Stock equivalents, including warrants to purchase shares of Common Stock and warrants granted by our Board that have not been exercised totaling 856,249.

Net income/(loss) per common shares:	Year ended December 31 2025	Year ended December 31, 2024
Net income/(loss	$(25,282,186)	$(23,658,787)
Dividends on Series A-1 and B preferred stock	(831,944)	—
Weighted-average shares outstanding	544,599	334,607
Net loss per common share	$(47.88)	$(70.72)

Advertising

Historically, we conducted advertising for the promotion of our products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. We recorded advertising expense of $64,811 and $486,942 for the years ended December 31, 2025 and 2024, respectively.

Goodwill and other intangibles

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results.

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition.

On June 25, 2025, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with a third party (the “Seller”) under which the Seller sold certain water assets located in Costa Rica to the Company in exchange for $20 million of Series C convertible Preferred Stock (the “Series C”). The Company issued the Series C to the Seller. Section 1.04 of the Asset Purchase Agreement required the Seller to deliver the water assets by December 31, 2025 or pay the Company $20 million in cash. Section 1.04 of the Asset Purchase Agreement further stated that failure to deliver either the water assets or the $20 million by December 31, 2025 rendered the Series C to be “null, void, and of no further force or effect.” The Seller failed to comply with either requirement. As a result, on April 14, 2026, the Board of Directors of the Company terminated the Asset Purchase Agreement and cancelled the Series C, effective December 31, 2025.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

In accordance with ASC 350, Intangibles – Goodwill and Other, the Company performed an impairment test for its Brand Name, Customer Relationships and license. Based on this assessment, the Company determined that the carrying value of the intangible asset exceeded its fair value, resulting in an impairment loss of $4.3 million during the year ended December 31, 2024.

The impairment loss of $4.3 million during the year ended December 31, 2024 was recorded in the statement of operations within Selling, General, and Administrative Expenses. This impairment was primarily driven by the decline in the Company’s sales and was calculated using the present value of future cash flows.

	December 31, 2024
	Gross Amount	Accumulated Amortization	Loss on Impairment	Net Carrying Value
Finite:

Goodwill	$256,823	—	$256,823	$—

Brands	$4,459,000	$1,189,071	$3,269,929	$—
Customer Relationships	957,000	255,200	701,800	$—
License	360,000	264,488	95,512	$—
Total Intangible Assets	$6,032,823	$1,708,759	$4,324,064	$—

Long-lived assets

The Company evaluates long-lived assets for impairment on an annual basis, when relocating or closing a facility, or when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gain/Losses

Foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gain or losses from these translation adjustments are included in the consolidated statement of operations and other comprehensive (loss) income as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in Other Comprehensive Income. The Company incurred a foreign currency translation net loss during the year ended December 31, 2025 of $47,352 and a foreign currency translation net gain during the year ended December 31, 2024 of $97,763.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. Adoption of the standard will be applied on a prospective basis and retrospective application to all periods presented is permitted. The Company is currently evaluating the impact of ASU 2023-09 on its future consolidated financial statements and related disclosures.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

In November 2024, the FASB issued Accounting Standards Update 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). ASU 2024-03 is intended to enhance the disclosures for expenses for all public entities in accordance with ASC Topic 220, Income Statement-Reporting Comprehensive Income. ASU 2024-03 addresses investor requests for more detailed information about expenses, specifically cost of sales and selling, general, and administrative expenses. ASU 2024-03 requires a public entity to disclose the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) depreciation, depletion, and amortization recognized as part of oil- and gas-producing activities (or other amounts of depletion expense) included in each relevant expense caption presented on the face of the income statement as well as a qualitative description of the amounts remaining in the relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 also requires a public entity to disclose the total amount of selling expenses and the entity’s definition of selling expenses. ASU 2024-03 also requires a public entity to disclose the total amount of selling expenses and the entity’s definition of selling expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. A public entity should apply ASU 2024-03 either prospectively to financial statements issued for reporting periods after the effective date of this ASU or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of ASU 2024-03 on its future consolidated financial statements and related disclosures.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Note 3 – Liquidity, Capital Resources and Going Concern Considerations

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company sustained a net loss of approximately $25.0 million and negative cash flows from operating activities of approximately $5.2 million for the year ended December 31, 2025. To date the Company has generated cash flows from issuances of equity and indebtedness.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2025, the Company has incurred significant losses from operations and has experienced negative cash flows from operating activities. Additionally, the Company’s current liabilities exceed its current assets, resulted in a working capital deficit.

During 2025, the Company received approximately $4.2 million from the issuance of debt and $1.3 million from sale of preferred stock and warrants. During 2024, the Company received approximately $9.5 million from the issuance of debt.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. The Company has issued preferred stock as part of its strategy to regain compliance with the NYSE American listing standards and reduce debt. These preferred shares, specifically Series B 12% convertible preferred stock, were issued in exchange for promissory notes. The preferred stock offers a 12% cumulative dividend and potential conversion to Common Stock, subject to stockholder approval and an increase in authorized Common Stock. In June 2025, the Company exchanged approximately $12.67 million outstanding promissory notes and accrued interest for 126,710 shares of Series B Preferred Stock. By converting debt into equity, the Company enhanced its balance sheet, reduced interest expense, and improved its stockholder equity position in furtherance of its goal of complying with exchange requirements.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Related Party Notes Payable, and Revenue Financing Arrangements

Notes payable are generally nonrecourse and secured by all Company owned assets.

	Interest Rate	December 31, 2025	December 31, 2024
Notes Payable and Convertible Notes Payable

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note was due September 2025. Note is guaranteed by a related party see note 6.	17%	$188,839	$195,927

In April 2021, the Company entered into two six-month loans in the amount of $84,000 each. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was exchanged to Series B Preferred stock in June 2025.	7%	—	168,000

In May 2021, the Company entered into a six-month loan with an individual in the amount of $50,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was exchanged to Series B Preferred stock in June 2025.	7%	—	50,000

In May 2021, the Company entered into a six-month loan with an individual in the amount of $10,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan due date was extended to October 31, 2024. .	7%	10,000	10,000

In August 2022, the Company entered into a 56-months auto loan in the amount of $45,420.	2.35%	13,514	23,372

In December 2022, the Company entered into various eighteen-month loans with individuals totaling $4,000,000. The notes included 100% warrant coverage. The loans mature in June 2024 with principal and interest due at maturity with conversion price of $160.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	2,600,000

In December 2022, the Company entered into an eighteen-month loan with an individual in the amount of $1,000,000. The notes included 100% warrant coverage. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	1,000,000

In May 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $800,000. The notes included 50% warrant coverage. The loans mature in November 2024 with principal and interest due at maturity with conversion price of $160.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	800,000

In June 2023, the Company entered into various eighteen-month loans with individuals totaling in the amount of $350,000. The notes included 50% warrant coverage. The loans mature in December 2024 with principal and interest due at maturity with conversion price of $160.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In July 2023, the Company entered into a twelve-month loan with an individual in the amount of $100,000. The note included 50% warrant coverage. The loan matures in January 2025 with principal and interest due at maturity with conversion price of $160.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 150,000 shares of Common Stocks. The loan matured in August 2024 with principal and interest due at maturity with a conversion price of $136.00 per share and is non-interest bearing.	—%	43,000	43,000

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan due date was extended to June 2025. The Required payment was not made.	10%	500,000	500,000

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—%	58,612	66,278

In October 2023, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,250,000. The note included 100% warrant coverage. The loan matured in April 2025 with principal and interest due at maturity with conversion price of $160.00 per share. The loan was fully converted to Common Stock in January 2025	12%	—	1,143,449

In January 2024, the Company entered into a 18-month loan with an individual in the amount of $250,000. The note included 100% warrant coverage. The loan had a maturity of July 2025 with principal and interest due at maturity with conversion price of $80.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	250,000

In February 2024, the Company entered into a 18-month loan with an individual in the amount of $150,000. The note included 100% warrant coverage. The loan had a maturity of August 2025 with principal and interest due at maturity with conversion price of $64.00 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	150,000

In February 2024, the Company entered into a 6-month loan with an individual in the amount of $315,000. The note included 60% warrant coverage. The loan had a maturity of August 2024 with principal and interest due at maturity with conversion price of $60.80 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	315,000

In February 2024, the Company entered into a 18-month loan with an entity in the amount of $250,000. The note included 100% warrant coverage. The loan matures in August 2025 with principal and interest due at maturity with conversion price of $73.60 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	250,000

In April 2024, the Company entered into a commercial financing agreement in the amount of $815,000 and to be paid weekly until the loan is paid in full.	—%	331,335	357,127

In May 2024, the Company entered into an eighteen-month loan with individuals totaling in the amount of $1,850,000. The note included warrant coverage. The loan matures in November 2026 with principal and interest due at maturity with conversion price of $64.00 per share. The loan was exchanged to Series B Preferred stock in June 2025	—%	—	1,850,000

In June 2024, the Company entered into a revenue purchase agreement in the amount of $250,000. 4% of revenue will be paid weekly until the loan is paid in full.	—%	13,459	181,341

In July 2024, the Company entered into a revenue purchase agreement in the amount of $178,250. The loan matures in April 2025. The loan was fully converted to Common Stock in January 2025.	22%	—	91,999

In July 2024, the Company entered into a revenue purchase agreement in the amount of $120,750. The loan matures in May 30, 2025. The loan was fully converted to Common Stock in January 2025	22%	—	120,750

In August 2024, the Company entered into a 5-year loan with individuals totaling in the amount of $500,000. The loan matures in September 2029 with principal and interest due at maturity with conversion price of $56.00 per share. The loans were exchanged to Series B Preferred stock in June 2025.	9%	—	500,000

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $1,400,000. The loan matures in February 2026 with principal and interest due at maturity with conversion price of $1.52 per share. $800,000 was exchanged to Preferred stock in June 2025.	12%	—	1,400,000

In August 2024, the Company entered into a eighteen-month loan with individuals totaling in the amount of $100,000. The loan matures in September 2025 with principal and interest due at maturity with conversion price of $60.80 per share. The loan was exchanged to Series B Preferred stock in June 2025.	12%	—	100,000

In September 2024, the Company entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full.	—%	10,861	82,261

In September 2024, the Company entered into an agreement with individuals totaling in the amount of $590,000. There is no stated maturity, the proceeds of which are to be used for a future acquisition. $290,000 was exchanged to Series B Preferred stock in June 2025	—%	300,000	590,000

In October 2024, the Company entered into an agreement with individuals totaling in the amount of $950,000. There is no stated maturity, the proceeds of which were to be used for a future acquisition which did not occur.	—%	950,000	950,000

In November 2024, the Company entered into a merchant cash advance agreement in the amount of $340,000 to be paid weekly until the loan is paid in full.	—%	256,713	311,713

In December 2024, the Company entered into a merchant cash advance agreement in the amount of $111,300 to be paid weekly until the loan is paid in full. The loan was fully converted to Common Stock.	—%	—	111,300

In December 2024, the Company entered into a twelve-month loan with an individual in the amount of $225,000 . The loan matured in December 2025 with principal and interest due at maturity.	12%	225,000	225,000

In January 2025, the Company entered into a 12-month loan with individuals in the amount of $350,000. The note included 100% warrant coverage. The loan had a maturity of January 2026 with principal and interest due at maturity with conversion price of $40.00 per share. The loans of $150,000 were exchanged to Series B Preferred stock in June 2025.	12%	200,000	—

In July 2025, the Company entered into a convertible promissory note in the amount of $30,000. The loans was due on August 31, 2025	12%	30,000	—

In August 2025, the Company entered into a convertible promissory note with individuals totaling in the amount of $241,280. The loan had a maturity of May 2026 with principal and interest due at maturity. The loans are convertible at 75% multiplied by the lowest trading price for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date, subject to a 4.99% equity blocker.	22%	241,280	—

In August 2025, the Company entered into a convertible promissory note in the amount of $183,280. The loan had a maturity of June 2026 with principal and interest due at maturity. The loans are convertible at 75% multiplied by the lowest trading price for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date, subject to a 4.99% equity blocker	22%	183,280	—

In September 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $2,200,000. The loan matures in September 2026 with principal and interest due at maturity and is convertible into the Company’s Common Stock at a conversion price equal to the lower of $7.00 and $0.04 above the closing price on the date of conversion.	0%	2,200,000	—

In November 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $500,000. The loan matures in November 2026 with principal and interest due at maturity and is convertible into the Company’s Common Stock at a conversion price equal to the lower of $7.00 and $0.04 above the closing price on the date of conversion.	0%	500,000	—

	Total notes payable	$6,255,893	$14,635,517

	Less notes discount	(26,894)	(3,031,917)
	Less current portion	(6,225,581)	(9,632,505)

	Long-term notes payable	$3,418	$1,971,095

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 4 – Notes Payable, Stockholder Notes Payable, and Revenue Financing Arrangements, continued

Interest expense on notes payable was $2,253,260 and $3,702,611 for the years ended December 31, 2025 and 2024, respectively. Accrued interest was $2,282,528 and $3,610,329 at December 31, 2025 and December 31, 2024 , respectively. The Company’s effective interest rate was 22.85% and 20.53% for the years ended December 31, 2025 and December 31, 2024, respectively.

The Company’s convertible note balances are convertible into 236,171 and 126,314 shares of Common Stock for the years ended December 31, 2025 and 2024. These amounts are reflective of the 1 for 4 reverse split and a 1 for 40 reverse split.

As of December 31, 2024, and December 31, 2023, the balance of the unamortized debt discount was $26,896 and 3,677,143 respectively. The Company adopted ASU 2020-06 on January 1, 2024, which resulted in the reversal of the original beneficial conversion feature (BCF) amount to additional paid in capital for $2,191,103, reversal of the unamortized debt discount related to the beneficial conversion feature (BCF) for $932,047 with the balance being recorded through retained earnings for $1,259,056.

Notes discount of $3,401,524 and $3,251,106 for the year ending December 31, 2025 and 2024 respectively is related to the discounted warrants and common shares issued in connection with the notes.

In June 2025, the Company exchanged approximately $16.4 million of outstanding promissory notes for newly issued preferred equity. The Company did this exchange as part of its effort to regain compliance with the stockholder equity requirements of the NYSE American. By exchanging debt for equity, the Company enhances balance sheet, reduces interest expense, and improves stockholder equity position in furtherance of its goal of complying with exchange requirements. The exchange was the result of an agreement between note holders and the Company. The Company is still assessing the accounting impacts of these exchanges.

	Interest Rate	December 31, 2025	December 31, 2024
Stockholder Notes Payable

In April 2024, revised Feb 2023 stockholder advance in the amount of $200,000. The annual interest rate is 12% with a conversion price of $0.35 per share. The revised note were exchanged to Series B Preferred stock in June 2025.	12%	—	200,000

	Less current portion	—	(200,000)

	Long-term notes payable	$—	$—

Interest expense on related party notes payable was $11,720 and $24,000 for the year ended December 31, 2025 and 2024, respectively.

As of December 31, 2025, the Company’s convertible note balances are convertible into 1,540,605 shares of Common Stock

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 5 – Licensing Agreement and Royalty Payable

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable. The Company has reserved $330,000 that is included in legal reserve in the consolidated statement of operations and comprehensive loss relating to the termination of the licensing agreement.

In connection with the Copa Asset Purchase Agreement, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”). On February 16, 2018, the Copa DI Vino® entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. On April 4, 2025, the Company entered into a settlement agreement with CdV (the “Settlement Agreement”) under which the parties agreed to the settlement of two lawsuits brought by CdV against the Company in Oregon and Florida, and the Company agreed to pay CdV a total of $0.7 million with interest accruing at 12% per annum, with installment payments beginning on November 4, 2025 in monthly payments of $63,000 plus applicable accrued interest. The Settlement Agreement provides for certain events of default, the occurrence of which, subject to the Company’s right to cure within 15 days as to a payment default or 30 days with respect to other defaults, would entitle CdV to accelerate payment of the settlement amount, file suit against the Company and/or exercise its right to setoff against any funds or other property in CdV’s possession.

See discontinued footnote 10 below.

Note 6 – Stockholders’ Equity

Common Stock

On July 24, 2026, the Company implemented a 1.0 for 4.0 reverse stock split. The reverse stock split was authorized by the Company’s Board of Directors on July 16, 2026. All numbers of shares of Common Stock have been adjusted to reflect the split. The purpose of this reverse split was to ensure that the Company could meet the per share price requirements of the NYSE American

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. The reverse stock split was authorized by the Company’s Board of Directors on March 14, 2025. All numbers of shares of Common Stock have been adjusted to reflect the split. The purpose of this reverse split was to ensure that the Company could meet the per share price requirements of the NYSE American.

On May 1, 2024, the Company entered into a securities purchase agreement with certain accredited investors. Pursuant to such agreements, the Company sold: (i) senior convertible notes in the aggregate original principal amount of $1,850,000, convertible into up to 115,625 shares of Common Stock, subject to adjustments as provided in the Notes, (ii) 23,125 shares of Common Stock (the “Commitment Shares”), (ii) warrants to initially acquire up to an aggregate of 115,625 additional shares of Common Stock (the “Warrants”) at an exercise price of $34.0 per share.

A convertible promissory note was issued to stockholder on April 15, 2024 for $200,000 at 12% with conversion price of $14.0 per share. The note included 14,286 warrants. The loan matured in July 2025 with principal and interest due semi-annually. Accrued interest of $27,370 was paid prior to August 15, 2024.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

Preferred Stock

The Company evaluated the classification of the Preferred Stock and related warrants issued with the Series A-1 Preferred Stock in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Based on this assessment, management determined that the Preferred Stock and warrants meet the criteria for equity classification. Specifically, the instruments are not mandatorily redeemable, do not embody obligations to repurchase the Company’s shares by transferring assets, and do not require settlement in a variable number of shares with a monetary value that is fixed, tied to a variable other than the Company’s own stock, or indexed to something other than the Company’s stock. The warrants are indexed solely to the Company’s Common Stock and meet the scope exception under ASC 815-10-15. Accordingly, the Preferred Stock and related warrants have been classified as components of stockholders’ equity in the accompanying condensed consolidated financial statements.

 The Company has issued four series of preferred stock: Series A, A-1, B, and C, each with distinct rights and preferences as outlined below. Note agreements were amended to be exchanged for Preferred B and the impact of those amendments is subject to further review. The Series A was automatically redeemed after the Company’s 2025 annual stockholders’ meeting.

Voting Rights

●	Series A-1 carries 45 votes per share.
●	Series B and Series C do not carry any voting rights.

Dividends

●	Series A-1 and Series B carry a fixed 12% annual dividend, payable quarterly in arrears, in either cash or payment-in-kind (PIK) at the Company’s discretion. These dividends are mandatory and take priority over any dividends on Common Stock, regardless of whether Common Stock dividends are declared.
●	Series C does not accrue dividends.

Conversion into Common Stock

●	Series A-1 is convertible into Common Stock at 80% of the VWAP, subject to a floor of $5.00 and a ceiling of $1600. A-1 is convertible into a range of 65,625 to 210,000 Common Stock.
●	Series B is also convertible at 80% of the VWAP, with a floor of $5.00 and a ceiling of $24.00 and is convertible into a range of 529,583 to 2,542,000 Common Stock.
●	Series C is convertible at a fixed price of $12.00, resulting in the potential issuance of 1,666,667 Common Stock upon conversion. The parties agreed on April 9, 2026 that, notwithstanding anything in the Agreement or in any other agreements and documents between the parties to the contrary, the parties hereby agree to rescind and nullify the Transaction effective December 31, 2025. In the furtherance thereof, the Company hereby agrees to transfer the Purchased Assets to Utopia, and Utopia hereby agrees to surrender the Purchase Price consisting of 20,000 shares of the Company’s Series C Convertible Preferred Stock which were issued to Utopia, to the Company, in each case effective as of December 31, 2025

Redemption – at the sole discretion of the Company

●	Series A-1 and Series B are redeemable by the Company after two years from the date of issuance, for $1,050,000 and $12,700,000, respectively.
●	Series C is not redeemable.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

Seniority

●	Series B is the most senior class (Seniority Level 1).
●	Series A-1 ranks junior to Series B (Seniority Level 2).
●	Series C is the most junior class (Seniority Level 3).

In May - December 2025, the Company issued 1,300 shares of Series A-1 Preferred Stock in exchange for approximately $1,300,000, of which 150 shares were issued during July 2025 in exchange for $150,000. Series A-1 shares are convertible into common stock, subject to shareholder approval. Investors of A-1 Shares also received 65,625 1-year A Warrants exercisable into common stock at 80% of 5-day VWAP, and 65,625 5-year B Warrants exercisable into common stock at $16.00.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Robert Nistico, Director, a related party. Preferred A is super voting preferred, not convertible into common stock. Mr. Nistico is the sole holder of Preferred A. The Company redeemed all 1,000 shares of Preferred A Stock. As of December 31, 2025, no shares of Preferred A Stock were issued and outstanding.

In June 2025, the Company exchanged previously issued convertible notes, $10,580,336 of principal and $2,090,105 interest for 126,710 shares of Preferred Stock B, eliminating $7,699,596 of current liabilities and $2,070,712 of long-term liabilities. These liabilities were previously carried net of unamortized discounts. Debt agreements were amended to be exchanged for Preferred B. The Series B shares are convertible into common stock, subject to shareholder approval. The note discount on the date of conversion was $1,843,519, The loss on extinguishment of debt was $5,560,482 recorded in accordance with ASC 470. The fair market value of the Preferred Stock B utilized in the computation of the loss on extinguishment was $16,387,404.

In June 2025, the Company acquired certain assets, including all contractual water rights to the aquifer located in Garabito, Puntarenas, Costa Rica. The Company issued 20,000 shares of Series C Preferred Stock as consideration, at an initial stated value of $1,000 per share. Management determined that the transaction is an asset acquisition under ASC 805, as substantially all of the fair value is concentrated in a single identifiable asset—the water rights—and no substantive processes were acquired. The acquisition of the water rights was recorded at a cost of $20 million, which is the fair value of the Series C preferred shares issued as consideration for the acquisition of the water rights. The Series C shares are convertible into common stock, subject to shareholder approval. The Series C were subsequently cancelled. See Note 1.

During the year ended December 31, 2025, 3,979 shares of Preferred-B were converted into 82,195 shares of common stock.

Stock Plans

A summary of the Company’s stock option plan and changes during the year ended is as follows:

Plan Category	No. of Shares to be Issued Upon Exercise or Vesting of Outstanding Stock Options	Weighted Average Exercise Price of Outstanding Stock Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities
Equity compensation plan approved by board of directors	54,053	$118.40	11,134

Total	54,053	$118.40	11,134

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

2020 Plan adjusted for the a for 4 and 1 for 40 reverse splits.

 In July 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients. The total number of shares that may be issued under the 2020 Plan was 152,383 as of December 31, 2025.

 The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding Common Shares at year end, unless otherwise adjusted by the board. In October 2023, the stockholders voted to increase the number of shares issuable under the Plan to 7.5%. At January 1, 2024 and 2025, the number of shares issuable under the 2020 Plan increased by 20,780 and 31,310 shares, respectively.

The following is a summary of the Company’s stock option activity:

Options	2025		2024
	Stock options	Weighted average	Stock options	Weighted average
Balance – January 01	54,053	$118.40	26,619	$180.16

Granted	3,750	24.16	28,031	59.20
Exercises	—	—	—	—
Cancelled	6,740	42.16	597	123.20

Balance – December	51,063	$121.56	54,053	$118.40

Exercisable - December 31	47,457	$120.84	44,130	$129.60

* These prices are reflective of the price modification made on April 24, 2023.

The Company determined the grant date fair value of the options granted using the Black Scholes Method using the following assumptions:

	December 31, 2025	December 31, 2024
Risk-free interest rates	4%	4.64%
Exercise price	$24.16	$52.80 – 86.40
Expected life	10 years	5 years
Expected volatility	254%	227% - 256%
Expected dividends	—	—

The fair value of stock options granted in 2025 has been measured at 3,750 shares using the Black-Scholes option pricing model with the following assumptions: exercise price $24.16, expected life 10 years, expected volatility 254%, expected dividends 0%, risk free rate 4.0%.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 6 – Stockholders’ Equity, continued

During the year ended December 31, 2025, the fair value of options granted amounted to $90,531. As of December 31, 2025, the intrinsic value of stock options outstanding and exercisable was $0. Stock compensation expense for the years ended December 31, 2025 and 2024 was $264,981 and $1,411,883, respectively.

On July 31, 2025, the Board of Directors approved the issuance of 1,287,500 warrants to directors, officers, and employees with an exercise price of $3.20 per share and a ten-year term. The awards included grants to directors, the President, the then Chief Financial Officer, and certain employees, with vesting terms consistent with the award agreements. All warrants are fully vested except those issued to the former Chief Executive Officer, Robert Nistico, for whom one-third (62,500) was vested as of December 31, 2025 and 125,000 vest in equal 15,625 share increments quarterly over a two-year period with the first such vesting date being October 31, 2025. As such, as of December 31, 2025, 109,375 of Mr. Nistico’s warrants were vested and 78,125 were unvested.

For the year ended December 31, 2025, the Company recorded stock-based compensation expense of $8,456,951, measured using the Black-Scholes option pricing model with the following assumptions: exercise price $5.60, expected life 5 years, expected volatility 254%, expected dividends 0%, risk free rate 4.37%.

The following is a summary of the Company’s warrant activity and reflects the 1 for 4 and 1 for 40 reverse splits.

Warrants	December 31, 2025		December 31, 2024
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Balance – beginning of the year	160,397	$175.16	88,626	$251.04

Granted	1,593,021	5.60	71,771	83.20
Exercises	—	—	—	—
Cancelled	—	—	—	—

Balance - end of the year	1,753,418	$21.16	160,397	$175.16

The fair value of warrants recognized in the period has been estimated using the Black-Scholes option pricing model with the following assumptions.

	December 31, 2025	December 31, 2024
Risk-free interest rates	4.37%	4.64%
Exercise price	$3.20 – 16.0	$40.0 – 136.0
Expected life	5 years	5 years
Expected volatility	254%	254%
Expected dividends	—	—

Note 7 – Related Parties

During the normal course of business, the Company incurred expenses related to services provided by its then Chief Executive Officer or Company expenses paid by its then Chief Executive Officer, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, its then Chief Executive Officer, as an additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable to Decathlon with a balance of $2,325,544 at December 31, 2025 and $1,995,950 at December 31, 2024.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 7 – Related Parties, continued

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, as an additional Guarantor and each of the subsidiary Guarantors from time-to-time party thereto, and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $172,250 and $173,400 respectively with the Lender (the “Credit Facility”). There was $497,188 and $311,713 respectively outstanding under this agreement as of December 31, 2025.

There were related party advances from our then Chief Executive Officer, Robert Nistico, in the amount of approximately $0.4 million outstanding as of December 31, 2025 and approximately $0.4 million as of December 31, 2024. The advances bear interest at rates ranging from 4% to 7% per annum, and interest expense was accrued in accordance with the terms of the arrangements.

In June 2025, the Company issued 1,000 shares of Preferred A Stock to Robert Nistico, our then Chief Executive Officer, a related party. Preferred A is super voting preferred, not convertible into Common Stock. Mr. Nistico is the sole holder of Preferred A. As of December 31, 2025 the shares were redeemed and cancelled by the Company.

On July 31, 2025 as subsequently modified, the Company’s Board of Directors granted Robert Nistisco 187,500 five-year Warrants, exercisable at $3.20 per share. See Note 6.

Note 8 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) for the manufacturing of our Tequila product line in Mexico.

The Company has a 22.5% percentage ownership interest in SALT, this investment is carried at cost less impairment, the investment does not have a readily determinable fair value. The Company has the right to increase our ownership to 37.5%.

SALT Tequila was not produced or sold by the Company during the year ended December 31, 2025. It’s unlikely the Company will continue selling SALT in the future.

Note 9 – Lease

The Company has various operating lease agreements primarily related to real estate and office space. The Company’s real estate leases represent a majority of the lease liability. Lease payments are mainly fixed. Any variable lease payments, including utilities, and common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the year ended December 31, 2025 and 2024. A majority of the real estate leases include options to extend the lease. Management reviews all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on the Company’s condensed consolidated statement of operations and comprehensive loss. Operating lease cost was $322,020 and $360,409 during the twelve-month period ended December 31, 2025 and 2024, respectively.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 9 – Lease, continued

The following table sets for the maturities of our operating lease liabilities and reconciles the respective undiscounted payments to the operating lease liabilities in the consolidated balance sheet at December 31, 2024.

Undiscounted Future Minimum Lease Payments	Operating Lease

2026	52,703
2027	2,976
Total	55,679
Amount representing imputed interest	(1,983)
Total operating lease liability	53,696
Current portion of operating lease liability	(50,720)
Operating lease liability, non-current	$2,976

The table below presents information for lease costs related to our operating leases at December 31, 2025:

Operating lease cost:
Amortization of leased assets	$308,968
Interest of lease liabilities	13,052
Total operating lease cost	$322,020

The table below presents lease- related terms and discount rates at December 31, 2025:

Remaining term on leases	10.75 months
Incremental borrowing rate	4.17%

NOTE 10 – Discontinued operations

On December 24, 2020, the Company entered into an Asset Purchase Agreement with CdV, pursuant to which the Company purchased certain assets and assumed certain liabilities that comprise the CdV business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash, a $2,000,000 convertible promissory note to CdV and a variable number of shares of the Company’s common stock based on an attainment of revenue hurdles.

On April 4, 2025, the Company entered into a settlement agreement with CdV (the “Settlement Agreement”) under which the parties agreed to the settlement of two lawsuits brought by CdV against the Company in Oregon and Florida, and the Company agreed to pay CdV a total of $0.7 million with interest accruing at 12% per annum, with installment payments beginning on November 4, 2025 in monthly payments of $63,000 plus applicable accrued interest. The Settlement Agreement provides for certain events of default, the occurrence of which, subject to the Company’s right to cure within 15 days as to a payment default or 30 days with respect to other defaults, would entitle CdV to accelerate payment of the settlement amount, file suit against the Company and/or exercise its right to setoff against any funds or other property in CdV’s possession.

Due to the lack of working capital to fund operations, it formed a license agreement with a 3rd party to allow the continued production and flow of product to the customers so that it could later be recovered as the funding challenges were then deemed as only temporary. As the lack of funding persisted through the full year of 2025, the Company subsequently determined it no longer intends to relaunch the product line. As a result, accordingly, the Company has classified the related assets and liabilities associated with its CdV as discontinued operations in its consolidated balance sheets and the results of its logistics and transportation services business has been presented as discontinued operations in its consolidated statements of operations for all periods presented as the discontinuation of its business had a major effect on its operations and financial results. Unless otherwise noted, discussion in the other notes to consolidated financial statements refers to the Company’s continuing operations.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

NOTE 10 – Discontinued operations, continued

The following table presents the major classes of assets and liabilities of the discontinued operations related to the Subsidiaries:

	December 31,	December 31,
	2025	2024
Assets of discontinued operations:
Cash	$—	$1,557
Accounts receivable, net	—	204,863
Prepaid Expenses	—	92,297
Inventory	—	573,957
PP&E	—	182,598
Total assets of discontinued operations	$—	$1,055,272

Liabilities of discontinued operations:
Notes payable, current portion	$726,625	$—
Accounts payable	754,087	1,594,561
Accrued expenses	—	45,642
Lease liabilities, current portion	—	246,328
Liabilities of discontinued operations, current portion	1,480,712	1,886,531
Total liabilities of discontinued operations	$1,480,712	$1,886,531

The following table summarizes the results of operations of discontinued operations:

	Year Ended December 31,
	2025	2024
Revenues	$369,666	$3,353,935
Cost of revenues, excluding depreciation and amortization	416,913	2,878,688
Gross loss	(47,247)	475,247
Operating expenses	(669,759)	(2,296,979)
Impairment loss	—	(4,324,064)
Other expenses	(168,557)	(1,681)
Loss from discontinued operations	$(885,563)	$(6,147,477)

Note 11 – Segment Reporting

We have two reportable operating segments: (1) the manufacture and distribution of non-alcoholic and alcoholic beverages, and (2) the retail sale of beverages and groceries online. These operating segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our chief operating decision maker, which continues to be our chief executive officer.

Revenue	For the Year Ended, December 31, 2025	For the Year Ended, December 31, 2024
Splash Beverage	14,054	155,123
E-Commerce	59,012	646,150

Total Revenues,	$73,066	$801,273

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 11 – Segment Reporting, continued

Segment operating loss:	2025	2024
Splash Beverage	(13,183,573)	(8,555,258)
E-Commerce	(1,002,647)	(345,182)

Total segment operating loss	$(14,186,220)	$(9,900,440)

Reconciliation of segment loss to corporate loss:	2025	2024
Other income/expense	$234,996	$(871)
Amortization of debt discount	(1,844,694)	(3,677,143)
Interest income & expense	(2,523,260)	(3,700,620)
Loss on Extinguishment of debt	(5,560,482)	—
Loss on inventory write off	(449,205)	—
Change in FV of Derivative	(20,406)
Legal reserve	—	(330,000)

Loss before income tax	$(24,349,271)	$(17,609,074)

Total Assets	December 31, 2025	December 31, 2024
Splash Beverage Group	$938,652	$1,554,935
Assets of discontinued operations	—	1,055,272
E-Commerce	27,042	148,978
Total Assets	$965,694	$2,759,185

The Company is a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. TapouT alleges that as a result of an unpaid invoice they had exercised their right pursuant to section 22 of the licensing agreement to terminate the licensing agreement. TapouT alleges that as a result of the aforementioned termination, pursuant to the licensing agreement, they are owed all unpaid fees and other amounts payable become immediately due. As a result, TapouT have brought two causes of action, the first being breach of contract for the unpaid invoice and the second for accounts stated for all unpaid fees and other amounts payable. TapouT, LLC is seeking approximately $1,700,000 for termination of the licensing agreement. The Company does not view this as a reasonable amount given that the Company believes TapOut LLC did not fulfill their obligations pursuant the licensing agreement. The Company believes the case will be settled for a lower amount and has booked a legal reserve of $330,000 as the estimate for the potential liability. The parties have had multiple mediation sessions and are continuing their efforts to seek an amicable resolution. If these mediation efforts do not yield a settlement agreement, then the Company anticipates that litigation shall continue.

Note 12 – Tax Provision

The Company has evaluated the positive and negative evidence in assessing the realizability of its deferred tax assets. This assessment included the evaluation of scheduled reversals of deferred tax liabilities, estimates of projected future taxable income and tax planning strategies to determine which deferred tax assets are more likely than not to be realized in the future. Due to uncertainty about the Company’s ability to utilize its deferred tax assets, the Company has recorded a full valuation allowance against its deferred tax assets.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 12 – Tax Provision, continued

On December 31, 2025, the Company’s net operating loss carryforward for Federal income tax purposes was $128,566,840, which will be available to offset future taxable income. If not used, these carry forwards will begin to expire in 2032, except for the net operating losses generated January 1, 2018 and after, which can be carried forward indefinitely.

There was no income tax expense or benefit for the years ended December 31, 2025 and 2024 due to the full valuation allowance recorded.

The reconciliation of the income tax benefit is computed at the U.S. federal statutory rate as follows:

	2025	2024

Federal Statutory Tax Rate	21.00%	21.00%
Permanent Differences	(6.93%)	(1.57%)
Change in Valuation Allowance	(14.07%)	(19.43%)
Net deferred tax asset	—	—

The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities on December 31 are as follows:

	2025	2024
Deferred Tax Assets:
Net Operating Losses	$32,585,266	$31,444,821
Accrued Interest/Interest Expense Limitation	5,311,062	2,251,164
Total deferred tax assets	37,896,328	33,695,985

Deferred Tax Liabilities:
Depreciation	(235,827)	(145,467)
Total deferred tax liabilities	(235,827)	(145,467)

Less: Valuation allowance	(37,660,500)	(33,550,518)
Total Net Deferred Tax Assets	$—	$—

The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The open tax years subject to examination with respect to the Company’s operations are 2015 through 2025.

Note 13 – Subsequent Events

ELOC Letter Agreement

On January 26, 2026, the Company entered into an agreement (the “Letter Agreement”) with C/M Capital Master Fund, LP (the “Investor”) which Investor is the counterparty to that certain Securities Purchase Agreement dated September 19, 2025 establishing an equity line of credit facility between the Company and the Investor (the “ELOC Agreement”). Pursuant to the Letter Agreement, the Company in lieu of issuing the Investor shares of Common Stock referred to in the ELOC Agreement as the “Commitment Shares”, as such term is defined and described in the ELOC Agreement, the Company instead issued to the Investor a promissory note (the “Note”). The Note has an initial principal amount of $525,000, which shall be subject to increase up to $700,000 in connection with sales made under the ELOC Agreement which increase, if applicable, would reflect the additional 0.5% of Commitment Shares the Investor was previously entitled to receive under the ELOC Agreement. The Note bears no interest unless an event of default occurs whereupon interest accrues at a rate of 10% per annum, and matures on January 26, 2028.

Splash Beverage Group, Inc.

Notes to the Consolidated Financial Statements

Note 13 – Subsequent Events, continued

In addition, following the repayment of prior promissory notes originally issued on September 22, 2025 to the Investor and an affiliate, the Note is subject to mandatory prepayments from net proceeds received by the Company under the ELOC Agreement after the first $3 million of net proceeds equal to 30% of any further net proceeds.

ELOC Sales

From January 1, 2026 through April 14, 2026, the Company has sold 1,210,064 shares of Common Stock for total gross proceeds of $1,917,709 pursuant to the ELOC Agreement.

Appointment of Director

On February 2, 2026, the Board of Directors the Company increased the size of the Board to five directors and appointed Brady Cobb to serve as a director of the Company to fill the newly created vacancy, effective immediately.

2025 Equity Incentive Plan

On September 25, 2025 the Company adopted the 2025 Equity Incentive Plan covering 1,328,945 shares of Common Stock of which have been or may be issued or issuable to employees, non-employee directors, officers, consultants and advisors of the Company and its subsidiaries.

Preferred Stock Conversion

As of April 14, 2026, 24,251 shares of Series B preferred stock were converted into 485,030 shares of common stock.

Convertible Note

In February 2026 a holder of a $30,000 convertible note payable converted the note into 66,693 shares of common stock.

Letter of Intent

On March 5, 2026 the Company announced it has executed a non-binding Letter of Intent (“LOI”) for a proposed merger with Medterra CBD, LLC (“Medterra”), a leading manufacturer and multi-brand operator of federally compliant cannabinoid wellness products sold to over 2 million customers across the United States and Internationally.

Warrants

As of April 14, 2026, our Board of Directors agreed to cancel the 1,262,500 Warrants granted on July 31, 2025 subject to each person as applicable agreeing to cancel them. As of the date of this Report, 337,500 Warrants held by our former employees remain outstanding and all other Warrants have been canceled. The Company intends to pursue its remedies with respect to the remaining Warrants.

Splash Beverage Group, Inc.

Condensed Consolidated Financial Statements

June 30, 2026

Splash Beverage Group, Inc.
Condensed Consolidated Balance Sheets
June 30, 2026 and December 31, 2025

	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$242,702	$281,435
Accounts receivable, net	14,316	15,748
Prepaid expenses	100,307	208,051
Inventory	54,922	33,538
Other receivables	72,149	93,221
Deferred finance cost	416,011	—
Total current assets	900,407	631,993

Non-current assets:
Deposits	$—	$22,734
Investment in Salt Tequila USA, LLC	—	250,000
Investment in Avicanna, net	175,925	—
Right of use assets	—	48,041
Property and equipment	—	12,926
Total non-current assets	175,925	333,701

Total assets	$1,076,332	$965,694

Liabilities and Stockholders’ Equity

Liabilities:
Current liabilities
Accounts payable and accrued expenses	$4,091,058	$4,810,061
Right of use liability, current portion	—	50,720
Related party notes payable	389,000	389,000
Dividends payable	1,569,914	831,944
Notes payable, net of discounts	5,997,984	6,225,581
Derivative liability	180,918	189,582
Accrued interest payable	3,076,398	2,282,528
Liabilities of discontinued operations	1,520,105	1,480,712
Total current liabilities	16,825,377	16,260,128

Long-term liabilities:
Notes payable, net of discounts	—	3,418
Right of use liability – net of current portion	—	2,976
Total long-term liabilities	—	6,394

Total liabilities	16,825,377	16,266,522

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Preferred stock, Series A-1 $0.001 par value, 1,500 shares authorized, 1,300 shares issued and outstanding	1	1
Preferred stock Series B, $0.001 par value, 12% cumulative, 150,000 shares authorized, 87,999 and 122,731 shares issued and outstanding at June 30, 2026 and December 31, 2025	87	122
Common Stock, $0.001 par, 100,000,000 shares authorized, 4,127,220 shares outstanding at June 30, 2026 and 749,450 shares outstanding at December 31, 2025	4,127	749
Additional paid in capital	171,062,303	166,563,528
Accumulated other comprehensive income / (loss)	12,717	33,828
Accumulated deficit	(186,828,280)	(181,899,055)
Total stockholders’ equity	(15,749,045)	(15,300,828)

Total liabilities and stockholders’ equity	$1,076,332	$965,694

Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the Three and Six Months Ended June 30, 2026 and 2025
(Unaudited)

	Three months ended June 30		Six months ended June 30,
	2026	2025	2026	2025
Net revenues	—	—	4,224	45,200
Cost of goods sold	—	—	(2,376)	(51,802)
Gross profit	—	—	1,848	(6,602)

Operating expenses:
Contracted services	3,591	201,660	9,828	421,268
Salary and wages	41,903	685,586	339,654	1,511,682
Non-cash share-based compensation	1,107,558	53,859	1,284,530	189,568
Other general and administrative	827,064	548,117	1,309,649	988,511
Sales and marketing	27,250	12,769	44,523	42,663
Total operating expenses	2,007,366	1,501,991	2,988,184	3,153,692

Loss from operations	(2,007,366)	(1,501,991)	(2,986,336)	(3,160,294)

Other income/(expense):
Interest income	6	—	506	—
Interest expense	(231,020)	(625,047)	(1,120,475)	(1,262,392)
Other Income/Expense	244,787	—	295,018	(1,845)
Amortization of debt discount	(13,448)	(674,962)	(26,894)	(1,653,683)
Gain on Extinguishment of debt	38,683	(5,560,482)	38,683	(5,560,482)
Loss on inventory write off	—	—	(30,078)	—
Loss on Asset write off	(11,126)	—	(282,397)	—
Loss on Fair Value of investment	(41,554)	—	(41,554)	—
Change in FV of derivative	12,644	—	8,664	—
Total other income/(expense)	(1,028)	(6,860,491)	(1,158,527)	(8,478,402)

Provision for income taxes	—	—	—	—

Net loss from continuing operations, net of tax	$(2,008,394)	$(8,362,482)	$(4,144,863)	$(11,638,696)

Discontinued operations:
Loss from discontinued operations, net of tax	(46,393)	(130,599)	(46,393)	(504,836)
Net (loss) from discontinued operations	(46,393)	(130,599)	(46,393)	(504,836)

Net loss	(2,054,787)	(8,493,081)	(4,191,256)	(12,143,532)

Other Comprehensive Income (Loss)
Foreign currency translation loss	2,178	1,168	(21,111)	(45,902)

Total Comprehensive Income (Loss)	$(2,052,609)	$(8,491,913)	$(4,170,145)	$(12,189,434)

(Loss) per share - continuing operations
Basic and diluted	$(0.77)	$(17.88)	$(2.30)	$(27.31)

(Loss) per share - discontinued operations
Basic and diluted	$(0.02)	$(0.41)	$(0.02)	$(0.41)

Weighted average number of common shares outstanding - continuing operations
Basic and diluted	3,064,905	474,969	2,126,784	446,224

Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

 Condensed Consolidated Statement of Changes in Stockholders’ Equity

For the Three and Six months ended June 30, 2026 and 2025

(Unaudited)

	Common Stock		Series A Preferred Stock		Series A-1 Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Subscription	Additional	Accumulated Other Comprehensive	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Receivable	Paid-In Capital	Income	Deficit	(Deficit)

Balances at December 31, 2024	417,459	$417	—	$—	—	$—	—	$—	—	$—	$—	$137,115,831	$81,180	$(155,832,277)	$(18,634,849)

Share based compensation	—	—	—	—	—	—	—	—	—	—	—	105,762	—	—	105,762
Issuance of warrant for convertible note		—	—	—	—	—	—	—	—	—	—	497,404	—	—	497,404
Conversion of notes payable to common stock	56,135	56	—	—	—	—	—	—	—	—	—	1,665,898	—	—	1,665,954
Issuance of common stock for services	1,375	1	—	—	—	—	—	—	—	—	—	34,999	—	—	35,000
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	—	(47,070)	—	(47,070)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,650,451)	(3,650,451)

Balances at March 31, 2025	474,969	474	—	—	—	—	—	—	—	—	—	139,419,899	34,110	(159,482,728)	(20,028,249)

Share based compensation	—	—	—	—	—	—	—	—	—	—	—	53,859	—	—	53,859
Issuance of Preferred stock A	—	—	1,000	1	—	—	—	—	—	—	—	999	—	—	1,000
Issuance of Preferred stock A-1	—	—	—	—	650	1	—	—	—	—	—	649,999	—	—	650,000
Exchange of Notes Payable to Preferred Stock B	—	—	—	—	—	—	126,710	126				16,387,277	—	—	16,387,403
Issuance of warrants on convertible instruments	—	—	—	—	—	—	—	—	—	—	—	162,553	—	—	162,553
Issuance of Preferred stock C for acquisition of Water Right	—	—	—	—	—	—	—	—	20,000	20	(20,000,000)	19,999,980	—	—	—
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	—	1,168	—	1,168
Dividends payable			—	—	—	—	—	—	—	—	—	—	—	(16,572)	(16,572)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,493,081)	(8,493,081)

Balances at June 30, 2025 (Restated)	474,969	$474	1,000	$1	650	$1	126,710	$126	20,000	$20	(20,000,000)	$156,674,582	$35,278	$(167,992,381)	$(11,281,919)

Balances at December 31, 2025	749,450	749	—	$—	1,300	$1	122,731	$122	—	$—	—	$166,563,528	$33,828	$(181,899,055)	$(15,300,828)

Share based compensation	—	—	—	—	—	—	—	—	—	—	—	176,972	—	—	176,972
Conversion of preferred stock B to common stock	485,030	485	—	—	—	—	(24,252)	(24)	—	—	—	(461)	—	—	(0)
Conversion of notes payable to common stock	66,693	67	—	—	—	—	—	—	—	—	—	84,363	—	—	84,430
Issuance of common stocks on ELOC	789,030	789	—	—	—	—	—	—	—	—	—	1,371,187	—	—	1,371,976
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	—	(23,289)	—	(23,289)
Dividends payable			—	—	—	—	—	—	—	—	—	—	—	(376,076)	(376,076)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,136,469)	(2,136,469)

Balances at March 31, 2026	2,090,202	$2,090	—	—	1,300	1	98,479	$98	20,000	$—	—	$168,195,590	$10,539	$(184,411,600)	$(16,203,284)

Share based compensation	—	—	—	—	—	—	—	—	—	—	—	1,107,558	—	—	1,107,558
Conversion of Preferred stock B to common stock	209,600	210	—	—	—	—	(10,480)	(10)	—	—	—	(200)	—	—	(0)
Issuance of common stocks on ELOC	1,827,418	1,827	—	—	—	—	—	—	—	—	—	1,575,340	—	—	1,577,168
Accumulated Comprehensive loss - Translation, net	—	—	—	—	—	—	—	—	—	—	—	—	2,178	—	2,178
Contribution from shareholders												184,015			184,015
Dividends payable			—	—	—	—	—	—	—	—	—	—	—	(361,894)	(361,894)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(2,054,787)	(2,054,787)

Balances at June 30, 2026	4,127,220	$4,127	—	$—	1,300	$1	87,999	$88	88,000	$0	—	$171,062,303	$12,717	($186,828,280)	$(15,749,047)

Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.
Condensed Consolidated Statement of Cash Flows
For the Six Months Ended June 30, 2026 and 2025
(Unaudited)

	2026	2025
Net loss	$(4,191,256)	$(12,143,532)
(Income)loss from discontinued operations	46,393	(504,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		4,642
Amortization of debt discount	26,894	1,653,683
ROU assets, net	(5,656)	811
Change in FV of Derivative	(8,664)	—
Shares issued for services	—	35,000
Non-cash share-based compensation	1,284,530	194,621
Loss on write-off of investment	250,000	—
Loss on fair value of investment	41,554
Gain/ (Loss) on extinguishment of debt	—	5,560,482
Changes in working capital items:
Accounts receivable, net	1,432	148,119
Inventory, net	(21,384)	42,072
Prepaid expenses and other current assets	128,816	10,126
Deposits	22,734	—
Accounts payable and accrued expenses	(382,731)	2,169,807
Accrued interest payable	785,166	460,164

Net cash used in operating activities - continuing operations	(2,022,172)	(1,359,169)

Cash flows from investing activities:
Capital expenditures	12,926	—
Loss of Disposal/write off	(217,479)	—
Net cash used in investing activities - continuing operations	(204,553)	—

Cash flows from financing activities:
Proceeds from issuance of Common stock	2,949,144	—
Proceeds from issuance of debt	—	1,081,650
Proceeds from issuance of Preferred stock		651,000
Principal repayment of debt	(740,041)	(280,484)
Net cash provided by financing activities - continuing operations	2,209,103	1,452,166

Cash flows from discontinued operations
Operating cash flows	—	(45,230)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash provided by (used in) discontinued operations	—	(45,230)

Net cash effect of exchange rate changes on cash	(21,111)	(45,900)

Net change in cash and cash equivalents	(38,733)	1,867

Cash and cash equivalents, beginning of year	281,435	15,346

Cash and cash equivalents, end of period	$242,702	$17,213

Supplemental disclosure of cash flow information:
Cash paid for Interest	$71,161	$132,441

Supplemental disclosure of non-cash investing and financing activities
Creation of promissory note related to deferred financing costs associated with ELOC proceeds.	540,132	—
Notes payable and accrued interest converted to common stock (226,770 shares in 2026 & 224,541 shares in 2025)	84,430	1,665,954

Non-cash debt discount in the form of issuance of equity instruments in conjunction with convertible notes	—	659,958

Series-B Convertible Preferred Stock Issued 126,710 Shares exchanged for $12,670,435 notes payable and accrued interest	—	16,387,404

Series-C Convertible Preferred Stock Issued 20,000 Shares exchanged for Subscription Receivable	—	20,000,000

Shares and per share amounts are reflective of the 1 for 4 reverse split that occurred on July 24, 2026.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 1 – Business Organization and Nature of Operations

Splash Beverage Group, Inc. (the “Company” or “Splash”) is a Nevada corporation was historically seeking to identify, acquire, and build early stage or under-valued beverage brands that have strong growth potential within its distribution system.

As a result of its lack of meaningful sales in the beverage business, beginning in 2026 Splash is transitioning to the regulated wellness and cannaboid markets. The second quarter of 2026 marked an important strategic inflection point for the Company as management began repositioning Splash Beverage Group from a legacy beverage company toward a cannabinoid health and wellness platform focused on long-term value creation.

During the second quarter of 2026, the Company continued evaluating strategic alternatives designed to reposition its business for long-term growth. While Splash Beverage Group has historically operated as a branded beverage company, management believes the Company's public platform, industry relationships and leadership experience present opportunities to participate in higher-growth segments of the cannabinoid health and wellness industry.

As part of this strategic evaluation, the Company explored opportunities to expand beyond its legacy beverage portfolio through acquisitions, licensing arrangements and strategic partnerships involving cannabinoid wellness products and related health technologies. Although the previously announced proposed merger with Medterra was ultimately not completed, management believes that process reinforced its conviction regarding the long-term opportunity within the cannabinoid sector and informed the Company's current strategic direction.

The Company's strategic repositioning has been led by Interim Chief Executive Officer Brady Cobb and Interim Chief Operating Officer Mike Bondurant, each of whom has significant experience building, financing, operating and commercializing businesses within the cannabinoid industry. Management believes this experience provides the Company with a differentiated perspective as it evaluates opportunities across pharmaceutical, wellness and consumer cannabinoid markets.

Following the end of the second quarter, the Company began executing this strategy through a series of transactions and strategic initiatives intended to establish a diversified cannabinoid health sciences platform. These developments are discussed elsewhere in this Quarterly Report and in the Company's other filings with the Securities and Exchange Commission, including its Current Reports on Form 8-K.

On August 5, 2026, the Company filed a Certificate of Amendment (the “Amendment”) to its Articles of Incorporation with the Nevada Secretary of State to change the Company’s name. On August 6, 2026, in order to correct a scrivener’s error in the filing of the Amendment, the Company filed a Certificate of Correction with the Nevada Secretary of State to correct the change in the Company’s name pursuant to the Amendment to the correct name of “Endovia Health Sciences, Inc.”

Management remains focused on pursuing capital-efficient opportunities that leverage strategic partnerships, proprietary intellectual property and experienced leadership while seeking to create sustainable long-term value for shareholders.

During the second quarter, management submitted a formal compliance plan to NYSE American outlining the Company's actions to restore compliance with the Exchange's continued listing standards. Subsequent to quarter end, NYSE American accepted the Company's plan, providing a defined compliance period through January 29, 2027.

On July 24, 2026, the Company implemented a 1.0 for 4.0 reverse stock split. All Common Stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. All common stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and the requirements of the U.S. Securities and Exchange Commission (the “SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. Accordingly, they do not include all of the information and footnotes normally included in financial statements prepared in conformity with U.S. GAAP. They should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s 2025 Annual Report on Form 10-K, filed with the SEC on April 15, 2026 (the “Form 10-K”).

The accompanying condensed consolidated financial statements are unaudited and include all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of its condensed financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the entire year.

Basis of Presentation and Consolidation

These consolidated financial statements include the accounts of Splash and its wholly owned subsidiaries Splash Beverage Holdings LLC (“Holdings”), Splash International Holdings LLC (“International”), Splash Mex SA de CV (“Splash Mex”), and Copa di Vino Wine Group, Inc. (“Copa di Vino” or “CdV”). All intercompany balances have been eliminated in consolidation.

Our investment in Salt Tequila USA, LLC was historically accounted for at cost, as the Company did not have the ability to exercise significant influence. During the six months ended June 30, 2026, the Company recognized an impairment charge of $250,000 related to this investment, bringing the carrying amount to $0 on the accompanying condensed consolidated balance sheet as of June 30, 2026.

Our accounting and reporting policies confirm to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CORRECTION OF PRIOR PERIOD ERROR

The Company identified a material prior period error in the Consolidated Balance Sheet and Statement of Stockholders Equity recognition of water rights. On June 25, 2025, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with a third party (the “Seller”) under which the Seller sold certain water assets located in Costa Rica to the Company in exchange for $20 million of Series C Convertible Preferred Stock (the “Series C”). The Company issued the Series C to the Seller. Section 1.04 of the Asset Purchase Agreement required the Seller to deliver the water assets by December 31, 2025 or pay the Company $20 million in cash. Section 1.04 of the Asset Purchase Agreement further stated that failure to deliver either the water assets or the $20 million by December 31, 2025 rendered the Series C to be “null, void, and of no further force or effect.” The Seller failed to comply with either requirement. As a result, on April 14, 2026, the Board of Directors of the Company terminated the Asset Purchase Agreement and cancelled the Series C effective December 31, 2025.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The Company assessed the materiality of this change in presentation on prior period consolidated financial statements in accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” (ASC Topic 250, Accounting Changes and Error Corrections). Based on this assessment, the Company concluded that these error corrections in its Consolidated Statements of Cash Flows are to the previously presented consolidated financial statements. The corrections had an impact on the Consolidated Balance Sheet and Consolidated Statements of Changes in Stockholders’ Equity, and notes to these consolidated financial statements, for any previously presented interim periods ended June 30, 2025 and September 30, 2025. Accordingly, the Company corrected the previously reported errors in the annual report for the years ended December 31, 2025 and 2024 in its Annual Report on Form 10-K for the year ended December 31, 2025.

The financial reporting periods affected by this error include the Company’s previously reported unaudited consolidated financial statements for the periods ended June 30, 2025 and September 30, 2025. In addition, the Company expects to present the corrected interim 2025 amounts in its 2026 consolidated interim financial statements upon the filing of each of its Quarterly Reports on Form 10-Q on a year-to-date basis as a correction to applicable 2025 periods.

Corrected Consolidated Balance Sheet and Statement of Stockholder equity for the period listed below:

Schedule of Consolidated Balance Sheet and Statement of Stockholder equity
	June 30, 2025
	As Reported	Correction	As Corrected
Water rights	$20,000,000	$(20,000,000)	$—
Subscriptions receivable	$—	$20,000,000	$20,000,000

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at June 30, 2026 or December 31, 2025.

Our cash in bank deposit accounts, at times, may exceed federally insured limits of $250,000. At June 30, 2026 and December 31, 2025, the Company’s cash on deposit with financial institutions, at times, had not exceeded federally insured limits of $250,000.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated recoverable amounts and are periodically evaluated for collectability based on past credit history with clients and other factors. The Company establishes provisions for losses on accounts receivable on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. At June 30, 2026 and December 31, 2025, our accounts receivable amounts are reflected net of allowances of $14,316 and $15,748 respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value, accounted for using the weighted average cost method. The inventory balances at June 30, 2026 and December 31, 2025 consisted of raw materials, work-in-process, and finished goods held for distribution. The cost elements of inventory consist of purchase of products, transportation, and warehousing. The Company establishes provisions for excess or inventory near expiration are based on management’s estimates of forecast turnover of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecast amounts may result in recording additional provisions for excess or expired inventory in the future. Provisions for excess inventory are included in cost of goods sold and have historically been adequate to provide for losses on inventory. The Company manages inventory levels and purchase commitments in an effort to maximize utilization of inventory on hand and under commitments. The amount of our reserve was $0 at June 30, 2026 and December 31, 2025.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Property and Equipment

The Company records property and equipment at cost when purchased. Depreciation is recorded for property, equipment, and software using the straight-line method over the estimated economic useful lives of assets, which range from 3-39 years. Company management reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable.

During the quarter ended June 30, 2026, the Company sold a company-owned vehicle to a current member of the Board of Directors, for $10,154. The transaction was approved by the Board of Directors. Depreciation expense totaled $10,605 and $37,017 for the six months ended June 30, 2026 and June 30, 2025, respectively. Property and equipment as of June 30, 2026 and December 31, 2025 consisted of the following:

Schedule of property and equipment
	2026	2025
Auto	—	45,420
Computer Software	5,979	5,979
Office furniture & equipment	1,500	1,500
Total cost	7,479	52,899
Accumulated depreciation	(7,749)	(39,963)
Property, plant & equipment, net	—	12,926

Investment in Avicanna

On June 9, 2026, the Company completed a $217,479 (CDN$300,000) investment in Avicanna Inc. (TSX: AVCN), a commercial-stage cannabinoid-based biopharmaceutical company focused on clinical research, patient care, and developing pharmaceutical products. The Company received 2,000,000 common shares and 1,000,000 warrants.

The investment in Avicanna is recorded at fair value. During the period ended June 30, 2026, the Company recorded a change in value of $41,554, which is included in the accompany unaudited condensed consolidated statement of operations as a part of Loss on Fair Value of Investment.

The investment represents a strategic capital allocation aligned with Splash’s previously announced transformation into a cannabinoid-based health, wellness, and healthcare-focused platform company.

Excise taxes

The Company pays alcohol excise taxes based on product sales to both the Oregon Liquor Control Commission and to the U.S. Department of the Treasury, Alcohol and Tobacco Tax and Trade Bureau (TTB). The company also pays taxes to the State of Florida – Division of Alcoholic Beverages and Tobacco. The Company is liable for the taxes upon the removal of product from the Company’s warehouse on a per gallon basis. The federal tax rate is affected by a small winery tax credit provision which decreases based upon the number of gallons of wine production in a year rather than the quantity sold.

Fair Value of Financial Instruments

Financial Accounting Standards (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Level 1 -	Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 -	Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The liabilities and indebtedness presented on the condensed consolidated financial statements approximate fair values at June 30, 2026 and December 31, 2025, consistent with recent negotiations of notes payable and due to the short duration of maturities and market rates of interest.

The following table presents the derivative financial instruments, the Company’s only financial liabilities, measured and recorded at fair value on the Company’s consolidated balance sheet on a recurring basis, and their level within the fair value hierarchy as of June 30, 2026 and December 31, 2025:

Schedule of derivative financial instruments
Balance December 31, 2025	$189,582
Creation of derivative liability	—
Change in value	(8,664)
Balance June 30, 2026	$180,918

June 30, 2026

Schedule of derivative liability
	Amount	Level 1	Level 2	Level 3
Investment in Avicanna	$175,925	$175,925	$—	$—
Embedded conversion derivative liability	$180,918	$—	$—	$180,918
Total	$356,843	$175,925	$—	$180,918

 December 31, 2025

	Amount	Level 1	Level 2	Level 3
Embedded conversion derivative liability	$189,582	$—	$—	$189,582
Total	$189,582	$—	$—	$189,582

The table below shows the option-pricing model inputs used by the Company to value the derivative liability at each measurement date:

Schedule of option-pricing model inputs
	June 30, 2026	Year ended December 31, 2025
Expected term	.25 years	.50 years—
Expected average volatility	134.1%	109% -122%
Expected dividend yield	—	—
Risk-free interest rate	4.01%	4.43%—

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Embedded debt costs in convertible debt instruments

In August 2020, the FASB issued “ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”) which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition was permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption was permitted no earlier than the fiscal year beginning after December 15, 2020. The Company has adopted ASU 2020-06 effective January 1, 2024 and has removed the effects of any embedded conversion features from certain of our convertible instruments.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (Topic 606). This guidance sets forth a five-step model which depicts the recognition of revenue in an amount that reflects what the Company expects to receive in exchange for the transfer of goods or services to customers.

The Company recognizes revenue when the Company’s performance obligations under the terms of a contract with the customer are satisfied. Product sales occur for the Splash Beverage and E-commerce businesses once control of the Company’s products are transferred upon delivery to the customer. Revenue is measured as the amount of consideration that the Company expects to receive in exchange for transferring goods, and revenue is presented net of provisions for customer returns and allowances. The amount of consideration the Company receives and revenue the Company recognizes varies with changes in customer incentives offered to the Company’s customers and their customers. Sales taxes and other similar taxes are excluded from revenue.

Distribution expenses to transport our products, and warehousing expense after manufacture are accounted for in Other General and Administrative cost.

Cost of Goods Sold

Cost of goods sold include the costs of products, packaging, transportation, warehousing, and costs associated with valuation allowances for expired, damaged or impaired inventory. The cost of transportation from production site to other 3rd party warehouses or customer is included in Other General and Administrative cost.

Other General and Administrative Expenses

Other General and Administrative expenses includes Amazon selling fees, cost associated with the outbound shipping and handling of finished goods, insurance cost, consulting cost, legal and audit fees, Investor Relations expenses, travel & entertainment expenses, occupancy cost and other cost.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, ”Compensation - Stock Compensation”. Under the fair value recognition provisions, cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the award’s vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

We measure stock-based awards at the grant-date fair value for employees, directors and consultants and recognize compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of our common stock, and for stock options and warrants, the expected life of the option and warrant, and expected stock price volatility and exercise price. We used the Black-Scholes option pricing model to value its stock-based awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The expected life of stock options/warrants were estimated using the “simplified method,” which calculates the expected term as the midpoint between the weighted average time to vesting and the contractual maturity, we have limited historical information to develop reasonable expectations about future exercise patterns. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, we use comparable public companies as a basis for its expected volatility to calculate the fair value of award. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the award. The estimation of the number of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, ”Income Taxes”. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. The Company records a valuation allowance when it is more likely than not that the deferred tax assets will be realized.

Company management assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.

For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. Company management has determined that there are no material uncertain tax positions at June 30, 2026 and December 31, 2025.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company’s convertible debt or preferred stock (if any), are not included in the computation if the effect would be anti-dilutive.

Weighted average number of shares outstanding excludes anti-dilutive common stock equivalents, including stock options, warrants to purchase shares of common stock and shares issuable upon the conversion of notes payable.

Weighted average number of shares outstanding excludes anti-dilutive Common Stock equivalents, including warrants to purchase shares of Common Stock and warrants granted by our Board that have not been exercised totaling 856,249.

Schedule of net loss per common share
Net income/(loss) per common shares:	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Net income/(loss)	$(4,144,683)	$(11,638,696)
Dividends on Series A-1 and B preferred stock	(595,796)	—
Weighted-average shares outstanding	2,723,657	446,224
Net loss per common share	$(1.52)	$(27.31)

There were no adjustments to the net income (loss) available to common shareholders for the three and six months ended June 30, 2025.

Advertising

The Company conducts advertising for the promotion of its products. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. The Company recorded advertising expense of $27,250 and $18,295 for the three months ended June 30, 2026 and 2025, respectively. The Company recorded advertising expense of $44,524 and $40,721 for the six months ended June 30, 2026 and 2025, respectively.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Goodwill and Intangibles Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is not subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate carrying value may exceed the fair value. This evaluation is performed at the reporting unit level. If a qualitative assessment indicates that it is more likely than not that the fair value is less than carrying value, a quantitative analysis is completed using either the income or market approach, or a combination of both. The income approach estimates fair value based on expected discounted future cash flows, while the market approach uses comparable public companies and transactions to develop metrics to be applied to historical and expected future operating results.

At the time of acquisition, the Company estimates the fair value of the acquired identifiable intangible assets based upon the facts and circumstances related to the particular intangible asset. Inherent in such estimates are judgments and estimates of future revenue, profitability, cash flows and appropriate discount rates for any present value calculations. The Company preliminarily estimates the value of the acquired identifiable intangible assets and then finalizes the estimated fair values during the purchase allocation period, which does not extend beyond 12 months from the date of acquisition.

Long-lived assets

The Company evaluates long-lived assets for impairment when events or changes in circumstances may indicate the carrying amount of the asset group, generally an individual warehouse, may not be fully recoverable. For asset groups held and used, including warehouses to be relocated, the carrying value of the asset group is considered recoverable when the estimated future undiscounted cash flows generated from the use and eventual disposition of the asset group exceed the respective carrying value. In the event that the carrying value is not considered recoverable, an impairment loss is recognized for the asset group to be held and used equal to the excess of the carrying value above the estimated fair value of the asset group. For asset groups classified as held-for-sale (disposal group), the carrying value is compared to the disposal group’s fair value less costs to sell. The Company estimates fair value by obtaining market appraisals from third party brokers or using other valuation techniques.

Foreign Currency Gains/Losses

Foreign Currency Gains/Losses — foreign subsidiaries’ functional currency is the local currency of operations and the net assets of foreign operations are translated into U.S. dollars using current exchange rates. Gains or losses from these translation adjustments are included in the condensed consolidated statement of operations and other comprehensive loss as foreign currency translation gains or losses. Translation gains and losses that arise from the translation of net assets from functional currency to the reporting currency, as well as exchange gains and losses on intercompany balances, are included in foreign currency translation in the condensed consolidated statement of operations and comprehensive loss. The Company incurred foreign currency translation net gain of $2,178 and $1,168 for the three months ending June 30, 2026 and 2025 respectively. The Company incurred foreign currency translation net loss of $21,111 and $45,902 for the six months ending June 30, 2026 and 2025 respectively.

Liquidity, Capital Resources and Going Concern Considerations

The Company’s consolidated financial statements have been prepared on the basis of US GAAP for a going concern, on the premise that the Company is able to meet its obligations as they come due in the normal course of business. The Company historically has incurred significant losses and negative cash flows from operation since inception and had net-loss of approximately $4.2 million for six-month period ended June 30, 2026 and accumulated deficit of approximately $186.8 million through June 30, 2026. During the six-month period ended June 30, 2026, the Company’s net cash used in operating activities totaled approximately $2.0 million. Additionally, the Company’s current liabilities exceed its current assets, and it has a working capital deficit. To date the Company has generated cash flows from issuances of equity and indebtedness. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

The Company received approximately $1.0 million from the issuance of common stocks for the three months ending June 30, 2026. The Company received approximately $2.9 million from the issuance of common stocks for the six months ending June 30, 2026.

Management’s plans in regard to these matters include actions to sustain the Company’s operations, such as seeking additional funding to meet its obligations and implement its business plan. The Company has issued preferred stock as part of its strategy to regain compliance with the NYSE American listing standards and reduce debt. These preferred shares, specifically Series B 12% convertible preferred stock, were issued in exchange for promissory notes. The preferred stock offers a 12% cumulative dividend and potential conversion to common stock, subject to shareholder approval and an increase in authorized common stock. In June 2025, the company exchanged approximately $12.67 million outstanding promissory notes and accrued interest for 126,710 shares of Series B Preferred Stock. By converting debt into equity, the Company enhances its balance sheet, reduces interest expense, and improves its shareholder equity position in furtherance of its goal of complying with exchange requirements.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to continue as a going concern, adjustments would be necessary to the carrying values of its assets and liabilities and the reported amounts of revenues and expenses could be materially affected.

Recent Accounting Pronouncements

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements, which is intended to improve the navigability of the guidance in ASC 270, Interim Reporting, and clarify when it applies. Under the amendments, an entity is subject to ASC 270 if it provides interim financial statements and notes in accordance with GAAP. ASU 2025-11 also addresses the form and content of such financial statements, interim disclosures requirements, and establishes a principle under which an entity must disclose events since the end of the last annual reporting period that have a material impact on the entity. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and early adoption is permitted. The Company is currently evaluating the impact of this ASU on its financial statements.

In September 2025, the FASB issued ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software, which amends the guidance in ASC 350-40, Intangibles – Goodwill and Other – Internal-Use Software. The amendments modernize the recognition and disclosure framework for internal-use software costs, removing the previous “development stage” model and introducing a more judgment-based approach. The ASU is effective for fiscal years beginning after December 15, 2027, and for interim periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its financial statements.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (Subtopic 220-40). The ASU requires the disaggregated disclosure of specific expense categories, including purchases of inventory, employee compensation, depreciation, and amortization, within relevant income statement captions. This ASU also requires disclosure of the total amount of selling expenses along with the definition of selling expenses. The ASU is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Adoption of this ASU can either be applied prospectively to consolidated financial statements issued for reporting periods after the effective date of this ASU or retrospectively to any or all prior periods presented in the consolidated financial statements. Early adoption is also permitted. This ASU will likely result in the required additional disclosures being included in our consolidated financial statements, once adopted. The Company is currently evaluating the impact this guidance will have on its financial statement disclosures.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable

Notes payable are generally nonrecourse and secured by all Company owned assets.

Schedule of notes payable
	Interest Rate	June 30, 2026	December 31, 2025
Notes Payable and Convertible Notes Payable

In December 2020, the Company entered into a 56- month loan with a company in the amount of $1,578,237. The loan requires payments of 3.75% through November 2022 and 4.00% through September 2025 of the previous month’s revenue. Note is due September 2025. Note is guaranteed by a related party see note 6.	17%	188,839	188,839

In May 2021, the Company entered into a six-month loan with an individual in the amount of $10,000. The loan had an original maturity of October 2021 with principal and interest due at maturity. The loan was extended to October 31, 2024. The note was in default.	7%	10,000	10,000

In August 2022, the Company entered into a 56-months auto loan in the amount of $45,420. The auto loan was paid off.	2.35%	—	13,514

In August 2023, the Company entered into a twelve-month loan with an individual in the amount of $300,000. The convertible note included the issuance of 37,500 shares of common stocks. The loan matures in August 2024 with principal and interest due at maturity with conversion price of $3.40 per share and is non-interest bearing.	—%	43,000	43,000

In October 2023, the Company entered into a three-month loan with an individual in the amount of $500,000. The loan matures in January 2024 with principal and interest due at maturity. The loan was extended to June 2024.	10%	500,000	500,000

In October 2023, the Company entered into a loan with an individual in the amount of $130,000. The loan requires payment of 17% of daily Shopify sales.	—%	58,612	58,612

In April 2024, the Company entered into a commercial financing agreement in the amount of $815,000 and will be paid weekly until the loan is paid in full. The loan was in default.	—%	313,120	331,335

In June 2024, the Company entered into a revenue purchase agreement in the amount of $250,000. 4% of revenue will be paid weekly until the loan is paid in full.	—%	13,459	13,459

In September 2024, the Company entered into a merchant cash advance agreement in the amount of $325,000 to be paid weekly until the loan is paid in full.	—%	10,861	10,861

In September 2024, the Company entered into an agreement with individuals totaling in the amount of $590,000. There is no stated maturity. $290,000 was exchanged to Series B Preferred stock in June 2025	—%	300,000	300,000

In October 2024, the Company entered into an agreement with individuals totaling in the amount of $950,000. There is no stated maturity, the proceeds of which were to be used for a future acquisition which did not occur.	—%	640,000	950,000

In November 2024, the Company entered into a merchant cash advance agreement in the amount of $340,000 to be paid weekly until the loan is paid in full. The loan was in default.	—%	240,713	256,713

In December 2024, the Company entered into a twelve-month loan with an individual in the amount of $500,000. The loan matures in December 2025 with principal and interest due at maturity.	12%	225,000	225,000

In January 2025, the Company entered into a 12-month loan with individuals in the amount of $350,000. The note included 100% warrant coverage. The loan had a maturity of January 2026 with principal and interest due at maturity with conversion price of $40 per share. The loan of $150,000 were converted to Series B Preferred stock in June 2025.	12%	$200,000	200,000

In July 2025, the Company entered into a convertible promissory note in the amount of $30,000. The loan was due on August 31, 2025	12%	$14,250	30,000

In August 2025, the Company entered into a convertible promissory note with individuals totaling in the amount of $241,280. The loan had a maturity of May 2026 with principal and interest due at maturity. The loans are convertible at 75% multiplied by the lowest trading price for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date, subject to a 4.99% equity blocker. The loan was paid off.	22%	—	241,280

In August 2025, the Company entered into a convertible promissory note in the amount of $183,280. The loan had a maturity of June 2026 with principal and interest due at maturity. The loans are convertible at 75% multiplied by the lowest trading price for the Company’s common stock during the 10 trading day period ending on the latest complete trading day prior to the conversion date, subject to a 4.99% equity blocker. The loan was paid off.	22%	—	183,280

In September 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $2,200,000. The loan matures in September 2026 with principal and interest due at maturity and is convertible into the Company’s Common Stock at a conversion price equal to the lower of $7.00and $0.04 above the closing price on the date of conversion.	0%	2,200,000	2,200,000

In November 2025, the Company entered into a twelve-month loan with individuals totaling in the amount of $500,000. The loan matures in November 2026 with principal and interest due at maturity and is convertible into the Company’s Common Stock at a conversion price equal to the lower of $7.00 and $0.04 above the closing price on the date of conversion.	0%	500,000	500,000

In June 2026, the Company entered into a twelve-month loan with relating to ELOC financing cost	0%	540,132	—

	Total notes payable	$5,997,984	$6,255,893

	Less notes discount		(26,894)
	Less current portion	(5,997,984)	(6,225,581)

	Long-term notes payable	$—	$3,418

Interest expense on notes payable was $231,020 and $625,047 for the three months ended June 30, 2026 and 2025, respectively. Interest expense on notes payable was $1,120,475 and $1,262,392 for the six months ended June 30, 2026 and 2025, respectively. Accrued interest amounted to $3,076,398 as of June 30, 2026.

The Company recognized approximately $13,450 and approximately $674,962 of interest expense attributable to the amortization of the debt discount during the three months ended June 30, 2026 and 2025, respectively. The Company recognized approximately $26,894 and approximately $1,653,683 of interest expense attributable to the amortization of the debt discount during the six months ended June 30, 2026 and 2025, respectively.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 3 – Notes Payable, Related Party Notes Payable, Convertible Bridge Loans Payable, Revenue Financing Arrangements and Bridge Loan Payable, continued

As of June 30, 2026, and December 31, 2025, the balance of the unamortized debt discount was $0 and $26,894 respectively. The Company adopted ASU 2020-06 on January 1, 2024, which resulted in the reversal of the original beneficial conversion feature (BCF) amount to additional paid in capital for $2,191,103, reversal of the unamortized debt discount related to the beneficial conversion feature (BCF) for $932,047 with the balance being recorded through retained earnings for $1,259,056.

The Company’s effective interest rate was 21.69% for the six months ended June 30, 2026.

As of June 30, 2026, the Company’s convertible note balances are convertible into approximately 2,566,324 shares of common stock

Note 4 – Licensing Agreement and Royalty Payable

The licensing agreement between TapouT LLC and the Company was terminated in Q1 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable. The Company has reserved $330,000 that is included in legal reserve in the condensed consolidated statement of operations and comprehensive loss relating to the termination of the ABG agreement.

In connection with the Copa Asset Purchase Agreement, we acquired the license to certain patents from 1/4 Vin SARL (“1/4 Vin”). On February 16, 2018, the Copa DI Vino® entered into three separate license agreements with 1/4 Vin SARL, (1/4 Vin). 1/4 Vin has the right to license certain patents and patent applications relating to inventions, systems, and methods used in the Company’s manufacturing process. In exchange for notes payable, 1/4 Vin granted the Company a nonexclusive, royalty-bearing, non-assignable, nontransferable, terminable license which would continue until the subject equipment is no longer in service or the patents expire. On April 4, 2025, the Company entered into a settlement agreement with CdV (the “Settlement Agreement”) under which the parties agreed to the settlement of two lawsuits brought by CdV against the Company in Oregon and Florida, and the Company agreed to pay CdV a total of $0.7 million with interest accruing at 12% per annum, with installment payments beginning on November 4, 2025 in monthly payments of $63,000 plus applicable accrued interest. The Settlement Agreement provides for certain events of default, the occurrence of which, subject to the Company’s right to cure within 15 days as to a payment default or 30 days with respect to other defaults, would entitle CdV to accelerate payment of the settlement amount, file suit against the Company and/or exercise its right to setoff against any funds or other property in CdV’s possession. Note 9 – Discontinued Operations below.

Note 5– Stockholders’ Equity

Common Stock

On July 24, 2026, the Company implemented a 1.0 for 4.0 reverse stock split. All Common Stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to maintain the company’s listing on the NYSE American

On March 27, 2025, the Company implemented a 1.0 for 40.0 reverse stock split. The reverse stock split was authorized by the Company’s Board of Directors on March 14, 2025. All common stock shares stated herein have been adjusted to reflect the split. The purpose of this reverse split was to ensure that the Company can meet the per share price requirements of the NYSE American.

During the three months ended June 30, 2026, we sold 1,827,418 shares of Common Stock for total gross proceeds of $1,577,168 pursuant to the ELOC Agreement. During the three months ended June 30, 2026, 10,480 shares of Preferred-B were converted into 209,600 shares of common stock.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 5– Stockholders’ Equity, continued

During the six months ended June 30, 2026, we sold 2,616,447 shares of Common Stock for total gross proceeds of $2,949,144 pursuant to the ELOC Agreement and 66,693 shares for conversion of notes payable and accrued interest totaling $84,430. During the six months ended June 30, 2026, 34,732 shares of Preferred-B were converted into 694,630 shares of common stock.

ELOC Letter Agreement

On January 26, 2026, the Company entered into an agreement (the “Letter Agreement”) with C/M Capital Master Fund, LP (the “Investor”) which Investor is the counterparty to that certain Securities Purchase Agreement dated September 19, 2025 establishing an equity line of credit facility between the Company and the Investor (the “ELOC Agreement”). Pursuant to the Letter Agreement, the Company in lieu of issuing the Investor shares of Common Stock referred to in the ELOC Agreement as the “Commitment Shares”, as such term is defined and described in the ELOC Agreement, the Company instead issued to the Investor a promissory note (the “Note”). The Note has an initial principal amount of $525,000, which shall be subject to increase up to $700,000 in connection with sales made under the ELOC Agreement which increase, if applicable, would reflect the additional 0.5% of Commitment Shares the Investor was previously entitled to receive under the ELOC Agreement. The Note bears no interest unless an event of default occurs whereupon interest accrues at a rate of 10% per annum and matures on January 26, 2028. We incurred a commitment fee of $525,000, additional ELOC fees of $15,131 and a NYSE fee of $65,000 associated with the ELOC during the six months ended June 30, 2026.

In addition, following the repayment of prior promissory notes originally issued on September 22, 2025 to the Investor and an affiliate, the Note is subject to mandatory prepayments from net proceeds received by the Company under the ELOC Agreement after the first $3 million of net proceeds equal to 30% of any further net proceeds.

ELOC Sales

During the three months ended June 30, 2026, we sold 1,827,418 shares of Common Stock for total gross proceeds of $1,577,168 pursuant to the ELOC Agreement. During the six-months ended June 30, 2026, we sold 2,616,448 shares of Common Stock for total gross proceeds of $2,949,144 pursuant to the ELOC Agreement.

Preferred Stock

The Company evaluated the classification of the Preferred Stock and related warrants issued with the Series A-1 Preferred Stock in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Based on this assessment, management determined that the Preferred Stock and warrants meet the criteria for equity classification. Specifically, the instruments are not mandatorily redeemable, do not embody obligations to repurchase the Company’s shares by transferring assets, and do not require settlement in a variable number of shares with a monetary value that is fixed, tied to a variable other than the Company’s own stock, or indexed to something other than the Company’s stock. The warrants are indexed solely to the Company’s Common Stock and meet the scope exception under ASC 815-10-15. Accordingly, the Preferred Stock and related warrants have been classified as components of stockholders’ equity in the accompanying condensed consolidated financial statements.

The Company has issued four series of preferred stock: Series A, A-1, B, and C, each with distinct rights and preferences as outlined below. Note agreements were amended to be exchanged for Preferred B and the impact of those amendments is subject to further review.

The Series A was automatically redeemed after the Company’s 2025 annual stockholders’ meeting.

 Voting Rights

●	Series A-1 carries 45 votes per share.
●	Series B and Series C do not carry any voting rights.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 5– Stockholders’ Equity, continued

Dividends

●	Series A-1 and Series B carry a fixed 12% annual dividend, payable quarterly in arrears, in either cash or payment-in-kind (PIK) at the Company’s discretion. These dividends are mandatory and take priority over any dividends on Common Stock, regardless of whether Common Stock dividends are declared.
●	Series C does not accrue dividends.

Conversion into Common Stock

●	Series A-1 is convertible into Common Stock at 80% of the VWAP, subject to a floor of $5.00 and a ceiling of $16.00. A-1 is convertible into a range of 65,625 to 210,000 Common Stock.
●	Series B is also convertible at 80% of the VWAP, with a floor of $5.00 and a ceiling of $24.00 and is convertible into a range of 529,583 to 2,542,0000 Common Stock.
●	Series C is convertible at a fixed price of $12.00, The parties agreed on April 9, 2026 that, notwithstanding anything in the Agreement or in any other agreements and documents between the parties to the contrary, the parties hereby agree to rescind and nullify the Transaction effective December 31, 2025. In the furtherance thereof, the Company hereby agrees to transfer the Purchased Assets to Utopia, and Utopia hereby agrees to surrender the Purchase Price consisting of 20,000 shares of the Company’s Series C Convertible Preferred Stock which were issued to Utopia, to the Company, in each case effective as of December 31, 2025. The Series C issuance was subsequently cancelled pursuant to the Asset Purchase Agreement.

Redemption – at the sole discretion of the Company

●	Series A-1 and Series B are redeemable by the Company after two years from the date of issuance, for $1,050,000 and $12,700,000, respectively.
●	Series C is not redeemable.

Seniority

●	Series B is the most senior class (Seniority Level 1).
●	Series A-1 ranks junior to Series B (Seniority Level 2).
●	Series C is the most junior class (Seniority Level 3).

During the three months ended June 30, 2026, 10,480 shares of Preferred-B were converted into 209,600 shares of common stock. During the six months ended June 30, 2026, 34,732 shares of Preferred-B were converted into 694,640 shares of common stock.

During the year ended December 31, 2025, 3,979 shares of Preferred-B were converted into 82,195 shares of common stock.

Stock Plan

In July 2020, the Board adopted the 2020 Stock Incentive Plan (the “2020 Plan”), which provides for the grant of Options, Restricted Stock Awards, Stock Appreciation Rights, Performance Units and Performance Bonuses to consultants and eligible recipients. The total number of shares that may be issued under the 2020 plan was 38,096 as of June 30, 2026.

The 2020 Plan has an “evergreen” feature, which provides for the annual increase in the number of shares issuable under the plan by an amount equal to 5% of the number of issued and outstanding common shares at year end, unless otherwise adjusted by the board. In October 2023, the shareholders voted to increase the number of shares issuable under the Plan to 7.5%. At January 1, 2025 the number of shares issuable under the 2020 plan increased by 31,340 shares.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 5– Stockholders’ Equity, continued

2020 Equity Incentive Plan

Schedule of stock option activity
Options	June 30, 2026		June 30, 2025
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

Balance - January 1*	51,064	$121.56	54,053	$118.40

Granted	—	—	3,750	24.16
Exercises	—	—	—	—
Cancelled	972	52.80	3,125	52.80

Balance –June 30,	50,092	$122.16	54,678	$115.20

Exercisable – June 30,	48,602	$123.04	46,023	$126.72

During the six-month period ended June 30, 2026 and June 30, 2025, the company granted 0 and 3,750 options to new employees under the 2020 plan, respectively. During the six-month period ended June 30, 2026 and June 30, 2025, stock-based compensation was recorded $0 and $159,531 respectively.

The fair value of stock options granted in June 30, 2025 has been measured at $90,531 using the Black-Scholes option pricing model with the following assumptions: exercise price $24.16, expected life 10 years, expected volatility 254%, expected dividends 0%, risk free rate 4.0%.

2025 Equity Incentive Plan

On September 25, 2025 the Company adopted the 2025 Equity Incentive Plan covering 1,328,945 shares of Common Stock of which have been or may be issued or may be issuable to employees, non-employee directors, officers, consultants and advisors of the Company and its subsidiaries

The following is a summary of the Company’s stock option activity:

Schedule of stock option activity Equity Incentive Plan
Options	2026
	Number of Options	Weighted Average Exercise Price

Balance - January 1*	—	$—

Granted	1,328,945	1.00
Exercises	—	—
Cancelled	—	—

Balance – June 30,	1,328,945	$1.00
Granted	—	—
Exercises	—	—
Cancelled	—	—

Balance – June 30,	1,328,945	$1.00

Exercisable – June 30,	1,203,945	$1.00

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 5– Stockholders’ Equity, continued

During the six month period ended June 30, 2026 and June 30, 2025, the company granted 1,328,945 and 0, respectively options to employees, consultants and board members under the 2025 plan.

The fair value of stock options granted under the 2025 Plan during the period ended June 30, 2026 has been measured at $1,266,445 using the Black-Scholes option pricing model with the following assumptions: exercise price $1.00, expected life 10 years, expected volatility 426%, expected dividends 0%, risk free rate 4.46%. As of June 30, 2026, the remaining unamortized expense associated with options granted under the 2025 Plan amounted to $93,750.

During the six months ended June 30, 2026 a former CEO of the Company forgave an accrued bonus in the amount of $184,015, which was recorded as a contribution on the accompanying condensed consolidated statement of stockholders’ equity.

Common Stock Issuable, Liability to Issue Stock and Shareholder Advances

Note 6 – Related Parties

During the normal course of business, the Company incurred expenses related to services provided by the former CEO or Company expenses paid by the former CEO, resulting in related party payables. In conjunction with the acquisition of Copa di Vino, the Company also entered into a Revenue Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, additional Guarantor and each of the subsidiary guarantors from time-to-time party thereto (each a “Guarantor”, and, collectively, the “Guarantors”), and Decathlon Alpha IV, L.P. (the “Lender”). The Note Payable to Decathlon with a balance of $188,839 and accrued penalties of $2,903,000 at June 30, 2026 and $2,325,544 at December 31, 2025. Under the Loan and Security Agreement, the Company received $1,578,237 in December 2020, has paid the lender $2,022,298 and allegedly owes $3,059,424. The Company is engaged in discussions with the lender since it believes the loan is unconscionable under Utah law and therefore not enforceable.

On September 2024 and November 2024 the Company also entered into a Merchant Cash Advance Agreement (the “Loan and Security Agreement”) by and among the Company, Robert Nistico, as an additional Guarantor and each of the subsidiary Guarantors from time-to-time party thereto, and with Timeless Funding LLC (the “Lender”). The Loan and Security Agreement provided a loan of $325,000 and $340,000, with the gross and interest amount of $52,41 and $173,400 respectively with the Lender (the “Credit Facility”). There was $267,574 and $147,614 respectively outstanding under this agreement as of December 31, 2025.

There were related party advances from our then Chief Executive Officer, Robert Nistico, in the amount of approximately $0.4 million outstanding as of June 30, 2026 and approximately $0.4 million as of December 31, 2025. The advances bear interest at rates ranging from 4% to 7% per annum, and interest expense was accrued in accordance with the terms of the arrangements.

Note 7 – Investment in Salt Tequila USA, LLC

The Company has a marketing and distribution agreement with SALT Tequila USA, LLC (“SALT”) for the manufacturing of our Tequila product line in Mexico.

The Company has a 22.5% percentage ownership interest in SALT, this investment is carried at cost less impairment, the investment does not have a readily determinable fair value. The Company has the right to increase our ownership to 37.5%.

During the six-months ending June 30, 2026 the Company recorded an impairment of $250,000.

Note 8 –Leases

The Company has various operating lease agreements primarily related to real estate and office. The Company’s real estate leases represent a majority of the lease liability. Lease payments are mainly fixed. Any variable lease payments, including utilities, common area maintenance are expensed during the period incurred. Variable lease costs were immaterial for the quarter ended June 30, 2026 and 2025. A majority of the real estate leases include options to extend the lease. Management reviews all options to extend at the inception of the lease and account for these options when they are reasonably certain of being exercised.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in operating expense on the Company’s condensed consolidated statement of operations and comprehensive loss. Operating lease cost was $88,603 and $184,136 during the period ended June 30, 2026 and 2025, respectively. During the six months ended June 30, 2026 the Company cancelled all operating leases.

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

NOTE 9 – Discontinued Operations

On December 24, 2020, the Company entered into an Asset Purchase Agreement with CdV, pursuant to which the Company purchased certain assets and assumed certain liabilities that comprise the CdV business for a total purchase price of $5,980,000, payable in the combination of $2,000,000 in cash, a $2,000,000 convertible promissory note to CdV and a variable number of shares of the Company’s common stock based on an attainment of revenue hurdles.

On April 4, 2025, the Company entered into a settlement agreement with CdV (the “Settlement Agreement”) under which the parties agreed to the settlement of two lawsuits brought by CdV against the Company in Oregon and Florida, and the Company agreed to pay CdV a total of $0.7 million with interest accruing at 12% per annum, with installment payments beginning on November 4, 2025 in monthly payments of $63,000 plus applicable accrued interest. The Settlement Agreement provides for certain events of default, the occurrence of which, subject to the Company’s right to cure within 15 days as to a payment default or 30 days with respect to other defaults, would entitle CdV to accelerate payment of the settlement amount, file suit against the Company and/or exercise its right to setoff against any funds or other property in CdV’s possession.

Due to the lack of working capital to fund operations, it formed a license agreement with a 3rd party to allow the continued production and flow of product to the customers so that it could later be recovered as the funding challenges were then deemed as only temporary. As the lack of funding persisted through the full year of 2025, the Company subsequently determined it no longer intends to relaunch the product line. As a result, accordingly, the Company has classified the related assets and liabilities associated with its CdV as discontinued operations in its consolidated balance sheets and the results of its logistics and transportation services business has been presented as discontinued operations in its consolidated statements of operations for all periods presented as the discontinuation of its business had a major effect on its operations and financial results. Unless otherwise noted, discussion in the other notes to consolidated financial statements refers to the Company’s continuing operations.

The following table presents the major classes of assets and liabilities of the discontinued operations related to the Subsidiaries:

Schedule of major classes of assets and liabilities of the discontinued operations
	June 30,	December 31,
	2026	2025
Assets of discontinued operations:
Cash	$—	$—
Accounts receivable, net	—	—
Prepaid Expenses	—	—
Inventory	—	—
PP&E	—	—
Total assets of discontinued operations	$—	$—

Liabilities of discontinued operations:
Notes payable, current portion	$773,018	$726,625
Accounts payable	747,087	754,087
Accrued expenses	—	—
Lease liabilities, current portion	—	—
Liabilities of discontinued operations, current portion	1,520,105	1,480,712
Total liabilities of discontinued operations	$1,520,105	$1,480,712

The following table summarizes the results of operations of discontinued operations:

Splash Beverage Group, Inc.

 Notes to the Condensed Consolidated Financial Statements

Note 9 – Discontinued Operations, continued

Schedule of discontinued operations
	Six Months Ended June 30,
	2026	2025
Revenues	$—	$393,072
Cost of revenues, excluding depreciation and amortization	—	416,913
Gross loss	—	(23,841)
Operating expenses	(46,393)	(480,995)
Other expenses	—	—
Loss from discontinued operations	$(46,393)	$(504,836)

Note 10 – Segment Reporting

The Company has two reportable operating segments: (1) the manufacture and distribution of non-alcoholic and alcoholic brand beverages, and (2) the e-commerce sale of beverages. These operating segments are managed separately and each segment’s major customers have different characteristics. Segment Reporting is evaluated by our Chief Executive Officer and Chief Financial Officer.

Note: The Copa di Vino business is included in our Splash Beverage Group segment.

Schedule of segment reporting information
	3 months ended		6 months ended
Revenue, net	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Splash Beverage	—	—	4,224	9,594
E-Commerce	—	—	—	35,656

Net Revenue, net, continuing operations	—	—	$4,224	$45,200

	3 months ended		6 months ended
Segment Operating loss:	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Splash Beverage	(2,007,321)	(1,246,547)	(2,974,396)	(2,634,423)
E-Commerce	(45)	(255,444)	(11,940)	(525,871)

Total Contribution after marketing	$(2,007,366)	$(1,501,991)	$(2,986,336)	$(3,160,294)

	3 months ended		6 months ended
Reconciliation of segment loss to corporate loss:	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Other income/expense	(43,383)	—	6,848	(1,845)
Amortization of debt discount	(13,448)	(674,962)	(26,894)	(1,653,683)
Interest income and expense	57,156	(625,047)	(831,799)	(1,262,392)
Gain/(loss) on Extinguishment of debt	38,683	(5,560,482)	38,683	(5,560,482)
Loss on inventory write off	—	—	(30,078)	—
Loss on asset write off	(11,126)	—	(282,397)	—
Loss on fair value of investment	(41,554)	—	(41,554)	—
Change in FV of Derivative	12,644	—	8,664	—
Reconciliation of segment loss to corporate loss	(1,028)	(6,860,491)	(1,158,527)	(5,935,618)
Loss from continuing operations	$(2,008,394)	$(8,362,482)	$(4,144,863)	$(11,638,696)

	6 months ended
Total Assets	June 30, 2026	June 30, 2025
Splash Beverage Group	1,051,101	1,186,548
Assets of discontinued operations	—	1,022,179
E-Commerce	25,231	28,162
Total Assets	$1,076,332	$2,236,889

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Note 11– Commitment and Contingencies

The Company is a party to asserted claims and are subject to regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

On April 29, 2026, the Company received notification from NYSE Regulation that the Company is not in compliance with the continued listing standards due to its negative stockholders’ equity at December 31, 2025. NYSE American requires a minimum of $6 million of equity for issuers with a history of net losses like the Company. On July 8, 2026, the Company received notice from NYSE Regulation (the “NYSE”) that the NYSE has determined to accept the Company’s plan to regain compliance with the NYSE American’s shareholders’ equity requirement as outlined in Section 1003(a)(i), (ii), and (iii) of the Company Guide (the “Compliance Plan”), which the Company submitted to the NYSE on May 29, 2026. Pursuant to the Compliance Plan, the Company has until January 29, 2027 to regain compliance with the continued listing standards of the NYSE American.

The licensing agreement between TapouT LLC and the Company was terminated in the first quarter of 2024. The parties are engaged in active and constructive settlement discussions pursuant to the terms of the agreement’s termination provisions. Based on the settlement discussions, the Company anticipates that any final settlement will not exceed the amounts already recorded in its legal reserve and accrued accounts payable.

Note 12 – Subsequent Events

From July 1, 2026 through August 18, 2026, the Company sold and issued a total of 2,308,012 shares of common stock pursuant to that certain Securities Purchase Agreement dated September 19, 2025 with C/M Capital Master Fund, LP as purchaser (the “ELOC Agreement”) for total gross proceeds of $1,265,063.

On July 6, 2026, the Company acquired the exclusive worldwide rights to the pharmaceutical product marketed under the brand name CannEpil®, comprising the licensor’s proprietary compounded isolated cannabinoid formulation of CBD and THC isolates, for the treatment, prevention, management, or amelioration of drug-resistant epilepsy, refractory epilepsy, seizure disorders, and all related neurological conditions in humans, including as an adjunctive or add-on therapy pursuant to a (the “License Agreement”) with Argent Biopharma Limited, the owner of CannEpil® (the “Licensor”).

In consideration for the license, the Company issued a lender of the Licensor 5,500 shares of a newly designated series of preferred stock having a stated value of $5,500,000 in satisfaction of amounts that were owed by the Licensor to a lender.

In connection with the License Agreement, C/M Capital Partners, LP, an affiliate of C/M, the Company’s equity line, committed to invest at least $1 million in securities of the Company, as may be determined between the parties, within 60 days to support the Company’s development and commercialization efforts with respect to the Licensed Product. In addition, the Company agreed to pay C/M a sales bonus of $1 million upon the Company achieving $5 million in cumulative net revenue, in the form of preferred equity, cash, or a combination thereof, as mutually agreed in good faith between C/M and the Company, within 30 days of such achievement. Under the License Agreement, the Company agreed to use commercially reasonable efforts to achieve development milestones within certain timeframes and our ability to achieve these milestones is not guaranteed and may require additional capital to obtain regulatory approval for, and to commercialize CannEpil®. Additionally, pursuant to the License Agreement as amended,

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

the Company granted to the Licensor a 15% royalty on net revenue generated from the Company’s sales of CannEpil® attributable to the human field of use, and 10% on net revenue generated from sales of CannEpil® attributable to the veterinary field of use. The Licensor was also granted the right to act as the manufacturer for the Company’s sale of the Licensed Product, subject to the terms and conditions set forth in the License Agreement and to a detailed supply agreement and quality agreement which the parties agreed to negotiate in good faith and execute within 120 days following our receipt of certain required information from the Licensor. Given our limited resources and personnel, as well as certain uncertainties inherent in the License Agreement, our ability to generate revenue from the Licensed Product and the intended uses and benefits of the License, and the potential prospects and demand for CannEpil®, are not guaranteed and may materially differ from those contemplated. We may incur substantial expenses and divert management from other elements of our business in pursuit of our efforts related to the Licensed Product without resulting in a material benefit to our business, in which case our operating results and your investment in us could be materially adversely affected. Further, our initial focus for the Licensed Product is on veterinary uses, and our limited capital resources and staffing may hinder us in our efforts or our ability to further the development of the product for either veterinary or human uses.

On July 10, 2026, the Company entered into a letter agreement with Decathlon Alpha IV, L.P., the lender under that certain Revenue Loan and Security Agreement dated December 24, 2020, as amended (the “Loan Agreement”), pursuant to which the parties agreed that the Company may satisfy its outstanding obligations under the Loan Agreement totaling $2,834,689 by paying to the lender $301,801 on or before August 31, 2026. Under the letter agreement, upon the lender’s receipt of such payment on or before such date, the Company will be forever irrevocably and unconditionally released and discharged from any and all of its obligations under the Loan Agreement, including any claims, charges, demands, fees, liabilities, obligations, indebtedness (including the outstanding balance remaining), damages, costs and expenses arising out of the Loan Agreement.

On July 14, 2026, the Company announced a 1-for-4 reverse stock split.

On July 15, 2026, the Company entered into amendments to certain settlement agreements, which the Company had previously entered into with three separate prior investors of the Company (the “Investors”) in February 2026. Pursuant to the amendments, the Company and each Investor agreed to extend the due date for the remaining settlement payments payable by the Company to provide that 50% of the remaining unpaid settlement payments, or a total of $137,798, shall be paid on July 15, 2026 (which the Company paid on that date), and the remaining 50% of the unpaid settlement payments, or a total of $137,798, shall be due on July 31, 2026, with interest accruing thereon at a rate of 12% per annum and reasonable attorneys’ fees incurred by the Investors. The Company had previously agreed to pay installments to each investor totaling $100,000 by June 30, 2026 and $137,798 by July 15, 2026. The settlement agreements relate to amounts invested by the Investors in October 2024 in connection with agreements which the Investors claimed the Company had breached. All payments have been made in accordance with the agreement.

On July 28, 2026, the Company and the Licensor entered into an addendum (the “Addendum”) to that certain exclusive global license agreement for CannEpil®, dated July 6, 2026 (the “License Agreement”). Pursuant to the Addendum, the License Agreement was amended to: (i) expand the field of use under the License Agreement to include veterinary applications; (ii) provide for an amended royalty rate payable to the Licensor equal to 10% of Net Revenue (as defined in the License Agreement) attributable to veterinary applications and 15% of Net Revenue attributable to human applications; and (iii) extend various deadlines provided for under the License Agreement.

On July 31, 2026, the Company entered into a Development and Collaboration Agreement (the “Collaboration Agreement”) with Lupvindol Biosciences Ltd. (“Lupvindol”), pursuant to which Lupvindol has agreed to lead the development of, and all U.S. Food and Drug Administration (“FDA”) regulatory activities for, a new animal drug to be developed from the Company’s pharmaceutical product marketed under the brand name CannEpil® (the “Product”), which the Company licenses pursuant to an Exclusive License Agreement with Argent Biopharma Limited dated July 6, 2026, as amended on July 27, 2026 (the “License Agreement”). The Collaboration Agreement provides that Lupvindol will advance the Product as a cannabinoid-based Investigational Veterinary Product through the FDA Center for Veterinary Medicine Investigational New Animal Drug (“INAD”) and conditional approval pursuant to Section 571 of the Federal Food,

Splash Beverage Group, Inc.

Notes to the Condensed Consolidated Financial Statements

Drug, and Cosmetic Act (the “Conditional Approval”), including by working to (a) obtain and maintain an INAD with the FDA Center for Veterinary Medicine; (b) develop and execute a comprehensive plan for the development of the Product acceptable to the FDA (the “Product Development Plan”); (c) conduct all preclinical and clinical studies required for Conditional Approval of the Product; (d) file for and obtain Conditional Approval of the Product; and (e) support the commercialization and licensing efforts for the Product.

In consideration of Lupvindol’s services, the Company has agreed to provide milestone funding and commercial and capital markets support to Lupvindol. The milestone funding is set forth as follows: (a) $95,000 upon execution of the Collaboration Agreement; (b) $75,000 upon the opening of the INAD with the FDA; (c) $65,000 upon completion of the Product Development Plan; (d) $125,000 upon the submission to the FDA representing the inflection point of the program; (e) $250,000 upon the filing of the submission for Conditional Approval of the Product; and (f) $500,000, plus an ongoing royalty equal to 4% of net sales of the Product (which terminates on the 10th anniversary of the first commercial sale of the Product), upon the grant of Conditional Approval of the Product or an earlier licensing transaction. In lieu of the royalty, Lupvindol may elect to receive shares of the Company’s common stock on the terms set forth in the Collaboration Agreement, which contemplates any such payment in shares valued based on the greater of (i) the volume-weighted average trading price of the Company’s common stock on the NYSE American for the five trading days immediately preceding the date of Lupvindol’s election notice and (ii) the minimum price at which a share of common stock may be issued in accordance with the rules of the NYSE American, subject to the conditions set forth in the Collaboration Agreement.

PROSPECTUS

Endovia Health Sciences, Inc.

Formerly known as Splash Beverage Group, Inc.

Offering of 5,000,000 Shares of Common Stock

August 24, 2026